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Exhibit 99.1

FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this offering circular contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current events. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

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  our business strategies;

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  changes in demand for our products;

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  fluctuations in interest rates, exchange rates and currency values;

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  availability and pricing of raw materials;

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  fluctuations in energy prices;

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  changes in the end-use markets in which our products are sold;

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  changes in the general economic conditions in North America and Europe and in other locations in which we currently do business;

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  technological changes affecting production of our materials;

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  governmental and environmental regulations and changes in those regulations;

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  hazards associated with chemicals manufacturing;

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  risks associated with negotiating, consummating and integrating acquisitions, especially relating to the Dynamit Nobel Acquisition;

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  risks associated with competition and the introduction of new competing products, especially in the Asia-Pacific region; and

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  risks associated with international sales and operations.

        Any or all of our forward-looking statements in this offering circular may turn out to be wrong. They can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this offering circular will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially.

        Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Also, please note that we provide a cautionary discussion of risks and uncertainties under the caption "Risk Factors" in this offering circular. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could adversely affect our business and results of operations. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Risk Factors Relating to Our Business

Risks Associated with Acquisitions—We may not be able to successfully integrate Dynamit Nobel or other acquisitions we may make in the future.

        The process of combining the businesses of Dynamit Nobel or any of our recent bolt-on acquisitions, or any other future acquisition, and Rockwood involves risks. We may face difficulty integrating the new operations, technologies, products and services of Dynamit Nobel or any of our recent bolt-on acquisitions, or any other future acquisition, and may incur unanticipated expenses related to those integrations. The difficulties of combining operations may be magnified by integrating personnel with differing business backgrounds and corporate cultures. Completion of the Dynamit Nobel Acquisition required, and the continuing integration of Dynamit Nobel with Rockwood requires, a substantial amount of management's time. Failure to successfully manage and integrate these acquisitions with our existing operations could lead to the potential loss of customers of the acquired business, the potential loss of employees who may be vital to the new operations, the potential loss of business opportunities or other adverse consequences that could affect our financial condition and results of operations. Even if integration occurs successfully, failure of the Dynamit Nobel Acquisition or any future acquisition to achieve levels of anticipated sales growth, profitability or productivity comparable with those achieved by our existing operations, or otherwise not perform as expected, may adversely impact our financial condition and results of operations. We have incurred, and will continue to incur, certain liabilities and expenses in connection with the Dynamit Nobel Acquisition, our recent bolt-on acquisitions or any future acquisitions.

Limited Relevance of Financial Information—Our historical and pro forma financial information may not be representative of our results as a combined company.

        The historical financial information included in this offering circular consists of separate financial statements of Rockwood and Dynamit Nobel for periods prior to the consummation of the Dynamit Nobel Acquisition. Furthermore, the historical financial statements of Dynamit Nobel are derived from the historical accounting records of mg technologies ag and are presented on a "carve-out" basis to include the historical operations applicable to Dynamit Nobel as operated under mg technologies ag. The historical financial information of Dynamit Nobel includes all revenues and costs directly attributable to Dynamit Nobel as operated under mg technologies ag, including compensation for executives of Dynamit Nobel, costs for facilities, functions and services used by Dynamit Nobel at mg technologies ag's sites and costs for certain functions and services performed by centralized mg technologies ag's financial and cash management system. In addition, the pro forma financial information presented in this offering circular is based on certain assumptions regarding the integration of Dynamit Nobel that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the historical and pro forma financial information included in this offering circular may not reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future.

Currency Fluctuations—Because a significant portion of our operations is conducted in foreign currencies, fluctuations in currency exchange rates may impact our financial condition and results of operations and may affect the comparability of our results between financial periods.

        Our operations are conducted by subsidiaries in many countries. The results of their operations and financial condition are reported in the local currency and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements. The exchange rates between some of these currencies and the dollar in recent years have fluctuated significantly and may continue to do so in the future. As a result of the Dynamit Nobel Acquisition, a significantly larger portion of our net sales and cost of products sold is now denominated in euros. On a pro forma basis after giving effect to the Transactions, approximately 42.0% of our net sales for the year ended December 31, 2003 would have been made in euros. This increases the impact of the fluctuation of the euro against the U.S. dollar.

        Furthermore, because a portion of our new senior secured credit facilities are denominated in euros, we are subject to fluctuation in the exchange rate between the U.S. dollar and the euro, which may have an adverse effect on our financial position and may also affect the comparability of our results between financial periods. For example, the dollar-euro noon buying rate announced by the Federal Reserve Bank of New York decreased from US$1.00 = €1.065 on December 31, 2000 to US$1.00 = €0.7938 on December 31, 2003. In addition, because our financial statements are reported in U.S. dollars, the translation effect of such fluctuations has in the past significantly impacted, and may in the future, significantly impact our financial condition and results of operations and may affect the comparability of our results between financial periods. We also incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the local currency of the transacting entity.

        We cannot assure you that we will be able to effectively manage our currency translation and/or transaction risks or that any volatility in currency exchange rates will not have a material adverse effect on our financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Historic Rockwood—Factors Which Affect Rockwood's Results of Operations—Currency Fluctuations."

Regulation of Our Raw Materials, Products and Facilities—Our business could be adversely affected by regulation to which our raw materials, products and facilities are subject.

        Some of the raw materials we handle, and our products and facilities are subject to government regulation. These regulations affect the manufacturing processes, uses and applications of our products.

        For example, the manufacturing processes and facilities of Dynamit Nobel Special Chemistry and Finorga business lines within our Custom Synthesis segment, which specialize in commercial production of pharmaceutical intermediates, are subject to regulatory requirements of the FDA, including current Good Manufacturing Practice (or cGMP) regulations or other applicable foreign regulatory agencies such as the central European agency for medicines (EMEA). In addition, certain lithium compounds manufactured by our Fine Chemicals business line of our Specialty Chemicals segment are also subject to FDA regulation. Furthermore, the manufacture and supply of ceramic-on-ceramic ball head and liner components for hip joint prostheses systems by our Advanced Ceramics segment may also be subject to the FDA's Quality System Regulation (or QSR), which imposes GMP requirements on the manufacture of medical devices. Regulatory requirements of the FDA are complex, and any failure to comply with them could subject us and/or our customers to fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, denial of government approvals, withdrawal of marketing approvals and criminal prosecution and could adversely impact our net sales, undermine goodwill established with our customers, damage commercial prospects for our products and materially adversely affect our results of operations.

        In addition, some of our subsidiaries' products contain raw materials, such as arsenic pentoxide, carbon disulfide, lithium carbonate, telrahydrofucan, copper, chromic acid, silica, zinc chromate and lead, that are deemed hazardous materials in certain situations. The use of these materials is regulated and some of these regulations require product registrations, which also are subject to renewal and potential revocation. For example, in February 2002, the EPA announced a voluntary decision by CCA manufacturers to amend their registrations for CCA to limit use of CCA-treated lumber in most residential settings. Ultimately, in March 2003, the EPA amended the registrations for CCA prohibiting CCA treatment of wood, effective December 31, 2003, for use in most residential settings, including play structures, decks, picnic tables, landscaping timbers, residential fencing, patios and walkways and boardwalks. Similar initiatives have been commenced in Canada. In addition, a lawsuit was filed in

December 2002 by various plaintiffs against the EPA seeking a regulatory ban on all uses of CCA, and environmental groups petitioned the Consumer Product Safety Commission, or CPSC, in June 2001 to ban and recall all CCA-treated wood in playground equipment and to refund consumers the cost of the CCA-treated wood playground equipment that they purchased. Although the CPSC denied the petition in November 2003, several forms of legislation are being considered by various jurisdictions in the United States which would further limit the level of arsenic allowed in ground water and disposal sites. These regulations may affect our ability to market certain chemicals we produce containing arsenic pentoxide. The use of arsenic and its derivatives in timber treatment chemicals has largely been phased out under government regulations in Japan starting in 1995, and some European countries have limited its use as well.

        In addition to those specifically referred to above, there is a risk that other key raw materials or one or more of our products may be found to have, or be recharacterized as having, a toxicological or health related impact on the environment or on our customers or employees. If such a discovery or recharacterization occurs, the relevant materials, chemicals or products, including products of our customers incorporating our materials or chemicals, may be recalled or banned or we may incur increased costs in order to comply with new regulatory requirements. Change in regulations, or their interpretation, may also affect the marketability of certain of our products.

Manufacturing Hazards—Hazards associated with chemical manufacturing could adversely affect our results of operations.

        Due to the nature of our business, we are exposed to the hazards associated with chemical manufacturing and the related storage and transportation of raw materials, products and wastes in our manufacturing facilities or our distribution centers. These hazards could lead to an interruption or suspension of operations and have an adverse effect on the productivity and profitability of a particular manufacturing facility or on our company as a whole. For example, over the past three years we experienced fires, explosions or accidents in our manufacturing facilities in Gonzales, Texas; Riddings, Derbyshire, U.K.; Gomet, Italy; Leverkusen, Schlebusch, Germany; and Langelsheim, Germany. Other hazards include:

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  piping and storage tank leaks and ruptures;

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  mechanical failure;

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  employee exposure to hazardous substances;

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  chemical spills and other discharges or releases of toxic or hazardous substances or gases; and

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  inclement weather and natural disasters.

        These hazards may cause personal injury and loss of life, damage to property and contamination of the environment, which could lead to government fines or work stoppage injunctions and lawsuits by injured persons. For example, our subsidiaries had been named as defendants in a wrongful death suit filed by the family of an employee who was fatally injured in an accident in our Clay-based Additives facility in Gonzales, Texas. While we are unable to predict the outcome of this case and other such cases, we cannot assure you that, if determined adversely to us, we will have adequate insurance to cover such claims or that we will have sufficient cash flow to pay for such claims. Such outcomes could adversely affect our financial condition and results of operations.

Raw Materials—Fluctuations in costs of our raw materials, our access to supplies of our raw materials or energy costs could have an adverse effect on our results of operations.

        Although no single raw material represented more than 3.5% of our pro forma cost of products sold in 2003, raw material costs generally account for a high percentage of our total costs of products sold. In 2003, raw materials constituted approximately 45.4% of our pro forma cost of products sold. We generally purchase raw materials based on supply agreements linked to market prices and therefore our results of operations are subject to short-term fluctuations in raw materials prices. These fluctuations limit our ability to accurately forecast future raw material costs and hence our profitability.

        Many of the raw materials we use are commodities, and the price of each can fluctuate widely for a variety of reasons, including changes in availability, major capacity additions or reductions or significant facility operating problems. For example, polyvinyl chloride, or PVC resin, the largest single raw material for our Specialty Compounds segment, is a commodity product and its pricing is directly related to the price of ethylene and chlorine, as well as PVC industry operating rates. Our supply contracts for PVC resin do not specify a fixed price. When PVC resin prices increase, as they did during most of the period since January 2000, we are able to pass only a portion of that increase to our customers but may not be able to pass additional increases to our customers in the future.

        In addition, titanium-bearing slag, our largest raw material (in terms of dollars), is sourced primarily from one supplier in Canada. If our supplier is unable to meet its obligations under our present supply agreement or we are unable to enter into new supply arrangements on competitive terms when our existing short-term supply arrangements expire, we may be forced to pay higher prices to obtain these necessary raw materials. Furthermore, certain of our raw materials, such as cesium and elemental lithium, are sourced from countries where political, economic and social conditions may be subject to instability. In addition, our raw material, elemental lithium, requires a period of time before it can be used to produce lithium compounds. In the event there is an increase in market demand for lithium products, we may not be able to respond to such market demand on a timely basis. Any interruption of supply or any price increase of raw materials could have an adverse effect on our business, financial condition and results of operations.

        Energy purchases in 2003 constituted approximately 4.5% of Rockwood's historical cost of products sold and 5.2% of Dynamit Nobel's historical cost of products sold. Fluctuations in the price of energy limit our ability to accurately forecast future energy costs and hence our profitability. For example, in North America, the price of natural gas increased significantly in the first quarter of 2003 due to political conditions and extreme weather conditions. After leveling off after the first quarter of 2003, these prices began to increase in 2004. If energy prices fluctuate significantly, we may not be able to pass cost increases through to our customers, in which case our business, financial condition and results of operations could be adversely affected.

Environmental, Health and Safety Regulation—Compliance with extensive environmental, health and safety laws could require material expenditures or changes in our operations.

        Our operations are subject to extensive environmental, health and safety laws and regulations at national, international and local levels in numerous jurisdictions. In addition, our production facilities and a number of our distribution centers require operating permits that are subject to renewal and, in some circumstances, revocation. The nature of the chemicals industry exposes us to risks of liability under these laws and regulations due to the production, storage, transportation, disposal and sale of chemicals and materials that can cause contamination or personal injury if released into the environment. Compliance with environmental laws generally increases the costs of registration/approval requirements, the costs of transportation and storage of raw materials and finished products, as well as the costs of the storage and disposal of wastes, and could have a material adverse effect on our results of operations. We may incur substantial costs, including fines, damages, criminal or civil sanctions and remediation costs, or experience interruptions in our operations, for violations arising under these laws or permit requirements. Furthermore, environmental laws are subject to change and have tended to become stricter over time. Such changes in environmental laws or their interpretation, or the enactment of new environmental laws, could result in materially increased capital expenditures and compliance costs.

        In addition, the discovery of contamination arising from historical industrial operations at some of our former and present properties has exposed us, and in the future may continue to expose us, to cleanup obligations and other damages. For example, soil and groundwater contamination is known to exist at several of our facilities, including some which we acquired in the Dynamit Nobel Acquisition.

We are in the process of determining the appropriate remedial actions with the regulatory authorities at those sites. Under the sale and purchase agreement, mg technologies ag and MG NAH are required to indemnify us for certain environmental matters, subject to certain limitations. See "Dynamit Nobel Acquisition—Sale and Purchase Agreement—Environmental Indemnity." However, we cannot assure you that mg technologies ag or MG NAH will adhere to their indemnity obligations to us or that the indemnity will adequately cover any related environmental matters, and we may have to institute proceedings to pursue recovery for such matters. Such legal proceedings may be costly and may require a substantial amount of management attention, which may adversely affect our financial condition and results of operations.

Environmental Indemnities—We may be subject to environmental indemnity claims relating to properties we have divested.

        The discovery of contamination arising from properties that we have divested may expose us to indemnity obligations under the sale agreements with the buyers of such properties or cleanup obligations and other damages under applicable environmental laws. For example, we have obligations to indemnify the buyers of the former explosives business and automotive ignition systems business of Dynamit Nobel for certain environmental matters. Under such sale agreements, these indemnities are not limited as to amount. Furthermore, we have an obligation to indemnify the buyer of our former manufacturing site at Troisdorf, Germany where there has been a discovery of groundwater contamination. We cannot assure that we will have adequate insurance coverage or cash flows to make such indemnity payments. Such payments may be costly and may adversely affect our financial condition and results of operations.

Product Liability—Due to the nature of our business and products, we may be liable for damages arising out of product liability claims.

        The sale of our products involves the risk of product liability claims. For example, some of the chemicals or substances that are used in our businesses, such as arsenic pentoxide, may represent potentially significant health and safety concerns. For example, class action suits had been filed in Louisiana, Florida and Arkansas naming one of our subsidiaries and a number of competitors of our Timber Treatment Chemicals business line in our Performance Additives segment, as well as treaters and retailers, as defendants. In addition, our subsidiary has been named as a defendant in personal injury suits in several jurisdictions with retailers and treaters named as other defendants. Furthermore, there are other similar suits pending against retailers, treaters and other formulators to which we may be eventually named as a defendant. These suits allege, among other things, product liability claims in connection with the use of timber products treated with CCA, which utilizes arsenic pentoxide as a raw material. In addition, a subsidiary in our Advanced Ceramics segment has been named as a defendant in several product liability lawsuits in Europe relating to broken artificial hip joints, which allege negligent manufacturing by our subsidiary of ceramic components used in the production of artificial hip joints. If we are unsuccessful in defending such claims, we cannot assure you that insurance or indemnity arrangements will cover such claims or that our subsidiaries will have sufficient free cash flow to pay such claims.

        We may be subject to future claims with regard to these suits or others like it and we may not be able to avoid significant product liability exposure. A successful product liability claim or series of claims against us in excess of our insurance coverage for payments for which we are not otherwise indemnified or insured could have a material adverse effect on our financial condition or results of operations. For example, for policies renewed on or after November 2002, our insurers excluded CCA from our insurance coverage under our general liability policies. We cannot assure you that our Timber Treatment Chemicals business line will have sufficient cash flow from operations or assets to pay a judgment, if any, for which there is no insurance coverage. Any such judgment could have a material adverse effect on our financial condition or results of operations.

Product Liability—Due to the nature of our business and products, we may be liable for damages arising out of certain indemnity claims.

        We may be subject to indemnity claims for product liability lawsuits relating to products we have sold. For example, our Timber Treatment Chemicals business has entered into indemnity agreements with various customers who purchased CCA-based wood preservatives. Pursuant to those agreements, one of our subsidiaries agreed to defend and hold harmless those customers for certain causes of action, based on domestic mammalian, and in some cases, human toxicity, caused by our CCA-based wood preservative, subject to certain conditions. Our Timber Treatment Chemicals business, and several of our customers were named as defendants in several class action suits relating to CCA-based wood preservatives. Our Timber Treatment Chemicals business may be required to pay indemnity claims in connection with CCA-based wood preservatives under such agreements to one or more of its customers. If our Timber Treatment Chemicals business is required to pay one or more indemnity claims, we cannot assure you that insurance or indemnity arrangements from Degussa (the successor to Laporte, from which an entity controlled by affiliates of KKR acquired the certain specialty chemicals business lines that formed Rockwood in the KKR Acquisition) will cover such claims or that our subsidiary will have sufficient free cash flow to pay such claims.

        In addition, our Specialty Chemicals segment's former subsidiary that manufactures insulating glass sealants has been named as a defendant in several product liability lawsuits relating to alleged negligent manufacturing of these sealants. Pursuant to the sale and purchase agreement, one of our Specialty Chemicals' subsidiaries may be required to pay indemnity claims for a limited number of years. If such subsidiary is required to pay indemnity claims, we cannot assure you that our insurance will cover such claims or that our subsidiary will have sufficient cash flow to pay such claims. One or more of these claims could adversely affect our financial condition or results of operations.

Cyclicality—Downturns in cyclical industries and general economic conditions could adversely affect our profitability.

        Our products are used in certain industries that are cyclical in nature, such as the automotive, data and communications and electronics industries. In addition, sales to the construction market are driven by trends in commercial and residential construction, housing starts and trends in residential repair and remodeling. Downturns in one or more of these industries could severely reduce demand for our products. For example, the telecommunications market has experienced a similar downturn, which has affected the results of operations of our Specialty Compounds segment, and in recent years the semiconductor market has experienced a severe downturn, which has affected the results of operations of our Electronics segment.

        In addition, downturns in general economic conditions, whether in a particular region or globally, could reduce demand for our products. We cannot assure you that an economic downturn in one or more of the markets or geographic regions in which we sell our products would not have a material adverse effect on our results of operations.

Pharmaceutical industry—We may not be able to renew our contracts with Custom Synthesis' pharmaceutical customers due to their manufacturing strategy, which may adversely affect our results of operations.

        Net sales of pharmaceutical intermediates or active ingredients by our Custom Synthesis segment, which accounted for approximately 11% of our 2003 pro forma net sales, may be negatively impacted by the manufacturing strategy of our customers in the pharmaceutical industry. Pharmaceutical companies may establish back-up production facilities through a second supplier or manufacture these intermediates on their own if they have hazardous chemical production expertise in-house or are willing to make capital investments. Consequently, while we typically enter into long-term supply contracts with our pharmaceutical customers, we may not be able to renew these contracts upon expiration.

FDA Regulation—Our pharmaceutical customers and medical device customers may not receive regulatory approval for their products or their products may be withdrawn by the FDA or similar foreign regulatory agencies. These events could adversely affect our results of operations.

        Pharmaceutical customers of our Custom Synthesis segment to whom we supply our pharmaceutical intermediates and medical device customers of our Advanced Ceramics segment to whom we supply our ceramic-on-ceramic ball head and liner components are subject to FDA regulation, including premarket approval of their products and post market compliance requirements. The FDA may take three years or longer to grant premarket approval, if at all. Once approved, our customers' pharmaceutical products and total hip prostheses systems may be withdrawn from the market either voluntarily by our customers or as a result of the FDA's or a foreign equivalent's withdrawal of marketing approval or removal of such products for a number of reasons including safety, Good Manufacturing Practices, or GMP, or Quality System Regulation, or QSR, problems with our products or our customers' final products. These factors relating to our customers in the pharmaceutical industry and medical devices industry could significantly limit our net sales generated by our Custom Synthesis segment and Advanced Ceramics segment, respectively, and may have a material adverse effect on our financial condition and results of operations.

Competition—Our industry is highly competitive. The end-use markets in which we compete are also highly competitive. This competition may adversely affect our results of operations.

        Each of the niche markets in which we compete is highly competitive. We face significant competition from major international producers as well as smaller regional competitors. Our most significant competitors include major chemicals and materials manufacturers and diversified companies, a number of which have revenues and capital resources exceeding ours.

        In addition, within the end-use markets in which we compete, competition between products is intense. Substitute products also exist for many of our products. Therefore, we face substantial risk that certain events, such as new product development by our competitors, changing customer needs, production advances for competing products or price changes in raw materials, could result in declining demand for our products as our customers switch to substitute products or undertake manufacturing of such products on their own. If we are unable to develop and produce or market our products to effectively compete against our competitors, our results of operations will materially suffer.

        We believe that our customers are increasingly looking for strong, long-term relationships with a few key suppliers that help them reduce costs, improve product performance, or support new product development. To satisfy these growing customer requirements, our competitors have been consolidating within product lines through mergers and acquisitions. We may also need to invest and spend more on research and development and marketing costs to strengthen existing customer relationships, as well as attract new customers. We are highly leveraged and currently expect to use a substantial portion of cash flow from operations to reduce our debt. As a result, our debt level could limit our flexibility to react to these industry trends and our ability to remain competitive.

Product Innovation—If we are not able to continue our technological innovation and successful commercial introduction of new products, our profitability could be adversely affected.

        Our industries and the end-use markets into which we sell our products experience periodic technological change and product improvement. Manufacturers periodically introduce new generations of products or require new technological capacity to develop customized products. Our future growth will depend on our ability to gauge the direction of the commercial and technological progress in all key end-use markets and upon our ability to fund and successfully develop, manufacture and market products in such changing end-use markets. We will have to continue to identify, develop and market innovative products on a timely basis to replace or enhance existing products in order to maintain our profit margins and our competitive position. We cannot assure you that we will be successful in developing new products and/or technology, either alone or with third parties, or licensing intellectual property rights from third parties on a commercially competitive basis or that any of our new products will be accepted by our customers. If we fail to keep pace with the evolving technological innovations in our end-use markets on a competitive basis, our business, financial condition and results of operations could be adversely affected.

Dependence on Intellectual Property—If our intellectual property were copied by competitors, or if they were to develop similar intellectual property independently, our results of operations could be negatively affected.

        Our success depends to a significant degree upon our ability to protect and preserve our intellectual property rights, which rights we own or have pursuant to licenses granted to us by third parties. We own numerous patents and have registered a number of trademarks and service marks, and have applied for additional patents, trademarks and service marks. In addition, it is our policy to enter into confidentiality and patent assignment agreements with most of our key employees and third parties to protect our proprietary expertise and other trade secrets. We also engage in certain research and development activities with third parties, and enter into agreements with respect to confidentiality and ownership and use of resultant intellectual property. These agreements, however, may be breached, may not be enforceable, may provide for joint ownership or ownership by a third party of intellectual property or we may not have adequate remedies for a breach by the other party, which could adversely affect our intellectual property rights.

        We may be unable to prevent third parties from using our intellectual property rights without our authorization; from independently developing or otherwise obtaining intellectual property that is the same as or similar or superior to ours; or from designing around our proprietary rights, in each case, particularly in those countries where the laws do not protect our intellectual property rights as adequately as in the United States. The use of our intellectual property rights or intellectual property similar to ours by others could reduce or eliminate any competitive advantage we have developed, adversely affecting our business, financial condition and results of operations. If we must sue to protect, defend or enforce our intellectual property rights, any suits or proceedings could result in significant costs and diversion of company resources and management attention, and we may not prevail in such action. A failure to protect our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

        We conduct research and development activities with third parties and license certain intellectual property rights from third parties and we plan to continue to do so in the future. We endeavor to license or otherwise obtain intellectual property rights on terms favorable to us. However, we may not be able to license or otherwise obtain intellectual property rights on such terms or at all. Our inability to license or otherwise obtain such intellectual property rights, and the expiration of certain of our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

        We cannot assure you that any patents or trademarks or other intellectual property will provide us with any competitive advantage or will not be challenged by third parties. We have been and currently are subject to oppositions of our patents and trademarks by third parties before regulatory bodies in certain jurisdictions. With respect to our pending patent and trademark applications, we may not be successful in securing or defending patents or registered trademarks and our failure to secure and defend these patents or registered trademarks may limit our ability to protect the intellectual property rights that these applications were intended to cover. In addition, a failure to obtain and defend our trademark registrations may impede our marketing and branding efforts and competitive position. A failure to protect our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Risk of Intellectual Property Litigation—Our products or processes may infringe the intellectual property rights of others, which may cause us to pay unexpected litigation costs or damages or prevent us from selling our products.

        Although it is our intention to avoid infringing or otherwise violating the intellectual property rights of others, we cannot be certain that our processes and products do not or will not infringe or otherwise violate the intellectual property rights of others. We may be subject to legal proceedings and claims, including claims of alleged infringement by us or our licensees of the patents, trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming, regardless of the merits of any claim, and could divert our management's attention from operating our businesses.

        If we were to discover or be notified that our processes or products potentially infringe or otherwise violate the intellectual property rights of others, we may need to obtain licenses from these parties or substantially reengineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to re-engineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages and/or be enjoined from using or selling the infringing products or technology. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products and could have a material adverse effect on our business, financial condition and results of operations.

International Operations—As a global business, we are exposed to local business risks in different countries which could have a material adverse effect on our financial condition or results of operations.

        We have significant operations in many countries, including manufacturing facilities, research and development facilities, sales personnel and customer support operations. Currently, we operate, or others operate on our behalf, facilities in Australia, Austria, Brazil, Canada, Chile, China, Czech Republic, France, Germany, Italy, Korea, Malaysia, Mexico, the Netherlands, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan and the United Kingdom, in addition to those in the United States. We generated 66% of our pro forma net sales in 2003 from customers located outside North America. Our operations are affected directly and indirectly by global regulatory, economic and political conditions, including:

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  new and different legal and regulatory requirements in local jurisdictions;

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  export duties or import quotas;

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  domestic and foreign customs and tariffs or other trade barriers;

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  potential difficulties in staffing and labor disputes;

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  managing and obtaining support and distribution for local operations;

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  increased costs of, and availability of, transportation or shipping;

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  credit risk and financial conditions of local customers and distributors;

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  potential difficulties in protecting intellectual property;

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  risk of nationalization of private enterprises by foreign governments;

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  potential imposition of restrictions on investments;

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  potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries;

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  capital controls;

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  foreign exchange restrictions and fluctuations; and

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  local political, economic and social conditions, including the possibility of hyperinflationary conditions and political instability in certain countries.

        In addition, our facilities may be targets of terrorist activities that could result in full or partial disruption of the activities of such facilities.

        We cannot assure you that we will succeed in developing and implementing policies and strategies to counter the foregoing factors effectively in each location where we do business and therefore that the foregoing factors will not have a material adverse effect on our operations or upon our financial condition and results of operations.

        International growth and expansion into emerging markets such as China may cause us difficulty due to greater regulatory barriers than in the United States, the necessity of adapting to new regulatory systems and laws, problems related to entering new markets with different economic, social and political systems, and significant competition from the primary participants in such markets, some of which may have substantially greater resources than we do.

Disaster Recovery Planning—In the event any of our facilities used in the Dynamit Nobel businesses is forced to shut down, we may incur significant remediation or reconstruction costs.

        In the event any of our facilities used in the Dynamit Nobel businesses is forced to shut down for a significant period of time due to natural disaster, power loss, terrorist attacks, telecommunications failures, computer viruses or other similar events, our disaster recovery planning may not be sufficient, and we may experience a significant disruption of our financial reporting systems or the manufacture and distribution of our products and services and/or damage to our relationships with customers. Accordingly, such events may have a material adverse effect on our financial condition, results of operations and cash flows.

Retention of Key Personnel—If we lose certain key personnel or are unable to hire additional qualified personnel, our business could be adversely affected because we may not be able to execute our business strategy.

        Our success depends, in part, upon the continued services of our highly skilled personnel involved in management, research, production and distribution, and, in particular, upon the efforts and abilities of our executive management group. Although we believe that we are adequately staffed in key positions and that we will be successful in retaining key personnel, we cannot assure you that we will be able to retain such personnel on acceptable terms or at all. If we lose the service of any member of our executive management group, we may not be able to execute our business strategy, which in turn could have a material adverse effect on our business, financial condition and results of operations. We do not have key-person life insurance covering any of our employees. Our success also depends upon our ability to attract and retain highly qualified employees.

Relations with Employees—We are subject to stringent labor and employment laws in certain jurisdictions in which we operate, and our relationship with our employees could deteriorate, which could adversely impact our operations.

        A majority of our full-time employees are employed outside the United States, particularly in Germany where many of our Dynamit Nobel businesses are located. In certain jurisdictions where we operate, particularly in Germany, labor and employment laws are relatively stringent and, in many cases, grant significant job protection to certain employees, including rights on termination of employment. In addition, in certain countries where we operate, including Germany, our employees are members of unions or are represented by a works council as required by law. We are often required to consult and seek the consent or advice of these unions and/or respective works' councils. These regulations and laws coupled with the requirement to consult with the relevant unions or works' councils could have a significant impact on our flexibility in managing costs and responding to market changes.

        Furthermore, with respect to our employees that are subject to collective bargaining arrangements or similar arrangements (approximately 3,400 of our 9,761 full-time employees as of August 31, 2004), there can be no assurance that we will be able to negotiate labor agreements on satisfactory terms or that actions by our employees will not disrupt our business. If these workers were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. In addition, if our other employees were to become unionized, we could experience a significant disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business and financial condition and results of operations.

Tax Liabilities—As a result of mg technologies ag's tax restructuring program in September 2001, we may incur tax liabilities.

        Prior to the Dynamit Nobel Acquisition, mg technologies ag implemented a tax restructuring program in Germany. In the event that the resulting structure is challenged by the German tax authorities, we may be required to refund all or a portion of the benefits obtained by mg technologies ag and/or incur additional tax liabilities for current and future periods. Although under the sale and purchase agreement, mg technologies ag has agreed to substantially indemnify us for any such tax liabilities, a successful challenge by the German tax authorities combined with mg technologies ag's failure or inability to satisfy its indemnity obligations may have a material adverse affect on our results of operations.

Anticipated Capital Expenditures—Our required expenditures may exceed our estimates.

        Total combined capital expenditures of Rockwood and Dynamit Nobel for 2003 were $156.3 million, which consisted of maintenance expenditures and substantial investments in new equipment, including our ACQ expansion in the Timber Treatment Chemicals business line of our Performance Additives segment and new equipment relating to our multi-column chromatography in our Custom Synthesis business. Future capital expenditures may be significantly higher, depending on the investment requirements of each of our business lines. Future capital expenditures may also vary substantially if we are required to undertake certain actions to compete with new technologies in our industry. We cannot assure you that we will have the capital necessary to undertake these capital investments. If we are unable to do so, we may not be able to effectively compete in some of our markets, which could have a material adverse effect on our business, financial condition and results of operations. Any significant increase in our capital requirements could adversely affect our financial condition.

Control—A conflict may arise between our interests and those of KKR.

        After giving effect to the Transactions, affiliates of KKR beneficially own, indirectly, approximately 71.8% of our common stock on a fully-diluted basis. Accordingly, affiliates of KKR control our policies and operations and have the power to approve any action requiring stockholder approval, including electing directors, adopting amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our assets. Certain decisions concerning our operations or financial structure may present conflicts of interest between owners of common stock and holders of our notes. We cannot assure you that the interests of these KKR affiliates will not conflict with your interests. See "Management," "Principal Stockholders" and "Related Party Transactions."

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transactions (which include the Dynamit Nobel Acquisition, the Acquisition Financing, the 2004 Management Equity Program, the Interim Refinancing and the Refinancing) on our historical financial condition and our results of operations based on the exchange rate at June 30, 2004 of €1.00=$1.2166. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on June 30, 2004. The unaudited pro forma condensed combined financial information gives effect to the Transactions as if they had occurred on January 1, 2003.

        The following unaudited pro forma condensed combined financial information is based on the audited and unaudited consolidated financial statements of Rockwood and the audited and unaudited combined financial statements of Dynamit Nobel, in each case, included elsewhere in this offering circular, as adjusted to illustrate the estimated pro forma effects of the Transactions. The unaudited pro forma condensed combined financial information should be read together with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," Rockwood's consolidated financial statements and the notes to those statements and Dynamit Nobel's combined financial statements and the notes to those statements.

        The following unaudited pro forma condensed combined financial information has been prepared based upon currently available information and assumptions that we believe are reasonable. Such currently available information and assumptions may prove to be inaccurate over time.

        As of the date of this offering circular, we have not completed the valuation studies necessary to estimate the fair values of the assets we have acquired and liabilities we have assumed and the related allocation of purchase price in accordance with Statement of Financial Accounting Standards No. 141 (Business Combinations), nor have we identified the adjustments, if any, necessary to conform Dynamit Nobel's historical accounting policies to ours. We have allocated the total estimated purchase price, calculated as described in note (g) to the unaudited pro forma condensed combined balance sheet, to the assets acquired and liabilities assumed of Dynamit Nobel based on preliminary estimates of their fair values. Independent valuation specialists are assisting us in determining the fair value of a significant portion of these assets, including property, plant and equipment and identified intangible assets.

        The following unaudited pro forma condensed combined financial information is for illustrative purposes only. Such information does not purport to be indicative of the financial condition and the results of operations that would have been achieved had the Transactions for which we are giving pro forma effect actually occurred on the dates referred to above or the financial condition and the results of operations that may be expected in the future. We have presented pro forma condensed combined financial information for the twelve months ended June 30, 2004 because we believe investors may find such information to be a useful measure of our recent operating performance.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheet
as of June 30, 2004

			Adjustments
($ in millions)	Rockwood Historical	Dynamit Nobel Historical	Transactions (excluding the Refinancing)		Refinancing		Pro Forma As Adjusted
		(as restated)(1)
Assets:
Cash and cash equivalents	$68.3	$9.5	$18.2 (b (c (d (e (f	(a) ) ) ) ) )	$(27.1	)(i)	$68.9
Accounts receivable, net	160.5	254.2	—		—		414.7
Inventories	87.5	275.1	50.2	(g)	—		412.8
Other current assets	20.0	124.9	—		—		144.9

Total current assets	336.3	663.7	68.4		(27.1)		1,041.3
Property, plant and equipment, net	404.6	886.2	73.5	(g)	—		1,364.3
Goodwill	682.5	402.2	259.4	(g)	—		1,344.1
Other intangible assets, net	21.8	19.3	631.7	(g)			672.8
Other assets	23.9	459.0	(340.8 (b (c (g	)(a) ) ) )	(6.5)	(i)	135.6

Total assets	$1,469.1	$2,430.4	$692.2		$(33.6)		$4,558.1

Liabilities and Stockholders' Equity:
Liabilities to related parties	$—	$409.6	$(409.6	)(g)	$—		$—
Other current liabilities, excluding current portion of long-term debt	192.9	287.8	(7.8) (d (g	(c) ) )	—		472.9

Total current liabilities	192.9	697.4	(417.4)	(b)	—		472.9
Long-term debt, including current portion:
Old senior secured credit facilities	447.6	—	(447.6	)(c)	—		—
New tranche A-1 and A-2 term loans	—	—	203.9	(h)	—		203.9
New tranche B term loans	—	—	1,145.0	(b)(h)	—		1,145.0
New tranche C term loans	—	—	334.3	(b)(h)	—		334.3
New senior subordinated loan facility	—	—	641.0 (h	(b) )	(641.0	)(i)	—
2011 Notes	375.0	—	—		—		375.0
Assumed long-term debt		322.9	(134.8	)(c)	—		188.1
Notes offered hereby					625.0	(i)	625.0

Total long-term debt	822.6	322.9	1,741.8		(16.0)		2,871.3

Other liabilities	84.0	372.3	15.5	(g)	—		471.8

Total liabilities	1,099.5	1,392.6	1,339.9		(16.0)		3,816.0
Stockholders' equity, including investment by mg	369.6	1,037.8	(647.7 (c (d (e (f (g	)(b) ) ) ) ) )	(17.6	)(i)	742.1

Total liabilities and stockholders' equity	$1,469.1	$2,430.4	$692.2		$(33.6)		$4,558.1

(1)
See note D-6 to the unaudited condensed combined financial statements of Dynamit Nobel included elsewhere in this offering circular.

See accompanying notes to unaudited pro forma condensed combined balance sheet.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)
Cash consists of proceeds from: (1) long-term senior debt related to the Acquisition Financing (see note (h)), (2) equity contributions to us made with the cash proceeds of equity contributions to Rockwood Holdings in connection with the Dynamit Nobel Acquisition (see note (f)); (3) Interim Refinancing long-term senior debt (see note (b)); and (4) equity contribution to us made with the cash proceeds of equity contributions to Rockwood Holdings from the 2004 Management Equity Program (see note (e)); utilized to pay: (5) cash purchase price of net assets of Dynamit Nobel including estimated fees and expenses before allocation of asset step-up, (6) a portion of historical Rockwood long-term debt (see note (c)), (7) a portion of assumed Dynamit Nobel long-term debt, (8) estimated financing costs, (9) a portion of the senior subordinated loan facility, (10) estimated senior long-term debt financing costs and (11) cash settlement of derivative transactions related to the Dynamit Nobel Acquisition (see note (d)).

(1) Acquisition Financing long-term senior debt	$2,318.9
(2) Equity contribution made with the proceeds of equity contributions to Rockwood Holdings	404.0
(3) Interim Refinancing long-term senior debt	224.1
(4) Equity contribution made with the proceeds of equity contributions to Rockwood Holdings from the 2004 Management Equity Program	2.1
(5) Cash purchase price plus estimated fees and expenses	(2,047.2)
(6) Repayment of Rockwood long-term debt	(447.6)
(7) Repayment of assumed Dynamit Nobel long-term debt	(129.2)
(8) Estimated financing costs	(70.0)
(9) Repayment of senior subordinated loan facility	(218.8)
(10) Estimated senior long-term debt financing costs	(2.3)
(11) Settlement of derivative transactions	(15.8)

Total	$18.2

(b)
On October 8, 2004, under the Interim Refinancing, we amended the new senior secured credit facilities to borrow an additional $160.0 million of tranche B term loans and €52.7 million (or $64.1 million) of tranche C term loans and used the proceeds to repay a portion ($218.8 million) of the borrowings under the new senior subordinated loan facility, net of related estimated financing fees of $2.3 million. A write-off of $3.8 million of deferred financing costs was also incurred related to the repayment under the Interim Refinancing.

(c)
In connection with the Dynamit Nobel Acquisition, a mandatory repayment was made of the historical Rockwood long-term debt outstanding of $447.6 million. At the time of repayment, $1.8 million of unamortized deferred financing costs relating to the historical Rockwood long-term debt was written off. Additionally, $134.8 million of historical Dynamit Nobel long-term debt was repaid or reclassified ($129.2 million was repaid and $5.6 million was reclassified to other current liabilities).

(d)
We entered into foreign currency derivatives in connection with the Dynamit Nobel Acquisition as the purchase price was based in euros. The cash settlement of the foreign currency option was $11.0 million. Additionally, a derivative settlement of $4.8 million was triggered upon the repayment of the Rockwood historical long-term debt.

(e)
Represents an equity contribution to us of $2.1 million made with the cash proceeds of equity contributions to Rockwood Holdings from the 2004 Management Equity Program.

(f)
Represents an equity contribution to us of $404.0 million made with the proceeds of the net equity contribution to Rockwood Holdings from affiliates of KKR and DLJMB.

(g)
Estimated fair value of assets acquired and liabilities assumed was allocated to the estimated purchase price as follows:

Estimated purchase price		$2,047.2
Net assets acquired	$1,037.8
Adjustments to net assets acquired:
Existing goodwill	(402.2)
Existing intangibles	(19.2)
Deferred tax asset	(405.2)
Deferred tax liability—current	5.7
Deferred tax liability—non-current	53.0
Liabilities to related parties	409.6

Adjusted net assets acquired		679.5

Estimated purchase price in excess of net assets acquired		1,367.7
Estimated fair value in excess of book value of assets acquired and liabilities assumed
Inventory	$50.2
Property, plant and equipment	73.5
Intangible assets identified	650.9
Pension liabilities	(28.5)
Restructuring programs	(40.0)

Total fair value in excess of book value of identifiable assets acquired		706.1

Unallocated excess purchase price		$661.6

  No deferred tax asset or liabilities have been estimated as we have not completed the process of allocating the purchase price to the individual entities acquired.

  The estimated value of finished goods and work in process inventories, which were stepped up to selling price less direct selling cost, are anticipated to be written-off to cost of goods sold during the third and fourth quarter of 2004.

  The fair value of property, plant and equipment and identified intangibles other than goodwill and indefinite life intangible assets will be amortized over their estimated useful lives.

  Preliminary identified intangible assets include customer relationships, intellectual property, trademarks and trade names.

  Pension liabilities represent the estimated unrecognized pension obligation in accordance with SFAS No. 141.

  Restructuring programs represent the estimated costs of restructuring programs for which a plan has been formulated relating to Dynamit Nobel.

(h)
Long-term senior debt related to the Acquisition Financing includes:

New tranche A-1 and A-2 term loans	$203.9
New tranche B term loans	985.0
New tranche C term loans	270.2
New senior subordinated loan facility	859.8

Long-term debt	$2,318.9

  The new senior secured credit facilities, as amended, consist of new tranche A-1 term loans and new tranche A-2 term loans each maturing on July 31, 2011, new tranche B term loans maturing on July 31, 2012 and new tranche C term loans maturing on July 31, 2012 and also provide a new revolving credit facility in an aggregate principal amount of $250.0 million maturing on July 31, 2010.

  The borrowings under the new senior secured credit facilities bear interest at a rate per year equal to the following: (1) in the case of tranche A-1, A-2 and B term loans and the revolving credit facility, at our option, either (i) Adjusted LIBOR plus 2.50% or (ii) in the case of loans denominated in U.S. dollars, ABR plus 1.25%; and (2) in the case of tranche C term loans, Adjusted LIBOR plus 3.00%. In each case, the interest rates per year (other than under the tranche C term loan facility) are subject to step-downs determined by reference to a performance test. Adjusted LIBOR is the London inter-bank offered rate adjusted for statutory reserves. ABR is the alternate base rate, which is the highest of Credit Suisse First Boston's prime rate and the federal funds effective rate plus 1/2 of 1%.

  Tranche A-1 and A-2 term loans are payable in January and July of each year at escalating percentages of the original principal amount. Tranche B and tranche C term loans are payable in January and July of each year at amounts equal to 0.5% of the original principal balance, with the remainder due at the final maturity date.

(i)
Proceeds of $625.0 million from this offering, net of estimated deferred financing costs of $11.1 million plus existing cash of $27.1 million will be used to repay the remaining $641.0 million of borrowings under our new senior subordinated loan facility. In connection with this repayment we will write off $17.6 million of unamortized deferred financing costs incurred in connection with our existing debt.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Information
for the Twelve Months Ended June 30, 2004

			Adjustments
($ in millions)	Rockwood Historical	Dynamit Nobel Historical	Transactions (excluding the Refinancing)		Refinancing		Pro Forma As Adjusted
Statements of operations data:
Net sales	$898.8	$1,681.4	$—		$—		$2,580.2
Cost of products sold	647.9	1,122.2	(4.9	)(a)	—		1,765.2

Gross profit	250.9	559.2	4.9		—		815.0
Operating expenses	167.6	373.3	54.9	(a)	—		595.8

Operating income	83.3	185.9	(50.0)		—		219.2
Other Income (Expenses):
Interest expense, net	(71.7)	(26.0)	(106.4	)(b)	5.4	(b)	(198.7)
Other income (expenses)	(31.9)	2.7	—		—		(29.2)

(Loss) income before taxes	(20.3)	162.6	(156.4)		5.4		(8.7)
Income tax provision (benefit)	14.8	59.6	(54.7	)(c)	1.9	(c)	21.6

(Loss) income after taxes and before cumulative effects from changes in accounting principles	(35.1)	103.0	(101.7)		3.5		(30.3)
Cumulative effects from changes in accounting principles	—	(1.8)	—		—		(1.8)

Net (loss) income	$(35.1)	$101.2	$(101.7)		$3.5		$(32.1)

Cash flow data:
Net cash provided by operating activities	$87.0	$191.3	$(100.0	)(d)	$8.8		$187.1

Net cash used in investing activities	(36.7)	(138.6)	—		—		(175.3)

Net cash provided by (used in) financing activities:
Payments on long-term debt (including capital lease obligations), net of proceeds	(94.4)	(150.3)	237.6	(e)	—		(7.1)
Financing provided by parent company	—	81.8	(81.8	)(f)	—		—
July 2003 Refinancing equity contribution(g)	95.0	—	—		—		95.0

Net cash provided by (used in) financing activities	0.6	(68.5)	155.8		—		87.9

Effect of exchange rate changes on cash	(1.0)	20.3	—		—		19.3

Net increase in cash and cash equivalents	$49.9	$4.5	$55.8		$8.8		$119.0

Other pro forma data:
Depreciation and amortization	$55.9	$100.9	$50.0		$—		$206.8
Capital expenditures	31.5	140.8	—		—		172.3
Adjusted EBITDA(h)	178.4	316.1	—		—		494.5
Cash interest expense, net(i)	71.7	26.0	100.0		(8.8)		188.9
Pro forma ratios:
Earnings to fixed charges(j)							—
Adjusted EBITDA to cash interest expense, net(h)(i)							2.6	x
Net debt to Adjusted EBITDA(h)							5.65	x

See accompanying notes to unaudited pro forma condensed combined information.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Information
for the Six Months Ended June 30, 2004

			Adjustments
($ in millions)	Rockwood Historical	Dynamit Nobel Historical	Transactions (excluding the Refinancing)		Refinancing		Pro Forma As Adjusted
Statement of operations data:
Net sales	$494.3	$885.5	$—		$—		$1,379.8
Cost of products sold	353.3	587.0	(2.4	)(a)	—		937.9

Gross profit	141.0	298.5	2.4		—		441.9
Operating expenses	71.1	194.3	27.4	(a)	—		292.8

Operating income	69.9	104.2	(25.0)		—		149.1
Other income (expenses):
Interest expense, net	(29.1)	(14.4)	(55.8	)(b)	2.3	(b)	(97.0)
Other income (expenses)	4.6	0.5	—		—		5.1

(Loss) income before taxes	45.4	90.3	(80.8)		2.3		57.2
Income tax provision (benefit)	19.6	32.1	(28.3	)(c)	0.8	(c)	24.2

(Loss) income after taxes and before cumulative effects from changes in accounting principles	25.8	58.2	(52.5)		1.5		33.0

Net (loss) income	$25.8	$58.2	$(52.5)		$1.5		$33.0

Cash flow data:
Net cash provided by (used in) operating activities	$44.7	$(18.2)	$(52.6	)(d)	$4.0		$(22.1)

Net cash used in investing activities	(13.3)	(45.0)	—		—		(58.3)

Net cash provided by (used in) financing activities:
Payments on long-term debt and capital lease obligations, net of proceeds	(4.5)	(77.6)	75.0	(e)	—		(7.1)
Financing provided by parent company	—	149.3	(149.3	)(f)	—		—

Net cash provided by (used in) financing activities	(4.5)	71.7	(74.3)		—		(7.1)

Effect of exchange rate changes on cash	(1.3)	(6.9)	—		—		(8.2)

Net increase (decrease) in cash and cash equivalents	$25.6	$1.6	$(126.9)		$4.0		$(95.7)

Other pro forma data:
Depreciation and amortization	$28.2	$52.0	$25.0		$—		$105.2
Capital expenditures	13.3	58.2	—		—		71.5
Adjusted EBITDA(h)	99.2	158.3	—		—		257.5
Cash interest expense, net(i)	29.0	14.4	52.6		(4.0)		92.0
Pro forma ratios:
Earnings to fixed charges(j)							1.6	x
Adjusted EBITDA to cash interest expense, net(h)(i)							2.8	x

See accompanying notes to unaudited pro forma condensed combined information.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Information
for the Year Ended December 31, 2003

Adjustments
($ in millions)	Rockwood Historical	Dynamit Nobel Historical	Transactions (excluding the Refinancing)	Refinancing	Pro Forma As Adjusted
Statement of operations data:
Net sales	$797.3	$1,595.9	$—	$—	$2,393.2
Cost of products sold	581.3	1,060.0	(4.9	)(a)	—	1,636.4

Gross profit	216.0	535.9	4.9	—	756.8
Operating expenses	154.9	350.3	54.9	560.1

Operating income	61.1	185.6	(50.0)	—	196.7
Other income (expenses):
Interest expense, net	(85.8)	(25.2)	(98.8	)(b)	6.2	(b)	(203.6)
Other income (expenses)	(56.8)	2.6	—	—	(54.2)

(Loss) income before taxes	(81.5)	163.0	(148.8)	6.2	(61.1)
Income tax provision (benefit)	(9.5)	61.7	(52.1	)(c)	2.2	(c)	2.3

(Loss) income after taxes and before cumulative effects from changes in accounting principles	(72.0)	101.3	(96.7)	4.0	(63.4)
(Loss) income from discontinued operations	1.4	—	—	1.4
Cumulative effects from changes in accounting principles	—	(1.8)	—	—	(1.8)

Net (loss) income	$(72.0)	$100.9	$(96.7)	$4.0	$(63.8)

Cash flow data:
Net cash provided by operating activities	$45.7	$267.1	$(92.4	)(d)	$9.6	$230.0

Net cash used in investing activities	(48.5)	(102.7)	—	—	(151.2)

Net cash provided by (used in) financing activities:
Payments on long-term debt and capital lease obligations, net of proceeds	(96.2)	(10.7)	99.8	(e)	—	(7.1)
Financing provided by (to) parent company	(186.1)	186.1	(f)	—	—
July 2003 Refinancing equity contribution(g)	95.0	—	—	—	95.0

Net cash provided by (used in) financing activities	(1.2)	(196.8)	285.9	—	87.9

Effect of exchange rate changes on cash	3.8	33.2	37.0

Net increase (decrease) in cash and cash equivalents	$(0.2)	$0.8	$193.5	$9.6	$203.7

Other pro forma data:
Depreciation and amortization	$52.4	$94.6	$50.0	$—	$197.0
Capital expenditures	34.3	122.0	—	—	156.3
Adjusted EBITDA(h)	149.5	311.8	—	—	461.3
Cash interest expense, net(i)	85.8	25.2	92.4	(9.6)	193.8
Pro forma ratios:
Earnings to fixed charges(j)	—
Adjusted EBITDA to cash interest expense, net(h)(i)	2.4	x

See accompanying notes to unaudited pro forma condensed combined information.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES

Notes to Unaudited Pro Forma Condensed Combined Information

(a)
Represents change in depreciation and amortization based upon estimated fair values and useful lives of stepped-up values of property, plant and equipment and intangible assets other than goodwill, as determined by preliminary appraisal. Estimated useful lives are derived from the preliminary appraisal for major categories of property, plant and equipment and intangible assets (excluding land, which has no finite useful life and construction in progress which has not begun amortization). In some cases, we have used shorter useful lives where management believes appropriate. Estimated average useful lives (in years) used for major categories are as follows:

          Property, Plant and Equipment

    •
    Machinery and equipment—7

    •
    Buildings—17

    •
    Mineral reserves—14–50

          Intangible assets other than goodwill

    •
    Customer relationships—10

    •
    Intellectual property—8–15

    •
    Trade names and marks—25

(b)
Represents estimated increase in interest expense resulting from the Transactions including the 2011 Notes plus the amortization of new deferred financing costs and reduction of amortization of deferred financing costs for long-term debt subsequently repaid.

(c)
Assumes federal statutory tax rate of 35%.

(d)
Represents cash portion of interest expense consistent with post-Dynamit Nobel Acquisition long-term debt structure.

(e)
Represents repayment of long-term debt consistent with post-Dynamit Nobel Acquisition long-term debt structure.

(f)
Represents elimination of historical company financings.

(g)
Represents aggregate proceeds from $25.0 million of preferred equity contributed by affiliates of KKR to Rockwood Holdings and gross proceeds of $70.0 million from issuance of senior discount notes by our parent, Rockwood Specialties International, Inc., both of which were contributed to us as equity.

(h)
Given our leverage, Adjusted EBITDA is critical to evaluating our liquidity position because Adjusted EBITDA on a consolidated basis is used in the calculation of financial ratios used in certain long-term debt financial covenants, including the ratio of Adjusted EBITDA to cash interest expense, net and the ratio of net debt (debt, net of cash) to Adjusted EBITDA. Adjusted EBITDA, which is referred to under the senior secured credit agreement as "Consolidated EBITDA," is defined therein as consolidated earnings (which, as defined therein, equals income (loss) before the deduction of income taxes excluding extraordinary items) plus (i) interest expense; (ii) depreciation expense; (iii) amortization expense; (iv) extraordinary losses and non-recurring charges; (v) non-cash charges; (vi) losses on asset sales; (vii) restructuring charges or reserves; (viii) expenses paid by Rockwood Holdings or any of its subsidiaries in connection with the Dynamit Nobel Acquisition, the new senior secured credit agreement, the granting of liens under the security documents, the refinancing of the old senior credit facilities, the indenture governing the notes, this offering and any other related transactions; (ix) any expenses or charges incurred in connection with any issuance of debt or equity securities; (x) any fees and expenses related to permitted acquisitions; (xi) any deduction for minority interest expense and (xii) items arising in connection with litigation related to our timber business of our Performance Additives segment, less (a) extraordinary gains and non-recurring gains; (b) non-cash gains and (c) gains on asset sales, in all cases subject to certain exclusions. See "SEC Review" regarding the use of Adjusted EBITDA in this offering circular.

  The following table presents a reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA.

($ in millions)	Year Ended December 31, 2003	Six Months Ended June 30, 2004	Twelve Months Ended June 30, 2004
Net cash provided by (used in) operating activities	$230.0	$(22.1)	$187.1
Changes in assets and liabilities net of the effect of foreign currency translation and acquisitions	(31.2)	157.3	25.1
Current portion of income tax (benefit) provision	61.2	25.5	71.5
Cash interest expense, net, excluding amortization of deferred financing costs and unrealized losses on derivatives	183.2	99.8	191.4
Restructuring and related charges	16.5	0.6	13.9
Systems/organization establishment expenses	1.6	1.0	2.0
Cancelled acquisition and disposal costs	1.9	0.1	1.4
Adjustment related to divested businesses, net of gains excluded in cash flows	7.2	—	7.2
Non-recurring charges(1)	12.5	2.3	9.2
Business interruption costs and insurance recovery(1)	(4.5)	—	—
Bad debt provision	(1.7)	(1.0)	(1.1)
Refinancing fees	1.4	—	—
Stamp duty tax	—	4.0	4.0
Change in provisions	(17.0)	(9.1)	(16.2)
Other, net	—	(0.9)	(1.2)

Total Adjusted EBITDA	$461.3	$257.5	$494.5

  (1)
  Non-recurring charges and business interruption costs and insurance recovery are not included in the calculation of Adjusted EBITDA under the indenture governing the 2011 Notes and the indenture governing the notes. For the definition of Adjusted EBITDA under the indentures, which is referred to as "EBITDA," see "Description of the Notes—Certain Definitions."

    We also use Adjusted EBITDA on a consolidated basis to assess our operating performance. Historically, the adjustments made to operating income for purposes of measuring performance have directly correlated to the adjustments to net income made in calculating Adjusted EBITDA on a consolidated basis pursuant to the senior secured credit agreement.

    The following table, which sets forth the applicable components of Adjusted EBITDA, presents a reconciliation of net (loss) income to Adjusted EBITDA on a GAAP basis.

($ in millions)	Year Ended December 31, 2003	Six Months Ended June 30, 2004	Twelve Months Ended June 30, 2004
Net (loss) income	$(63.8)	$33.0	$(32.1)
Income tax provision	2.3	24.2	21.6
Interest expense, net	203.6	97.0	198.7
Minority interest	0.3	—	—
Earnings from discontinued operations	(1.4)	—	—
Cumulative effect of change in accounting principle	1.8	—	1.8
Depreciation and amortization	197.0	105.2	206.8
Asset impairment	35.1	—	35.1
Restructuring and closure charges	16.5	0.6	13.9
Systems/organization establishment expenses	1.6	1.0	2.0
Cancelled acquisition and disposal costs	1.9	0.1	1.4
Adjustment related to divested businesses	4.6	—	4.1
Business interruption costs and insurance recovery(a)	(4.5)	—	—
Stamp duty tax	—	4.0	4.0
Inventory write-up reversal	0.1	—	—
Write-off deferred debt issuance costs	38.3	—	38.3
Non-recurring charges(a)	12.5	2.3	9.2
Foreign exchange loss (gain)	15.4	(9.9)	(10.3)

Total Adjusted EBITDA	$461.3	$257.5	$494.5

  (a)
  Non-recurring charges and business interruption costs and insurance recovery are not included in the calculation of Adjusted EBITDA under the indentures.

  (b)
  Total Adjusted EBITDA does not include estimated annual cost savings of approximately $11.7 million, which we expect to achieve through actions we have implemented or plan to implement. Actions include the announced closure of the Troisdorf facility (the former headquarters of Dynamit Nobel), the closure of the New Lebanon, New York manufacturing facility of our Advanced Ceramics segment and various restructuring measures at our Specialty Chemicals and Custom Synthesis segments.

(i)
Pro forma cash interest expense, net excludes amortization of deferred debt issuance costs and movements in the mark-to-market value of our derivative instruments included in pro forma interest expense, net.

(j)
For the purposes of computing the pro forma ratio of earnings to fixed charges, earnings represent pro forma as adjusted net income before taxes and fixed charges. Fixed charges consist of pro forma interest expense, net and one-third of rental expense. Earnings were insufficient to cover fixed charges by $10.5 million for the twelve months ended June 30, 2004 and by $61.5 million for the year ended December 31, 2003.

Dynamit Nobel Selected Financial Data

        The selected financial data of Dynamit Nobel presented below for the years ended September 30, 2001 and 2002, and as of and for the three months ended December 31, 2002 and the year ended December 31, 2003 have been derived from Dynamit Nobel's audited combined financial statements included elsewhere in this offering circular. The selected financial data of Dynamit Nobel presented below as of and for the six months ended June 30, 2003 and 2004 have been derived from Dynamit Nobel's unaudited combined financial statements included elsewhere in this offering circular. The selected financial data of Dynamit Nobel presented below as of September 30, 2001 have been derived from the books and records of Dynamit Nobel.

        In September 2002, Dynamit Nobel changed its fiscal year end from September 30 to December 31 in connection with a tax restructuring program, which resulted in a short financial year from October 1, 2002 to December 31, 2002. In the opinion of our management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normally recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Results of operations for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. The selected financial data presented below should be read together with Dynamit Nobel's combined financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Dynamit Nobel" included elsewhere in this offering circular.

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002
($ in millions)				Year Ended December 31, 2003
	2001	2002			2003	2004
					(unaudited)
Statement of operations data:
Net sales	$1,446.5	$1,421.9	$336.9	$1,595.9	$800.0	$885.5
Cost of sales	(949.5)	(914.7)	(219.3)	(1,060.0)	(524.9)	(587.0)

Gross profit	497.0	507.2	117.6	535.9	275.1	298.5
Operating expenses	(286.4)	(300.9)	(84.6)	(350.3)	(171.3)	(194.3)

Operating income	210.6	206.3	33.0	185.6	103.8	104.2
Income from investments	4.9	3.8	2.2	2.8	0.8	0.5
Interest expense, net	(24.2)	(22.8)	(6.9)	(25.1)	(13.6)	(14.4)

Income before taxes and other adjustments	191.3	187.3	28.3	163.3	91.0	90.3
Income taxes	(94.1)	(80.4)	(11.8)	(61.7)	(34.2)	(32.1)
Other adjustments (1)	1.3	3.4	0.3	(0.7)	1.1	—

Net income	$98.5	$110.3	$16.8	$100.9	$57.9	$58.2

Cash flow data:
Net cash provided by (used in) operating activities	$128.0	$142.1	$42.1	$267.0	$57.6	$(18.2)
Net cash used in investing activities (2)	(60.3)	(62.5)	(23.8)	(102.7)	(9.0)	(45.0)
Net cash (used in) provided by financing activities (3)	(82.3)	(95.9)	(30.9)	(196.8)	(56.6)	71.7
Exchange-rate-related change in cash and cash equivalents	8.3	15.1	10.2	33.3	6.1	(6.9)

Net (decrease) increase in cash and cash equivalents	$(6.3)	$(1.2)	$(2.4)	$0.8	$(1.9)	$(1.6)

Other financial data:
Depreciation and amortization	$103.3	$83.1	$21.1	$94.6	$45.7	$52.0
Capital expenditures	125.1	112.0	26.3	122.0	39.4	58.2
Adjusted EBITDA (4):
Specialty Chemicals	$112.1	$119.9	$21.6	$133.5	$67.5	$71.3
Pigments	63.9	64.3	16.8	75.3	36.5	40.3
Advanced Ceramics	62.0	50.5	10.9	65.3	31.4	38.6
Custom Synthesis	40.2	52.5	13.4	54.5	28.4	16.9
Corporate costs and eliminations	(20.1)	(15.4)	(5.2)	(16.8)	(9.8)	(8.8)

Total Adjusted EBITDA (5)	$258.1	$271.8	$57.5	$311.8	$154.0	$158.3

	As of September 30,		As of December 31,
($ in millions)					As of June 30, 2004
	2001	2002	2002	2003
					(unaudited)
					(as restated)(6)
Balance sheet data:
Cash and cash equivalents	$10.7	$9.5	$7.0	$7.8	$9.5
Working capital(7)	(67.9)	(139.6)	(56.2)	(103.6)	(153.2)
Property, plant and equipment	663.3	723.9	766.2	918.2	886.2
Total assets	1,596.7	1,732.5	2,144.7	2,431.6	2,430.7
Long-term debt	137.9	94.1	201.6	231.6	203.3
Investment by mg	599.8	602.6	966.3	1,036.7	1,037.8

(1)
Other adjustments include earnings (loss) from discontinued operations, cumulative effects from changes in accounting principles and minority interest.

(2)
Net cash used in investing activities primarily represents capital expenditures, net of proceeds from dispositions of businesses and fixed assets.

(3)
Net cash used in financing activities primarily represents net changes in external debt and the net change in inter company balances with Dynamit Nobel's former parent, mg technologies.

(4)
On a segment basis, we define Adjusted EBITDA as operating income excluding depreciation and amortization, certain non-cash gains and charges, certain non-recurring gains and charges and certain items deemed by our senior management to have little or no bearing on the day-to-day operating performance of our business segments and reporting units. The adjustments made to operating income directly correlate to the adjustments to net income in calculating Adjusted EBITDA on a consolidated basis pursuant to the senior secured credit agreement. Our senior management uses Adjusted EBITDA as the primary measure to evaluate the ongoing performance of our business segments and reporting units. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Dynamit Nobel—Components of Adjusted EBITDA."

(5)
Dynamit Nobel's Adjusted EBITDA is calculated in a manner similar to Rockwood's Adjusted EBITDA, which is referred to under the senior secured credit agreement as "Consolidated EBITDA" and is defined therein as consolidated earnings (which, as defined therein, equals income (loss) before the deduction of income taxes excluding extraordinary items) plus (i) interest expense; (ii) depreciation expense; (iii) amortization expense; (iv) extraordinary losses and non-

  recurring charges; (v) non-cash charges; (vi) losses on asset sales; (vii) restructuring charges or reserves; (viii) expenses paid by Rockwood Holdings or any of its subsidiaries in connection with the Dynamit Nobel Acquisition, the new senior secured credit agreement, the granting of liens under the security documents, the refinancing of the old senior credit facilities, the indenture governing the notes, this offering and any other related transactions; (ix) any expenses or charges incurred in connection with any issuance of debt or equity securities; (x) any fees and expenses related to permitted acquisitions; (xi) any deduction for minority interest expense and (xii) items arising in connection with litigation related to our timber business of our Performance Additives segment, less (a) extraordinary gains and non-recurring gains; (b) non-cash gains and (c) gains on asset sales, in all cases subject to certain exclusions. See "SEC Review" regarding the use of Adjusted EBITDA in this offering circular.

  The following table presents a reconciliation of Dynamit Nobel's net cash provided by (used in) operating activities to Adjusted EBITDA:

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002
($ in millions)				Year Ended December 31, 2003
	2001	2002			2003	2004
Net cash provided by (used in) operating activities	$128.0	$142.1	$42.1	$267.0	$57.6	$(18.2)
Changes in assets and liabilities net of the effect of foreign currency translation and acquisitions	(6.6)	24.5	(9.5)	(51.1)	64.6	151.2
Current portion of income tax (benefit) provision	86.5	80.3	(1.5)	53.5	19.9	18.0
Cash interest expense, net	23.1	22.5	6.9	24.9	13.6	14.4
Restructuring and related charges	2.4	3.3	2.6	14.6	2.2	0.4
Non-recurring charges(a)	(0.3)	(1.9)	—	12.6	5.6	2.3
Adjustments related to divested business, net of gains excluded in cash flows	(10.5)	(9.1)	—	7.2	—	—
Change in provisions	38.4	13.1	17.0	(17.0)	(9.9)	(9.1)
Other, net	(2.9)	(3.0)	(0.1)	0.1	0.4	(0.7)

Total Adjusted EBITDA	$258.1	$271.8	$57.5	$311.8	$154.0	$158.3

  (a)
  Non-recurring charges are not included in the calculation of Adjusted EBITDA under the indentures.

        The following table presents a reconciliation of Dynamit Nobel's net income to Adjusted EBITDA:

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002
($ in millions)				Year Ended December 31, 2003
	2001	2002			2003	2004
Net income	$98.5	$110.3	$16.8	$100.9	$57.9	$58.2
Interest expense, net	23.2	22.5	6.8	24.9	13.6	14.4
Income tax provision	94.2	80.5	11.9	61.7	34.2	32.1
Minority interest	—	(0.8)	(0.1)	0.3	0.3	—
Earnings from discontinued operations	(1.3)	(2.6)	(0.2)	(1.4)	(1.4)	—
Cumulative effect of change in accounting principle	—	—	—	1.8	—	—
Depreciation and amortization	103.1	83.1	21.1	94.6	45.7	52.0
Adjustment related to divested businesses	(60.3)	(21.8)	—	4.6	0.5	—
Restructuring and closure charges	2.4	3.3	2.6	14.6	2.2	0.4
Non-recurring charges(a)	(0.3)	(1.9)	—	12.6	5.6	2.3
Foreign exchange loss (gain)	(1.4)	(0.8)	(1.4)	(2.8)	(4.6)	(1.1)

Total Adjusted EBITDA	$258.1	$271.8	$57.5	$311.8	$154.0	$158.3

  (a)
  Non-recurring charges are not included in the calculation of Adjusted EBITDA under the indentures.

(6)
See note D-6 to the unaudited condensed combined financial statements of Dynamit Nobel included elsewhere in this offering circular.

(7)
Working capital is defined as current assets less current liabilities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations covers periods prior to the Dynamit Nobel Acquisition. We also provide a discussion of Dynamit Nobel's historical results of operations separately under "—Dynamit Nobel." In connection with the Dynamit Nobel Acquisition, we have entered into new financing arrangements and have significantly altered our capital structure. The historical financial information of Rockwood included in this offering circular may not necessarily reflect our results of operations, financial position and cash flows had we operated as a combined entity during the periods presented or our results of operations, financial positions and cash flows in the future. The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth under "Forward-Looking Statements" and "Risk Factors." You should read the following discussion and analysis together with "Selected Financial Data," "Unaudited Pro Forma Condensed Combined Financial Information" and Rockwood's consolidated financial statements and the notes to those statements and Dynamit Nobel's combined financial statements and the notes to those statements included elsewhere in this offering circular.

General

        We are a global developer, manufacturer and marketer of high value-added specialty chemicals and advanced materials in our specific markets. We serve customers across a wide variety of industries and geographic areas. Since the completion of the Dynamit Nobel Acquisition, we operate through seven business segments: (1) Performance Additives; (2) Specialty Compounds; (3) Electronics; (4) Specialty Chemicals; (5) Pigments; (6) Advanced Ceramics; and (7) Custom Synthesis, which generated approximately 20%, 7%, 6%, 28%, 16%, 12% and 11%, respectively, of our 2003 pro forma net sales, and 25%, 5%, 5%, 29%, 16%, 14% and 12%, respectively, of our 2003 pro forma Adjusted EBITDA, with corporate costs and eliminations representing 6% of our 2003 pro forma Adjusted EBITDA. We use Adjusted EBITDA as the primary measure to evaluate our ongoing financial performance. See "—Historic Rockwood—Factors Which Affect Rockwood's Results of Operations—Components of Adjusted EBITDA" below for a detailed discussion of this measure as well as a reconciliation of net (loss) income to Adjusted EBITDA on a GAAP basis.

        On July 31, 2004, we consummated the Dynamit Nobel Acquisition and thereby acquired four of our seven segments: (1) Specialty Chemicals; (2) Pigments; (3) Advanced Ceramics and (4) Custom Synthesis. In connection with the Dynamit Nobel Acquisition, we entered into new senior secured credit facilities which provide for approximately $1,454.2 million of terms loans and a revolving credit facility of $250.0 million. We also entered into a new $854.5 million senior subordinated loan facility and received an equity contribution of $404.0 from the proceeds of an equity contribution of $425 million to Rockwood Holdings, from affiliates of KKR and DLJMB, less a repayment of a portion of the additional PIK notes issued in connection with interest payments on the $70.0 million initial aggregate principal amount of the PIK notes issued in connection with the KKR Acquisition, and a related fee payment of $1.0 million. On October 8, 2004, under the Interim Refinancing we amended the new senior secured credit facilities to borrow additional $160.0 million and €52.7 million (or $223.5 million in aggregate) of term loans and used the proceeds to repay a portion of the new senior subordinated loan and to pay related fees. We expect to refinance the remaining borrowings under the new senior subordinated facility with the net proceeds from this offering, together with a portion of our existing cash. Our discussion of historical results of operations presented in this section cover periods prior to the consummation of the Dynamit Nobel Acquisition and therefore, do not include the results of operations of Dynamit Nobel, which are presented separately under "—Dynamit Nobel." Such discussion does not reflect the impact of the Dynamit Nobel Acquisition.

Dynamit Nobel

Separation from mg technologies ag

        Prior to the Dynamit Nobel Acquisition, Dynamit Nobel was a division of mg technologies ag and historically did not prepare separate financial statements. The audited combined financial statements of Dynamit Nobel have been prepared from mg technologies ag's historical accounting records and are presented on a "carve-out" basis to include the historical operations applicable to the acquired businesses of Dynamit Nobel in accordance with U.S. GAAP. The historical financial information of Dynamit Nobel presented in this offering circular does not necessarily reflect what the results of operations would have been had Dynamit Nobel been operated as a stand-alone entity during the periods presented.

Components of Adjusted EBITDA

  Divestment, Restructuring and Closure Related Adjustments

        Dynamit Nobel implemented certain business portfolio changes and divestitures during the periods presented in an effort to streamline and strengthen its core assets, including the divestment of its traditional low-growth explosives business and began to concentrate a greater proportion of its resources on higher growth life science applications. Other related portfolio changes were implemented in other segments, including the closure of certain operations within the Advanced Ceramics segment and the sale of certain non-core businesses within the Specialty Chemicals segment. In addition, Dynamit Nobel performed certain restructuring actions during the periods presented, including the closure of certain operations and headcount reductions. These actions resulted in a number of non-recurring charges and gains during the periods presented in this management's discussion and analysis that significantly affected Dynamit Nobel's historical results.

  •
  Adjustments Related to Divested Businesses.  Gains or losses related to the sale of businesses and/or the sale of certain assets of these businesses including land, buildings and equipment, along with the applicable Adjusted EBITDA for these divested businesses prior to divestment, have been excluded from the Adjusted EBITDA presented herein. Net related Adjusted EBITDA (gains)/charges in 2003, 2002 and 2001 were:

  •
  $3.4 million, $(6.1) million and $(36.5) million, respectively, in the Specialty Chemicals segment;

  •
  $(1.1) million, $0.3 million and $0.0 million, respectively, in the Pigments segment;

  •
  $(2.9) million, $1.4 million and $(0.2) million, respectively, in the Advanced Ceramics segment;

  •
  $5.6 million, $(9.1) million and $(23.3) million, respectively, in the Custom Synthesis segment; and

  •
  $(0.4) million, $(8.3) million and $(0.3) million, respectively, at Corporate.

  •
  Adjustments Related to Restructuring and Closure.  As discussed above, Dynamit Nobel closed certain plants and operations during the periods presented and restructured certain businesses. Related restructuring charges/closure costs in 2003, 2002 and 2001 were:

  •
  $1.0 million, $0.5 million and $0.4 million, respectively, in the Specialty Chemicals segment;

  •
  $8.5 million, $2.0 million and $0.3 million, respectively, in the Advanced Ceramics segment;

  •
  $2.8 million, $0.0 million and $0.0 million, respectively, in the Custom Synthesis segment; and

    •
    $2.3 million, $0.8 million and $1.7 million, respectively, at Corporate.

        No such costs were incurred during these periods in the Pigments segment.

  Non-recurring charges

        During the periods presented, Dynamit Nobel incurred non-recurring charges related to certain events deemed not to be part of the ongoing business.

        Such charges in 2003 were:

  •
  $2.3 million discretionary bonus payment made in 2003 to employees in the Specialty Chemicals segment;

  •
  $2.8 million in the Pigments segment including a $2.3 million charge for two specific, discrete technical incidents that occurred in the production of titanium dioxide;

  •
  $5.2 million in the Advanced Ceramics segment including $5.1 million due to non-recurring losses incurred on a contract to produce actuators; this contract was subsequently cancelled; and

  •
  $2.3 million of non-cash charges in the Custom Synthesis segment mainly due to adjustments made to the plant capacity issues at the Rohner plant ($1.1 million).

        Such adjustments in 2002 were $3.8 million reduction to Adjusted EBITDA to factor in the discretionary bonus payment made in 2003 to employees in the Specialty Chemicals segment and $1.9 million add-back reflected in 2002 at Corporate for this same matter.

  Foreign exchange gain

        Dynamit Nobel recorded net foreign exchange gains in the Specialty Chemicals segment in the periods presented related to the non-cash translation impact on an inter-company loan of $2.8 million, $0.8 million and $1.4 million in 2003, 2002 and 2001, respectively.

        The following table, which sets forth the applicable components of Adjusted EBITDA on a segment basis, presents a reconciliation of net income (loss) to Adjusted EBITDA on a GAAP basis:

($ in millions)	Specialty Chemicals	Pigments	Advanced Ceramics	Custom Synthesis	Corporate and Eliminations	Consolidated
Six months ended June 30, 2004
Net income (loss)	$28.1	$19.9	$21.8	$(1.2)	$(10.4)	$58.2
Interest expense, net	8.3	1.8	0.9	2.9	0.5	14.4
Income tax (benefit) provision	22.0	6.8	5.4	(0.6)	(1.5)	32.1
Depreciation and amortization	14.0	11.8	10.4	15.5	0.3	52.0
Restructuring and closure charges	—	—	0.1	0.3	—	0.4
Non-recurring charges	—	—	—	—	2.3	2.3
Foreign exchange loss (gain)	(1.1)	—	—	—	—	(1.1)

Total Adjusted EBITDA	$71.3	$40.3	$38.6	$16.9	$(8.8)	$158.3

Six months ended June 30, 2003
Net income (loss)	$38.6	$18.7	$14.1	$(13.8)	$0.3	$57.9
Interest expense, net	8.0	1.4	0.6	2.6	1.0	13.6
Income tax (benefit) provision	12.4	6.4	3.2	26.2	(14.0)	34.2
Minority interest	—	—	0.3	—	—	0.3
Earnings from discontinued operations	(3.9)	—	—	—	2.5	(1.4)
Depreciation and amortization	13.5	10.0	8.7	13.1	0.4	45.7
Adjustment related to divested businesses	1.3	—	(0.8)	—	—	0.5
Restructuring and closure charges	—	—	1.9	0.3	—	2.2
Non-recurring charges	2.2	—	3.4	—	—	5.6
Foreign exchange loss (gain)	(4.6)	—	—	—	—	(4.6)

Total Adjusted EBITDA	$67.5	$36.5	$31.4	$28.4	$(9.8)	$154.0

Year ended December 31, 2003
Net income (loss)	$75.8	$41.4	$25.6	$8.2	$(50.1)	$100.9
Interest expense, net	14.8	2.1	1.0	5.1	1.9	24.9
Income tax (benefit) provision	16.1	9.9	7.3	3.5	24.9	61.7
Minority interest	—	—	0.3	—	—	0.3
Earnings from discontinued operations	(3.7)	—	—	—	2.3	(1.4)
Cumulative effect of change in accounting principle	—	—	—	—	1.8	1.8
Depreciation and amortization	26.6	20.2	20.3	27.0	0.5	94.6
Adjustment related to divested businesses	3.4	(1.1)	(2.9)	5.6	(0.4)	4.6
Restructuring and closure charges	1.0	—	8.5	2.8	2.3	14.6
Non-recurring charges	2.3	2.8	5.2	2.3	—	12.6
Foreign exchange loss (gain)	(2.8)	—	—	—	—	(2.8)

Total Adjusted EBITDA	$133.5	$75.3	$65.3	$54.5	$(16.8)	$311.8

Three months ended December 31, 2002
Net income (loss)	$93.6	$137.1	$110.3	$3.8	$(328.0)	$16.8
Interest expense, net	4.2	0.6	0.3	1.3	0.4	6.8
Income tax (benefit) provision	(80.5)	(125.2)	(104.2)	2.1	319.7	11.9
Minority interest	—	—	(0.1)	—	—	(0.1)
Earnings from discontinued operations	(0.8)	—	—	—	0.6	(0.2)
Depreciation and amortization	6.5	4.3	4.0	6.2	0.1	21.1
Restructuring and closure charges	—	—	0.6	—	2.0	2.6
Foreign exchange loss (gain)	(1.4)	—	—	—	—	(1.4)

Total Adjusted EBITDA	$21.6	$16.8	$10.9	$13.4	$(5.2)	$57.5

Year ended September 30, 2002
Net income (loss)	$72.9	$42.0	$30.8	$30.6	$(66.0)	$110.3
Interest expense, net	14.9	1.6	0.4	4.1	1.5	22.5
Income tax (benefit) provision	21.0	1.8	1.8	2.8	53.1	80.5
Minority interest	—	—	(0.8)	—	—	(0.8)
Earnings from discontinued operations	(3.7)	—	—	—	1.1	(2.6)
Depreciation and amortization	25.0	18.6	14.9	24.1	0.5	83.1
Adjustment related to divested businesses	(6.1)	0.3	1.4	(9.1)	(8.3)	(21.8)
Restructuring and closure charges	0.5	—	2.0	—	0.8	3.3
Non-recurring charges	(3.8)	—	—	—	1.9	(1.9)
Foreign exchange loss (gain)	(0.8)	—	—	—	—	(0.8)

Total Adjusted EBITDA	$119.9	$64.3	$50.5	$52.5	$(15.4)	$271.8

Year ended September 30, 2001
Net income (loss)	$66.6	$38.2	$45.0	$33.3	$(84.6)	$98.5
Interest expense, net	18.3	1.8	(0.5)	2.3	1.3	23.2
Income tax (benefit) provision	27.5	1.1	(0.7)	4.8	61.5	94.2
Minority interest	—	—	—	—	—	—
Earnings from discontinued operations	(1.3)	—	—	—	—	(1.3)
Depreciation and amortization	38.5	22.8	18.1	23.4	0.3	103.1
Adjustment related to divested businesses	(36.5)	—	(0.2)	(23.3)	(0.3)	(60.3)
Restructuring and closure charges	0.4	—	0.3	—	1.7	2.4
Non-recurring charges	—	—	—	(0.3)	—	(0.3)
Foreign exchange loss (gain)	(1.4)	—	—	—	—	(1.4)

Total Adjusted EBITDA	$112.1	$63.9	$62.0	$40.2	$(20.1)	$258.1

        The following table presents a reconciliation of Dynamit Nobel's net cash provided by (used in) operating activities to Adjusted EBITDA.

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002
($ in millions)				Year Ended December 31, 2003
	2001	2002			2003	2004
Net cash provided by (used in) operating activities	$128.0	$142.1	$42.1	$267.0	$57.6	$(18.2)
Changes in assets and liabilities net of the effect of foreign currency translation and acquisitions	(6.6)	24.5	(9.5)	(51.1)	64.6	151.2
Current portion of income tax (benefit) provision	86.5	80.3	(1.5)	53.5	19.9	18.0
Cash interest expense, net	23.1	22.5	6.9	24.9	13.6	14.4
Restructuring and related charges	2.4	3.3	2.6	14.6	2.2	0.4
Non recurring charges	(0.3)	(1.9)	—	12.6	5.6	2.3
Adjustments related to divested business, net of gains excluded in cash flows	(10.5)	(9.1)	—	7.2	—	—
Change in provisions	38.4	13.1	17.0	(17.0)	(9.9)	(9.1)
Other, net	(2.9)	(3.0)	(0.1)	0.1	0.4	(0.7)

Total Adjusted EBITDA	$258.1	$271.8	$57.5	$311.8	$154.0	$158.3

        The following table presents the major components of Dynamit Nobel's operations, including as a percentage of net sales.

	Year Ended September 30,				Six Months Ended June 30,
			Three Months Ended December 31, 2002
($ in millions)				Year Ended December 31, 2003
	2001	2002			2003	2004
Statement of operations data:
Net sales:
Specialty Chemicals	$557.7	$568.2	$134.5	$659.7	$328.9	$376.7
Pigments	319.5	321.3	80.9	381.8	188.1	212.8
Advanced Ceramics	266.9	224.8	58.8	286.0	143.1	173.2
Custom Synthesis	302.4	307.6	62.7	268.4	139.9	122.8

Total Net Sales	1,446.5	1,421.9	336.9	1,595.9	800.0	885.5
Gross profit	497.0	507.2	117.6	535.9	275.1	298.5
	34.4%	35.7%	34.9%	33.6%	34.4%	33.7%
Operating expenses	(286.4)	(300.9)	(84.6)	(350.3)	(171.3)	(194.3)
	19.8%	21.2%	25.1%	21.9%	21.4%	21.9%
Operating income (loss):
Specialty Chemicals	108.0	102.7	14.6	100.7	54.3	58.2
	19.4%	18.1%	10.9%	15.3%	16.5%	15.4%
Pigments	41.7	44.9	12.3	53.1	26.5	28.3
	13.1%	14.0%	15.2%	13.9%	14.1%	13.3%
Advanced Ceramics	42.5	31.7	6.3	34.2	18.2	28.1
	15.9%	14.1%	10.7%	12.0%	12.7%	16.2%
Custom Synthesis	40.3	37.3	7.1	16.9	14.9	1.1
	13.3%	12.1%	11.3%	6.3%	10.7%	0.9%
Corporate costs and eliminations	(21.9)	(10.3)	(7.3)	(19.3)	(10.1)	(11.5)

Total Operating Income	210.6	206.3	33.0	185.6	103.8	104.2
	14.6%	14.5%	9.8%	11.6%	13.0%	11.8%
Income from investments	4.9	3.8	2.2	2.8	0.8	0.5
Interest expense, net of similar income	(24.2)	(22.8)	(6.9)	(25.1)	(13.6)	(14.4)

Income before taxes and other adjustments	191.3	187.3	28.3	163.3	91.0	90.3
Income taxes	(94.1)	(80.4)	(11.8)	(61.7)	(34.2)	(32.1)
Minority interests	—	0.8	0.1	(0.3)	(0.3)	—

Income after taxes and before earnings from discontinued operations and cumulative effects from change in accounting principle	97.2	107.7	16.6	101.3	56.5	58.2
Earnings from discontinued operations	1.3	2.6	0.2	1.4	1.4	—

Income after taxes and before cumulative effects from change in accounting principle	98.5	110.3	16.8	102.7	57.9	58.2
Cumulative effects from changes in accounting principles	—	—	—	(1.8)	—	—

Net income	$98.5	$110.3	$16.8	$100.9	$57.9	$58.2

Adjusted EBITDA:
Specialty Chemicals	$112.1	$119.9	$21.6	$133.5	$67.5	$71.3
Pigments	63.9	64.3	16.8	75.3	36.5	40.3
Advanced Ceramics	62.0	50.5	10.9	65.3	31.4	38.6
Custom Synthesis	40.2	52.5	13.4	54.5	28.4	16.9
Corporate costs and eliminations	(20.1)	(15.4)	(5.2)	(16.8)	(9.8)	(8.8)

Total Adjusted EBITDA	$258.1	$271.8	$57.5	$311.8	$154.0	$158.3

        The following tables present the changes in the major components of Dynamit Nobel's operations on a historical basis in dollars and percentages.

	Change September 30, 2002 vs. September 30, 2001					Change December 31, 2003 vs. September 30, 2002
($ in millions)	Total	% Change	FX Effect(1)	Divestitures	Other	Total	% Change	FX Effect(1)	Divestitures	Other
Statement of operations data:
Net sales:
Specialty Chemicals	$10.5	1.9%	$11.7	$(19.7)	$18.5	$91.5	16.1%	$85.9	$—	$5.6
Pigments	1.8	0.6%	10.2	—	(8.4)	60.5	18.8%	71.4	—	(10.9)
Advanced Ceramics	(42.1)	(15.8)%	6.0	(16.1)	(32.0)	61.2	27.2%	46.6	(6.3)	20.9
Custom Synthesis	5.2	1.7%	9.7	(40.1)	35.6	(39.2)	(12.7)%	50.2	(96.6)	7.2

Total	(24.6)	(1.7)%	37.6	(75.9)	13.7	174.0	12.2%	254.1	(102.9)	22.8
Gross Profit	10.2	2.1%	13.3	(18.7)	15.6	28.7	5.7%	84.7	(21.4)	(34.6)
Operating expenses:	(14.5)	5.1%	(7.9)	(35.4)	28.8	(49.4)	16.4%	(56.0)	21.4	(14.8)
Operating income (loss):
Specialty Chemicals	(5.3)	(4.9)%	2.2	(36.9)	29.4	(2.0)	(1.9)%	13.2	—	(15.2)
Pigments	3.2	7.7%	1.4	—	1.8	8.2	18.3%	9.9	—	(1.7)
Advanced Ceramics	(10.8)	(25.4)%	1.0	(1.2)	(10.6)	2.5	7.9%	6.0	1.6	(5.1)
Custom Synthesis	(3.0)	(7.4)%	1.2	(16.0)	11.8	(20.4)	(55.0)%	3.2	(1.6)	(22.0)
Corporate costs and eliminations	11.6	(53.0)%	(0.4)	—	12.0	(9.0)	87.4%	(3.6)	—	(5.4)

Total	(4.3)	(2.0)%	5.4	(54.1)	44.4	(20.7)	(10.1)%	28.7	—	(49.4)
Other income (expenses):
Income from investments	(1.1)	(20.4)%	0.1	—	(1.2)	(1.0)	(25.6)%	0.5	—	(1.5)
Interest expense, net of similar income	1.4	(5.8)%	(0.5)	—	1.9	(2.3)	10.1%	(3.3)	1.1	(0.1)
(Loss) income before taxes	(4.0)					(24.0)
Income taxes	13.7					18.7
Minority interests	0.8					(1.1)
Income from discontinued operations	1.3					(1.2)
Cumulative effects from changes in accounting principles	—					(1.8)

Net income (loss):
Specialty Chemicals	6.3					2.9
Pigments	3.9					(0.7)
Advanced Ceramics	(14.2)					(5.2)
Custom Synthesis	(2.8)					(22.3)
Corporate costs and eliminations	18.6					15.9

Total	$11.8					$(9.4)

Adjusted EBITDA(2):
Specialty Chemicals	$7.8	7.0%	$2.4	—	$5.4	$13.6	11.3%	$17.8	—	$(4.2)
Pigments	0.4	0.6%	2.0	—	(1.6)	11.0	17.1%	14.1	—	(3.1)
Advanced Ceramics	(11.5)	(18.5)%	1.6	—	(13.1)	14.8	29.3%	11.4	—	3.4
Custom Synthesis	12.3	30.6%	1.7	—	10.6	2.0	3.8%	10.2	—	(8.2)
Corporate costs and eliminations	4.7	(23.4)%	(0.5)	—	5.2	(1.4)	9.1%	(3.2)	—	1.8

Total	$13.7	5.3%	$7.2	$—	$6.5	$40.0	14.7%	$50.3	$—	$(10.3)

(1)
The FX Effect was calculated based on the change in the euro to U.S. dollar exchange rate for the applicable period.

(2)
See "—Dynamit Nobel—Components of Adjusted EBITDA—Divestment, Restructuring and Closure Related Adjustments."

	Change: June 30, 2004 - June 30, 2003
($ in millions)	Total	% Change	FX Effect(1)	Other
Statement of operations data:
Net sales:
Specialty Chemicals	$47.8	14.5%	$26.7	$21.1
Pigments	24.7	13.1%	21.4	3.3
Advanced Ceramics	30.1	21.0%	15.3	14.8
Custom Synthesis	(17.1)	(12.2)%	12.3	(29.4)

Total	85.5	10.7%	75.7	9.8
Gross Profit:
Total	23.4	8.5%	25.7	(2.3)
Operating expenses:	(23.0)	13.5%	(16.8)	(6.3)
Operating income (loss):
Specialty Chemicals	3.9	7.2%	4.3	(0.4)
Pigments	1.8	6.8%	2.8	(1.0)
Advanced Ceramics	9.9	54.4%	2.7	7.2
Custom Synthesis	(13.8)	(92.6)%	0.1	(13.9)
Corporate costs and eliminations	(1.4)	(13.9)%	(1.1)	(0.3)

Total	0.4	1.4%	8.8	(8.4)
Other income (expenses):
Income from investments	(0.3)	(37.5%)	0.1	(0.4)
Interest expense, net of similar income	(0.8)	5.9%	(1.1)	0.3
(Loss) income before taxes	(0.7)
Income tax (benefit) provision	2.1
Minority interests	0.3
Income from discontinued operations	(1.4)
Cumulative effects from changes in accounting principles	—

Net (loss) income:
Specialty Chemicals	(10.5)
Pigments	1.3
Advanced Ceramics	7.8
Custom Synthesis	12.6
Corporate costs and eliminations	(10.9)

Total	$0.3

Adjusted EBITDA(2):
Specialty Chemicals	$3.8	5.6%	$5.1	$(1.3)
Pigments	3.8	10.4%	4.1	(0.3)
Advanced Ceramics	7.2	22.9%	3.7	3.5
Custom Synthesis	(11.5)	(40.5)%	1.7	(13.2)
Corporate costs and eliminations	1.0	(10.2)%	(0.9)	1.9

Total	$4.3	2.8%	$13.7	$(9.4)

(1)
The FX Effect was calculated based on the change in the euro to U.S. dollar exchange rate for the applicable period.

(2)
See "—Dynamit Nobel—Components of Adjusted EBITDA—Divestment, Restructuring and Closure Related Adjustments."

Six months ended June 30, 2004 compared to six months ended June 30, 2003

  Net sales

        Net sales for the six months ended June 30, 2004 increased $85.5 million to $885.5 million from $800.0 million for the six months ended June 30, 2003, primarily due to favorable currency exchange rate changes of $75.7 million. After adjusting for the effect of foreign currency rate changes, net sales increased $9.8 million with increases in Specialty Chemicals of $21.1 million, Pigments of $3.3 million and Advanced Ceramics of $14.8 million, offset by decreases in Custom Synthesis of $29.4 million.

        Specialty Chemicals.    Net sales for the Specialty Chemicals segment increased $47.8 million, including $26.7 million of favorable currency exchange rate changes. After adjusting for the effect of foreign currency rate changes, net sales increased $21.1 million primarily due to organic volume growth improvements in Surface Treatment products in continental Europe and higher lithium and metal sulfide product sales.

        Pigments.    Net sales for the Pigments segment increased $24.7 million, including $21.4 million of favorable currency exchange rate changes. After adjusting for the effect of foreign currency exchange rate changes, net sales increased $3.3 million primarily due to increased volume in both rutile and anatase based pigments. Rutile based pigments sales were negatively impacted by pricing pressures caused by U.S. competitors and the weaker U.S. dollar. Also, higher sales volume of Functional Additives products and Water Chemistry products contributed to this increase.

        Advanced Ceramics.    Net sales for the Advanced Ceramics segment increased $30.1 million, including $15.3 million of favorable currency exchange rate changes. After adjusting for the effect of foreign currency exchange rate changes, net sales increased $14.8 million, or 10.3%, due to higher sales volumes primarily in electronic application and medical products. Also, mechanical application and piezo product sales were higher.

        Custom Synthesis.    Net sales for the Custom Synthesis segment decreased $17.1 million, despite $12.3 million of favorable currency exchange rate changes. After adjusting for the effect of foreign currency exchange rate changes, net sales decreased $29.4 million due primarily to continued capacity utilization issues at the Rohner facility as well as certain net volume declines at certain large customers.

  Gross profit

        Gross profit margin was 33.7% for the six months ended June 30, 2004, as compared to 34.4% for the six months ended June 30, 2003. The decrease in gross margin as a percentage of net sales was primarily due to the Rohner plant manufacturing inefficiencies. The rutile based pigments pricing pressures at Pigments described above also negatively impacted gross margins as a percentage of net sales as did higher material costs in metal sulfide products and less favorable lithium mix in the Specialty Chemicals segment.

        Gross profit increased approximately $23.4 million for the six months ended June 30, 2004, primarily due to favorable currency exchange rate changes. The net decrease, after adjusting for currency exchange rate changes in the gross profit of $2.3 million was due primarily to the Rohner impact in Custom Synthesis, offset partially by higher sales in Specialty Chemicals, Pigments and Advanced Ceramics. Gross profit in 2003 included losses of $4.9 million related to an actuator project at Advanced Ceramics for which significant start-up costs and high scrap rates were incurred in excess of selling prices and restructuring costs of $1.9 million in Advanced Ceramics.

  Operating expenses

        Operating expenses (SG&A) increased $23.0 million primarily due to currency exchange rate changes. SG&A as a percentage of net sales was 21.9% in 2004 and 21.4% in 2003. Included in the six

months ended June 30, 2004 SG&A was $1.7 million of nonrecurring and/or non-operational net charges. SG&A for the six months ended June 30, 2003 included $1.5 million of nonrecurring and/or non-operational gains; primarily consisting of $4.6 million of foreign currency transaction gains on inter-company debt, net of charges related to divested businesses. After excluding nonrecurring items, SG&A was 21.9% of net sales in 2004 and 2003.

  Operating income

        Operating income increased $0.4 million. After adjusting for favorable currency exchange rate changes, the remaining decrease in operating income is $8.4 million due to lower operating income in the Custon Synthesis segment, primarily due to issues at the Rohner facility, partially offset by increases in operating income at Advanced Ceramics, due to higher medical sales in the current year and nonrecurring charges in the prior year. Operating income for the six months ended June 30, 2004 included $1.6 million of non-recurring costs. Operating income in 2003 included $5.2 million of nonrecurring costs.

        Specialty Chemicals.    Operating income for the Specialty Chemicals segment increased $3.9 million primarily due to favorable currency changes impacts. Net nonrecurring/non-operational gains of $1.1 million were included in both years.

        Pigments.    Operating income for the Pigments segment increased $1.8 million due to the impact of currency rate changes.

        Advanced Ceramics.    Operating income for the Advanced Ceramics segment increased $9.9 million ($7.2 million after currency effects due to lower nonrecurring charges in 2004 of $3.4 million related to the actuator project and $1.9 million of restructuring charges net of $0.8 million of gains on business sales). After these items, operating income was up $2.7 million due to higher medical sales.

        Custom Synthesis.    Operating income decreased $13.8 million due to the continued capacity utilization issues at Rohner as well as volume declines from certain large customers.

        Corporate.    Corporate operating loss increased $1.4 million in 2004, primarily due to the impact of currency rate changes.

  Income from investments

        For the six months ended June 30, 2004 and June 30, 2003, income from investments decreased $0.3 million.

  Interest expense, net of similar income

        For the six months ended June 30, 2004 and June 30, 2003, interest expense, net of similar income, increased $0.8 million, primarily due to currency exchange rate changes.

  Income taxes

        Income taxes of $32.1 million on income before taxes of $90.3 million in the first six months of 2004 resulted in an effective income tax rate of 35.5%. This compared to income taxes of $34.2 million on income before taxes of $91.0 million in the first six months of 2003 resulting in an effective income tax rate of 37.6%.

  Net income

        Net income was $58.2 million for the first six months of 2004, as compared to net income of $57.9 million for the first six months of 2003 primarily as a result of higher income taxes and for the other reasons discussed above.

  Adjusted EBITDA

        Adjusted EBITDA increased $4.3 million for the six months ended June 30, 2004 as compared to for the six months ended June 30, 2003. After excluding currency effects, Adjusted EBITDA decreased $9.4 million, primarily due to lower Adjusted EBITDA in Custom Synthesis mainly as a result of issues at the Rohner facility. Also, Adjusted EBITDA at Specialty Chemicals and Pigments were lower offset by higher Adjusted EBITDA at Advanced Ceramics.

        Specialty Chemicals.    Adjusted EBITDA for the Specialty Chemicals segment increased $3.8 million for the six months ended June 30, 2004 as compared to for the six months ended June 30, 2003. After excluding currency effects, Adjusted EBITDA decreased $1.3 million primarily due to higher material costs in metal sulfide products, less favorable lithium mix and lower income from equity investments, offset in part by organic volume growth improvements in Surface Treatment products in continental Europe and higher lithium product and metal sulfide product sales.

        Pigments.    Adjusted EBITDA for the Pigments segment increased $3.8 million due to currency changes. After excluding currency effects, Adjusted EBITDA decreased $0.3 million due to the pricing pressures on rutile based pigment products caused by U.S. competitors and the weaker U.S. dollar offset in part by increased volume primarily in rutile and anatase based pigment products.

        Advanced Ceramics.    Adjusted EBITDA for the Advanced Ceramics segment increased $7.2 million. After excluding currency effects, Adjusted EBITDA increased $3.5 million primarily due to higher sales volumes primarily in electronic application and medical products.

        Custom Synthesis.    Adjusted EBITDA decreased $11.5 million. After excluding currency effects, Adjusted EBITDA decreased $13.2 million due to continued capacity utilization issues at the Rohner facility as well as certain net volume declines at certain large customers.

        Corporate.    Adjusted EBITDA expense decreased $1.0 million, $1.9 million after excluding currency effects, primarily due to the impact of miscellaneous cost reductions.

Year ended December 31, 2003 compared to year ended September 30, 2002

  Net sales

        Net sales for the year ended December 31, 2003 increased $174.0 million to $1,595.9 million from $1,421.9 million in the year ended September 30, 2002, primarily due to favorable currency exchange rate changes net of divestitures. After adjusting for currency exchange rate changes and divestitures, the remaining increase in sales of $22.8 million consisted of higher sales of $5.6 million in Specialty Chemicals, $20.9 million in Advanced Ceramics and $7.2 million in Custom Synthesis partially offset by lower sales of $10.9 million in Pigments.

        Specialty Chemicals.    Net sales for the Specialty Chemicals segment increased $91.5 million primarily due to favorable currency exchange rate changes. After adjusting for currency exchange rate changes, sales increased $5.6 million primarily due to increased sales volume of metal sulfides products offset by lower sales volume of lithium products in the Fine Chemicals business. Surface Treatment sales were relatively flat.

        Pigments.    Net sales for the Pigments segment increased $60.5 million primarily due to favorable currency exchange rate changes. After adjusting for currency exchange rate changes, net sales decreased $10.9 million due to sales declines in the Titanium Dioxide business mainly from lower anatase based pigment volume in Asia, lower volume and lower average selling prices in rutile based pigment products resulting from weaker market conditions and cyclical price fluctuations, and lower sales in the Functional Additives business due to weaker demand in zinc and barium products. Zinc sales were also negatively impacted by pricing pressures. These decreases were offset in part by sales volume increases in Water Chemistry products due to the addition of several new customers.

        Advanced Ceramics.    Net sales for the Advanced Ceramics segment increased $61.2 million primarily due to favorable currency exchange rate changes net of divestitures. After adjusting for currency exchange rate changes and divestitures, an increase in net sales of $20.9 million resulted, primarily due to higher sales volume in medical related products and, to a lesser extent, electronic related products.

        Custom Synthesis.    Net sales for the Custom Synthesis segment decreased $39.2 million. After excluding unfavorable currency exchange rate changes and divestitures, net sales increased $7.2 million due to increased sales volume of the segment's German operation offset by the termination of certain contracts and lower sales volume at Rohner.

  Gross profit

        Gross profit margin was 33.6% of 2003 net sales, as compared to 35.7% of 2002 net sales.

        Gross margin in 2003 was negatively impacted by certain nonrecurring costs and restructuring costs aggregating $14.9 million. These charges included $8.1 million of losses ($5.1 million of cash charges and $3.0 million of depreciation) related to the actuator project at Advanced Ceramics for which significant start-up costs and high scrap rates were incurred in excess of selling prices. Gross margin in 2003 was also negatively impacted by $2.2 million of other nonrecurring charges at Custom Synthesis primarily due to non-cash inventory and pension adjustments as well as $2.3 million of other nonrecurring charges at Pigments due to one-time problems in titanium dioxide production. Additionally, $1.8 million of restructuring costs at Rohner were incurred in 2003 due to a headcount reduction program as well as $0.5 million of restructuring costs relating to the closure of an Advanced Ceramics plant in Italy.

        In 2002, gross margin was negatively impacted by $1.6 million of restructuring costs at Advanced Ceramics. After these charges gross margin as a percentage of net sales was 34.5% in 2003 as compared to 35.8% in 2002.

        The remaining decrease in gross profit margin percentage was primarily the result of lower margins in the Custom Synthesis segment due to the lower capacity utilization at the Rohner plant as well as currency effects affecting the Finorga plant which manufactures products in euros and generally sells those products in U.S. dollars. Additionally, margins were lower in Specialty Chemicals due to increased raw material costs and unfavorable product mix. The above negative margin impacts were offset in part by favorable mix in the Pigments segment due to a greater percentage of higher margin anatase based pigment product sales and lower titanium-bearing slag purchase prices, a key raw material used in Pigments production.

        Gross profit increased $28.7 million in 2003 primarily due to currency exchange rate changes net of divestitures. After adjusting for currency exchange rate changes and divestitures, gross profit decreased $34.6 million due to lower gross margins from non-recurring and restructuring costs, as well as the other unfavorable items, described above.

  Operating expenses

        Operating expenses as a percentage of net sales were 21.9% in 2003 as compared to 21.2% in 2002.

        Operating expenses in 2003 included $19.8 million of net non-recurring costs primarily related to net closure costs/costs of discontinuing businesses/operations of $14.7 million, restructuring charges of $4.5 million and other net charges of $0.6 million. This amount consisted of $5.1 million in Advanced Ceramics related to $7.8 million of closure costs at divested businesses and $0.2 million of restructuring costs, offset by $1.7 million of gains on sales of businesses and $1.1 million of gains on land sales at closed businesses; $6.6 million in Custom Synthesis consisting of $5.6 million for environmental damage at a closed operation and $1.0 million of restructuring costs at Rohner due to a headcount reduction program; and $6.6 million in Specialty Chemicals with $3.9 million related to costs associated with divested businesses/operations, $2.3 million of other nonrecurring costs and $1.0 million of restructuring costs offset by $0.6 million of gains on business sales.

        Operating expenses in 2003 also included $2.8 million of currency transaction gains related to inter-company financing denominated in a foreign currency at Specialty Chemicals.

        Operating expenses in 2002 included $21.9 million of non-recurring gains related to gains on sold or divested businesses and fixed assets net of restructuring charges and disposal costs of businesses. This amount consisted of $9.1 million of gains on disposed businesses in Custom Synthesis, $9.4 million of gains in Specialty Chemicals primarily related to fixed asset and building sales and $5.6 million of net gains in Corporate with $8.3 million of gains on disposed businesses offset by nonrecurring charges of $1.9 million and $0.8 million of corporate restructuring charges. Advanced Ceramics had $1.4 million of charges related to closed businesses and $0.5 million of restructuring charges and Pigments had $0.3 million of charges related to closed businesses.

        Operating expenses in 2002 also included $0.8 million from currency transaction gains.

  Operating income

        Operating income decreased $20.7 million in 2003. After excluding currency effects and divestitures, operating income decreased $49.4 million. Non-recurring costs related to restructuring charges and other non-operational items, divested businesses, caused a $53.1 million decline in operating income in 2003 as compared to 2002. The remaining increase in operating income was $3.7 million.

        Specialty Chemicals.    Operating income for the Specialty Chemicals segment decreased $2.0 million in 2003. This decrease was $15.2 million after excluding currency effects and divested businesses. This decrease includes the impact of non-recurring costs related to restructuring charges, disposal costs of businesses and other non-operational items of $3.9 million in 2003 as compared to a net gain of $10.2 million in 2002.

        Pigments.    Operating income for the Pigments segment increased $8.2 million, but decreased $1.7 million after currency effects in 2003. This decrease includes the impact of non-recurring net losses related to non-recurring charges, net of gains on sale of businesses and/or property, plant and equipment equaling $1.7 million in 2003 and $0.3 million in 2002.

        Advanced Ceramics.    Operating income for the Advanced Ceramics segment increased $2.5 million in 2003. After currency effects and divested operations, operating income decreased $5.1 million. This decrease includes the impact of non-recurring costs related to restructuring charges, disposal costs of businesses and other items of $13.8 million in 2003 (including $3.0 million in depreciation) as compared to $3.4 million in 2002.

        Custom Synthesis.    Operating income for the Custom Synthesis segment decreased $20.4 million, $22.0 million decrease after currency changes and divested operations. Non-recurring costs related to restructuring charges, disposal costs of businesses, gains on sale of businesses and/or property, plant and equipment and other non-operational items caused $19.7 million of this decrease in operating income in 2003 as compared to 2002 as such charges were $10.7 million in 2003 as compared to income from these items of $9.1 million in 2002.

        Corporate.    Corporate operating loss increased $9.0 million, with a $5.4 million increase after adjusting for currency rate changes. Non-recurring items related to restructuring charges, disposal costs of businesses, gains on sale of businesses and other non-operational activities resulted in $5.6 million of gain in 2002 as compared to $1.9 million of charges in 2003.

  Income from investments

        For the years ended December 31, 2003 and September 30, 2002 income from investments decreased $1.0 million in 2003, or $1.5 million after excluding the impact of currency exchange rate changes.

  Interest expense, net of similar income

        For the years ended December 31, 2003 and September 30, 2002, interest expense, net of similar income, increased $2.3 million, primarily due to favorable currency exchange rate changes offset by divestitures. After adjusting for currency exchange rate changes and divested operations, interest expense, net of similar income increased $0.1 million.

  Income taxes

        Income taxes of $61.7 million on income before taxes of $163.3 million in 2003 resulted in an effective income tax rate of 37.8%. This compared to income taxes of $80.4 million on income before taxes of $187.3 million in 2002 which resulted in an effective income tax rate of 43.0%. The effective tax rate decreased in 2003 primarily due to reductions in the estimated valuation allowance needed for deferred tax assets including net operating loss carry-forwards.

  Net income

        Net income was $100.9 million in the year ended December 31, 2003 as compared to net income of $110.3 million in the year ended September 30, 2002 due to the reasons discussed above.

  Adjusted EBITDA

        Adjusted EBITDA increased $40.0 million in 2003. After excluding currency, Adjusted EBITDA decreased $10.3 million due to lower Adjusted EBITDA in the Specialty Chemicals, Pigments and Custom Synthesis segments offset by higher Adjusted EBITDA at Advanced Ceramics and lower Corporate Adjusted EBITDA losses.

        Specialty Chemicals.    Adjusted EBITDA for the Specialty Chemicals segment increased $13.6 million in 2003. After excluding currency, Adjusted EBITDA decreased $4.2 million primarily due to increased raw material costs, unfavorable product mix and lower income from equity investments offset in part by increased sales volume in Metal Sulfides products, net of lower sales volume in Lithium products.

        Pigments.    Adjusted EBITDA for the Pigments segment increased $11.0 million due to currency changes. After excluding currency, Adjusted EBITDA decreased $3.1 million due to sales declines in the Titanium Dioxide and Functional Additives products offset in part by sales volume increases in Water Chemistry products, an increased mix of higher margin anatase based pigment product sales and lower titanium-bearing slag purchase prices, discussed above.

        Advanced Ceramics.    Adjusted EBITDA for the Advanced Ceramics segment increased $14.8 million primarily due to currency effects of $11.4 million. After currency effects, Adjusted EBITDA increased $3.4 million primarily due to higher sales volume in Medical products and Electronics.

        Custom Synthesis.    Adjusted EBITDA increased $2.0 million. After currency effects, Adjusted EBITDA decreased $8.2 million due to lower capacity utilization at the Rohner plant, currency effects at Finorga, the termination of certain contracts, as well as increased raw material costs and unfavorable product mix, offset partly by increased sales volume of the German business.

        Corporate.    Adjusted EBITDA expense increased $1.4 million. After excluding a $3.2 million increase due to currency effects, Adjusted EBITDA expense decreased $1.8 million primarily due to the impact of miscellaneous cost reductions.

Three months ended December 31, 2002

  Net sales

        Net sales for the quarter ended December 31, 2002 was $336.9 million, which included Specialty Chemicals segment net sales of $134.5 million, Pigments segment net sales of $80.9 million, Advanced Ceramics segment net sales of $58.8 million and Custom Synthesis segment net sales of $62.7 million.

  Gross profit

        Gross profit margin was $117.6 million or 34.9% of net sales in the quarter ended December 31, 2002. Gross margin was negatively impacted by $0.4 million due to restructuring costs at Advanced Ceramics.

  Operating expenses

        Operating expenses was $84.6 million, or 25.1%, of net sales in the quarter ended December 31, 2002. Operating expenses included $2.0 million and $0.2 million of restructuring charges at Corporate and Advanced Ceramics, respectively, offset by currency transaction gains related to inter-company financing denominated in a foreign currency at Specialty Chemicals of $1.4 million.

  Operating income

        Operating income for the quarter ended December 31, 2002 was $33.0 million, with Specialty Chemicals segment operating income of $14.6 million, Pigments segment operating income of $12.3 million, Advanced Ceramics segment operating income of $6.3 million and Custom Synthesis segment operating income of $7.1 million. Corporate operating expense was $7.3 million.

  Income from investments

        Income from investments for the quarter ended December 31, 2002 was $2.1 million, primarily related to equity investments in Specialty Chemicals.

  Interest expense, net

        Interest expense, net, for the quarter ended December 31, 2002 was $6.9 million.

  Income taxes

        Income taxes of $11.8 million on income before taxes of $28.3 million in the quarter ended December 31, 2002 resulted in an effective income tax rate of 41.7%.

  Net income

        Net income for the quarter ended December 31, 2002 was $16.8 million.

  Adjusted EBITDA

        Adjusted EBITDA for the quarter ended December 31, 2002 was $57.5 million with Specialty Chemicals segment Adjusted EBITDA of $21.6 million, Pigments Adjusted EBITDA of $16.8 million, Advanced Ceramics segment Adjusted EBITDA of $10.9 million and Custom Synthesis segment Adjusted EBITDA of $13.4 million. Corporate Adjusted EBITDA loss was $5.2 million.

Year ended September 30, 2002 compared to year ended September 30, 2001

  Net sales

        Net sales for the year ended September 30, 2002 decreased $24.6 million to $1,421.9 million from $1,446.5 million in the year ended September 30, 2001. After adjusting for currency exchange rate changes and divested operations, the remaining increase in sales of $13.7 million consisted of higher sales in Specialty Chemicals of $18.5 million and Custom Synthesis of $35.6 million, including a full year's impact of the Finorga acquisition, offset by lower sales in Pigments of $8.4 million and in Advanced Ceramics of $32.0 million.

        Specialty Chemicals.    Net sales for the Specialty Chemicals segment increased $10.5 million. After adjusting for currency exchange rate changes and divestitures, the remaining increase of $18.5 million was primarily due to higher Lithium sales within the life sciences market and higher overall Fine Chemicals product sales.

        Pigments.    Net sales for the Pigments segment increased $1.8 million due to currency exchange rate changes. After adjusting for currency exchange rate changes, sales decreased $8.4 million due to sales declines in Titanium Dioxide and Functional Additives products caused by weaker demand and pricing pressures, offset in part by sales volume increases in the Water Chemistry business.

        Advanced Ceramics.    Net sales for the Advanced Ceramics segment decreased $42.1 million. After adjusting for currency exchange rate changes and divestitures, the remaining decrease in sales of approximately $32.0 million was due in part to the economic downturn in the electronics and telecommunications industries offset in part by higher Medical application sales due to market share growth.

        Custom Synthesis.    Net sales for the Custom Synthesis segment increased $5.2 million. After excluding favorable currency exchange rate changes and divested operations, the remaining increase in sales of $35.6 million was primarily due to sales from the Finorga operation which was acquired on March 1, 2001.

  Gross profit

        Gross profit margin was 35.7% of 2002 net sales, as compared to 34.4% of 2001 net sales. The increase in gross profit margin was due to better product mix, particularly related to the Custom Synthesis segment with the addition of a greater mix of higher margin Life Sciences and agro market synthesis products due to a full year of Finorga operations in 2002 versus a half year in 2001, and the divestment of lower margin businesses at the same time, as well as better mix in Lithium products at Specialty Chemicals.

        In 2002 gross margin was negatively impacted by $1.6 million due to restructuring costs at Advanced Ceramics.

        Gross profit increased $10.2 million in 2002 primarily due to currency exchange rate changes. After adjusting for currency exchange rate changes, gross profit decreased $3.1 million. The decrease in the gross profit was due to the divestments net of the acquisitions discussed above.

  Operating expenses

        Operating expenses as a percentage of net sales were 21.2% in 2002 as compared to 19.8% in 2001.

        Operating expenses in 2002 included $21.9 million of non-recurring gains related to gains on sold or disposed businesses and fixed assets net of restructuring charges and disposal costs of businesses. This amount consisted of $9.1 million of gains on disposed businesses in Custom Synthesis, $9.4 million of gains in Specialty Chemicals, primarily related to fixed asset and building sales, and $5.6 million of net gains in Corporate with $8.3 million of gains on disposed businesses offset by nonrecurring charges of $1.8 million and $0.8 million of corporate restructuring charges. Advanced Ceramics had $1.4 million of charges related to closed businesses and $0.5 million of restructuring charges and Pigments had $0.3 million of charges related to closed businesses.

        Operating expenses in 2002 also included $0.8 million from currency transaction gains related to inter-company financing denominated in a foreign currency at Specialty Chemicals.

        Operating expenses in 2001 included $58.1 million of non-recurring gains related to gains on sold or disposed businesses of $23.3 million in Custom Synthesis and $36.9 million in Specialty Chemicals. Sales of fixed assets yielded gains of $0.7 million at Corporate. Restructuring charges were $0.3 million at Advance Ceramics, $0.4 million at Specialty Chemicals and $1.7 million at Corporate. Also, disposal costs of $0.5 million were incurred at Corporate.

        Operating expenses in 2001 also included $1.4 million from currency transaction gains related to inter-company financing denominated in a foreign currency at Specialty Chemicals.

  Operating income

        Operating income decreased $4.3 million in 2002. After currency exchange rate changes and divestitures, operating income increased $44.4 million. This increase is primarily due to non recurring net gains in 2002 and 2001 as well as items described in "Adjusted EBITDA" below.

        Specialty Chemicals.    Operating income for the Specialty Chemicals segment decreased $5.3 million. After excluding currency rate changes and divestitures, operating income increased $29.4 million. This increase is primarily due to non recurring net gains in 2002 and 2001 as well as items described in "Adjusted EBITDA" below.

        Pigments.    Operating income for the Pigments segment increased $3.2 million in 2002, $1.8 million after currency changes. This increase includes the impact of $0.3 million of nonrecurring charges in 2002 related to divested operations.

        Advanced Ceramics.    Operating income for the Advanced Ceramics segment decreased $10.8 million in 2002. After excluding currency rate changes and divestitures, operating income decreased $10.6 million, due to the impact of non-recurring costs related to restructuring charges, disposal costs of businesses and other non-operational items of $3.4 million in 2002 as compared to $0.1 million net in 2001.

        Custom Synthesis.    Operating income for the Custom Synthesis segment decreased $3.0 million in 2002, but increased $11.8 million after currency changes and divestitures. This increase is primarily due to non recurring net gains in 2002 and 2001.

        Corporate.    Corporate operating loss decreased $11.6 million, with a $12.0 million decrease after adjusting for currency rate changes. Non-recurring gains primarily related to business divestitures were $5.6 million in 2002 while non-recurring costs related to restructuring charges and net disposal costs of businesses were $1.4 million in 2001.

  Income from investments

        For the years ended September 30, 2002 and September 30, 2001 income from investments decreased $1.1 million primarily due to lower income from equity investments in the Specialty Chemicals and Advanced Ceramics segments.

  Interest expense, net of similar income

        For the years ended September 30, 2002 and September 30, 2001 interest expense, net of similar income, decreased $1.4 million.

  Income taxes

        Income taxes of $80.4 million on income before taxes of $187.3 million in 2002 resulted in an effective income tax rate of 42.9%. This compared to income taxes of $94.1 million on income before taxes of $191.3 million in 2001 which resulted in an effective income tax rate of 49.2%. The effective tax rate decreased in 2002 due to certain lower unfavorable permanent differences.

  Net income

        Net income of $110.3 million resulted in the year ended September 30, 2002 as compared to net income of $98.5 million in the year ended September 30, 2001 due to the reasons discussed above.

  Adjusted EBITDA

        Adjusted EBITDA increased $13.7 million in 2002. After excluding currency effects, Adjusted EBITDA increased $6.5 million due to higher Adjusted EBITDA in the Specialty Chemicals and Custom Synthesis segments along with lower Corporate Adjusted EBITDA losses offset by lower Adjusted EBITDA at Advanced Ceramics and Pigments.

        Specialty Chemicals.    Adjusted EBITDA for the Specialty Chemicals segment increased $7.8 million in 2002. After excluding currency effects, Adjusted EBITDA increased $5.4 million primarily due to higher Lithium sales within the Life Sciences markets and higher overall Fine Chemicals product sales along with better overall mix in Lithium products.

        Pigments.    Adjusted EBITDA for the Pigments segment increased $0.4 million despite $2.0 million of favorable currency changes. After excluding currency effect, Adjusted EBITDA decreased $1.6 million due to sales declines in Titanium Dioxide and Functional Additives products caused by weaker demand and pricing pressures, offset in part by sales volume increases in the Water Chemistry business.

        Advanced Ceramics.    Adjusted EBITDA for the Advanced Ceramics segment decreased $11.5 million despite favorable currency changes of $1.6 million. After excluding currency effects, Adjusted EBITDA decreased $13.1 million primarily due to the impact of the economic downturn in the electronics and telecommunications industries offset in part by higher medical application sales due to market share growth.

        Custom Synthesis.    Adjusted EBITDA increased $12.3 million in 2002. After currency effects, Adjusted EBITDA increased $10.6 million primarily due to the impact of a full year's sales from the acquisition of the Finorga, Switzerland operation, which was acquired on March 1, 2001.

        Corporate.    Adjusted EBITDA expense decreased $4.7 million. After excluding a $0.5 million increase due to currency, the $5.1 million decrease to Adjusted EBITDA expense is primarily due to the impact of miscellaneous cost reductions including lower consulting fees in 2002.

Liquidity and Capital Resources

  Historic Rockwood Cash Flows

        Net cash provided by operating activities was $44.7 million and $3.4 million in the six months ended June 30, 2004 and 2003, respectively. Net cash provided by operating activities was $45.7 million in 2003, net cash used in operating activities was $3.0 million in 2002 and net cash provided by operating activities was $113.5 million in 2001. The increase in net cash provided by operating activities for the six months ended June 30, 2004 as compared to six months ended June 30, 2003 was primarily due to stronger operating results as well as the smaller increase in working capital accounts in 2004 compared to 2003, including the impact of lower interest payments in 2004 due to the scheduled timing of these payments. The change in cash flows from operating activities for 2003 as compared to 2002 was primarily due to a net $50.0 million use of cash related to receivables sale transactions during 2002. Also, there was a smaller increase in working capital accounts in 2003 compared to 2002. The change between 2002 and 2001 of $116.5 million primarily related to a $100.0 million change in net receivables sales activity requiring a $50.0 million use of cash in 2002 while yielding $50.0 million in net cash proceeds in 2001. Most of the remaining difference related to payments in 2002 of expenses that had been accrued at the end of 2001, net of operating working capital changes.

        Net cash used for investing activities was $13.3 million in the six months ended June 30, 2004, $25.1 million in the six months ended June 30, 2003, $48.5 million in 2003, $30.5 million in 2002 and $31.6 million in 2001. The decrease in net cash used for investing activities for the six months ended June 30, 2004 as compared to six months ended June 30, 2003 was primarily due to the 2003 acquisition of Southern Color, partially offset by insurance proceeds from fire damage received in 2003. The increase for 2003 as compared to 2002 was primarily due to the sale-leaseback of one of our subsidiaries' facilities in 2002 along with increases in cash used for acquisitions in 2003, partially offset by insurance proceeds from fire damage received in 2003. The change from 2001 to 2002 primarily represented a 2002 acquisition, offset by the sale-leaseback.

        Net cash used in financing activities was $4.5 million in the six months ended June 30, 2004, $6.3 million in the six months ended June 30, 2003, $1.2 million in 2003, $19.5 million in 2002 and $33.6 million in 2001. In the six months ended June 30, 2004, less cash was used than in the comparable period in 2003 because of lower scheduled principal repayments on our then outstanding long-term debt. 2003 was not directly comparable to 2002 due to the effect of the July 2003 Refinancing. Net cash used in financing activities during 2002 represented scheduled principal repayments on our then long-term debt. Net cash used in financing activities during 2001 represented repayment of borrowings under the then revolving credit facility and a fee relating to the rollover of certain debt.

  Dynamit Nobel Cash Flows

        Net cash provided by (used in) operating activities was $(18.2) million and $57.6 million in the six months ended June 30, 2004 and 2003, respectively. Net cash provided by operating activities was $267.1 million in 2003, $42.1 million in the short fiscal year ending December 31, 2002, $142.1 million in fiscal 2002 and $128.0 million in fiscal 2001. The decrease in net cash provided by operating activities for the six months ended June 30, 2004 as compared to six months ended June 30, 2003 was primarily due to a larger increase in working capital in 2004 compared to 2003 along with weaker operating results. The change in cash flows from operating activities for 2003 as compared to 2002 was primarily due to a significant decrease in working capital in 2003 versus a significant increase in working capital in 2002. The change between 2002 and 2001 primarily related to higher operating income in 2002 excluding gains on disposals as well as operating working capital changes.

        Net cash used for investing activities was $45.0 million in the six months ended June 30, 2004, $9.0 million in the six months ended June 30, 2003, $102.7 million in 2003, $23.8 million in the short fiscal year ending December 31, 2002, $62.5 million in 2002 and $60.3 million in 2001. These amounts primarily represent cash used for capital expenditures net of cash received on disposed businesses and fixed assets. The increase in net cash used for investing activities for the six months ended June 30, 2004 as compared to six months ended June 30, 2003 was primarily due to a larger increase in capital expenditures in the current year along with $17.8 million of proceeds from business disposals in 2003. The increase in cash used for investing activities for 2003 as compared to 2002 was primarily due to more cash flows generated from business and fixed assets disposals in 2002 versus 2003. The increase in cash used for investing activities for 2002 as compared to 2001 was primarily due to more cash flows generated from business and fixed assets disposals in 2001 versus 2002.

        Net cash provided by (used for) financing activities was $71.7 million in the six months ended June 30, 2004, ($56.6) million in the six months ended June 30, 2003, $196.8 million in 2003, $30.9 million in the short fiscal year ending December 31, 2002, $95.9 million in 2002 and $82.3 million in 2001. This amount for each period primarily related to net financing provided by mg less third party debt activity.

  Indebtedness—Pre-Dynamit Nobel Acquisition

        In connection with the KKR Acquisition, we incurred substantial amounts of debt, including amounts outstanding under our then existing senior credit facilities and our then existing senior subordinated loan facility. As part of the July 2003 Refinancing, we repaid the borrowings under our then existing senior subordinated loan facility and repaid all amounts outstanding under our then existing senior credit facilities with the proceeds from the then new senior credit facilities, the private offering of $375.0 million principal amount of 10 5/8% Senior Subordinated Notes due 2011, or the 2011 Notes, and new equity contributions of $95.0 million from our parent companies.

        The new equity contributions of $95.0 million consisted of an equity contribution of $70.0 million by our immediate parent company, Rockwood Specialties International, Inc. with the gross proceeds from the issuance of 12% senior discount notes due 2011 ($111.6 million aggregate principal amount at maturity) and an equity contribution of $25.0 million by our ultimate parent company, Rockwood Holdings with the proceeds from the issuance of shares of Series A Participating Preferred Stock and warrants to purchase shares of common stock to an affiliate of KKR. The senior discount notes do not require Rockwood Specialties International, Inc. to pay cash interest on these notes until 2007, at which point interest will accrue on the notes at a rate of 12% per year. Rockwood Specialties International, Inc. will rely on income generated by our operations (as available after providing for cash flows used in investing and financing activities), paid to it as dividends, to make these interest payments. The indenture governing the 2011 Notes and the indenture governing the notes allow such dividends to be made in accordance with the terms of the senior discount notes of our parent company, Rockwood Specialties International, Inc., commencing in 2007.

        As a result of the July 2003 Refinancing, the then new senior credit facilities consisted of new tranche A term loans and new tranche B term loans. In December 2003, we refinanced all of the U.S. dollar borrowings under our tranche B term loan facilities with the proceeds of a tranche C term loan facility in order to reduce our interest expense. The tranche A term loans and the revolving credit facility were due to mature in July 2009 and each of the tranche B term loans and tranche C term loans were due to mature in July 2010. Interest payments on the debt resulting from the KKR Acquisition and the 2003 Refinancing significantly increased our liquidity requirements. As of June 30, 2004, we had aggregate borrowings of $822.6 million, no outstanding borrowings under our $100.0 million revolving credit facility and $14.2 million of letters of credit, which reduced our availability under our revolving credit facility.

  Indebtedness—Post-Dynamit Nobel Acquisition

        We consummated the Dynamit Nobel Acquisition on July 31, 2004. In connection with the Dynamit Nobel Acquisition, we entered into new senior secured credit facilities of approximately $1,754.6 million and a new senior subordinated loan facility of approximately $854.5 million and received an equity contribution of $404.0 million from proceeds from equity investments in Rockwood Holdings by affiliates of KKR and DLJMB (representing an equity contribution in Rockwood Holdings of $425.0 million less a $20.0 million repayment of a portion of the additional PIK notes issued in connection with interest payments on the $70.0 million initial aggregate principal amount of the PIK notes issued and a related fee payment of $1.0 million). $50.4 million of the term loan and $250.0 million available under the revolving credit facility were undrawn at the closing of the Dynamit Nobel Acquisition. The proceeds from the Acquisition Financing were used at the closing of the Dynamit Nobel Acquisition to finance the purchase price of the businesses acquired in the Dynamit Nobel Acquisition, repay all amounts outstanding under our old senior credit facilities (which totaled approximately $442.2 million), repay assumed debt of approximately $129 million, fund approximately $20.0 million of cash settlement of derivative transactions related to the Dynamit Nobel Acquisition and pay related fees and expenses. In addition, we assumed long-term debt of approximately €134.2 million (or $162.8 million). As of September 30, 2004, we have reclassified our assumed long-term debt and have determined that €154.6 million (or $186.1 million) will remain outstanding under their existing arrangements. Subsequent to the closing of the Dynamit Nobel Acquisition, we drew the remaining $50.4 million of the term loans in connection with the acquisition of the Pigments and Dispersions business of Johnson Matthey Plc. In addition, on October 8, 2004, we amended the new senior secured credit facilities to borrow an additional $160.0 million and €52.7 million (or $223.5 million in aggregate) of term loans and used the additional borrowings to repay a portion of our new senior subordinated loan and to pay related fees.

        As a result of the Acquisition Financing and Interim Refinancing, as of September 30, 2004, at the then exchange rate, we had aggregate indebtedness of $2,958.5 million, including $1,746.5 million of borrowings under the term loan portions of the new senior secured credit facilities, an additional $233.7 million of borrowing capacity available under our revolving credit facility, after giving effect to $16.3 million of letters of credit, which reduced our availability, $649.0 million of borrowings under the new senior subordinated loan facility, $375.0 million of outstanding 2011 Notes and $190.1 million of Dynamit Nobel's existing long-term debt which was assumed by us in connection with the Dynamit Nobel Acquisition. After giving effect to this Refinancing, our aggregate indebtedness would have been $2,934.5 million, reflecting a repayment of all outstanding borrowings under the new senior subordinated loan facility. In connection with the Dynamit Nobel Acquisition, we assumed certain standby letters of credit and comparable obligations. Many of these obligations will have to be renewed upon expiration and will then reduce availability under the revolving credit facility.

        The new senior secured credit facilities, as amended, consist of new tranche A-1 term loans in an aggregate principal amount of €81.0 million (or approximately $97.5 million) and new tranche A-2 term loans in an aggregate principal amount of €128.5 (or approximately $154.7 million), each maturing on July 31, 2011, new tranche B term loans in an aggregate principal amount of $1,145.0 million maturing on July 31, 2012 and new tranche C term loans in an aggregate principal amount of €274.8 million (or approximately $330.9 million) maturing on July 31, 2012 and also provide a new revolving credit facility in an aggregate principal amount of $250.0 million maturing on July 31, 2010. The U.S. dollar equivalents of term loans denominated in euros are shown based on the exchange rate on July 31, 2004 of €1.00 = $1.204. The borrowings under the new senior secured credit facilities bear interest at a rate per year equal to the following: (1) in the case of tranche A-1, A-2 and B term loans and the revolving credit facility, at our option, either (i) Adjusted LIBOR plus 2.50% or (ii) in the case of loans denominated in U.S. dollars, ABR plus 1.25%; and (2) in the case of tranche C term loans, Adjusted LIBOR plus 3.00%. In each case, the interest rates per year (other than under the tranche C term loan facility) are subject to step-downs determined by reference to a performance test. Adjusted LIBOR is the London inter-bank offered rate adjusted for statutory reserves. ABR is the alternate base rate, which is the highest of Credit Suisse First Boston's prime rate and the federal funds effective rate plus 1/2 of 1%. Tranche A-1 and A-2 term loans are payable in January and July of each year at escalating percentages of the original principal amount. Tranche B and tranche C term loans are payable in January and July of each year at amounts equal to 0.5% of the original principal balance, with the remainder due at the final maturity date.

        Our new senior secured credit facilities contain various restrictive covenants which limit our and our subsidiaries' ability to, among other things, incur indebtedness and other liabilities, create liens, merge or consolidate, dispose of assets, make investments, pay dividends and make payments to shareholders, make payments on certain indebtedness or to amend documents related to certain indebtedness and to enter into sale leaseback transactions. In addition, our new senior secured credit facilities contain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. Specifically, the key financial ratios in our new senior credit facilities are net debt to Adjusted EBITDA, which is required to be less than 6.95 to 1 for the twelve-month period ended December 31, 2004, and Adjusted EBITDA to cash interest expense (interest expense, net excluding deferred debt issuance cost amortization and the movements in the mark-to-market value of our interest rate and cross-currency interest rate derivatives), which is required to be at least 1.60 to 1 for the twelve-month period ended December 31, 2004. Because Adjusted EBITDA on a consolidated basis is used in the calculation of these ratios, Adjusted EBITDA is critical to evaluating our liquidity position.

        Adjusted EBITDA, which is referred to under the senior secured credit agreement as "Consolidated EBITDA," is defined therein as consolidated earnings (which, as defined therein, equals income (loss) before the deduction of income taxes of Rockwood Specialties Group and the Restricted Subsidiaries (as such term is defined therein), excluding extraordinary items) plus:

  •
  interest expense;

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  depreciation expense;

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  amortization expense, including amortization of deferred financing fees;

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  extraordinary losses and non-recurring charges;

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  non-cash charges;

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  losses on asset sales;

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  restructuring charges or reserves (including severance, relocation costs and one-time compensation charges and costs relating to the closure of facilities);

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  expenses paid by Rockwood Holdings or any of its subsidiaries in connection with the Dynamit Nobel Acquisition, the new senior secured credit agreement, the granting of liens under the security documents (as such term is defined in the new senior secured credit agreement), the indenture governing the notes, this offering and any other related transactions;

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  any expenses or charges incurred in connection with any issuance of debt or equity securities;

  •
  any fees and expenses related to permitted acquisitions;

  •
  any deduction for minority interest expense; and

  •
  items arising in connection with litigation related to our timber business of our Performance Additives segment;

        less:

  •
  extraordinary gains and non-recurring gains;

  •
  non-cash gains; and

  •
  gain on asset sales;

        in all cases subject to certain exclusions.

        Given our use of Adjusted EBITDA as a liquidity measure, the following table presents a reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA:

				Six Months Ended June 30,
	Year Ended December 31,
($ in millions)
	2001	2002	2003	2003	2004
Net cash provided by (used in) operating activities	$113.5	$(3.0)	$45.7	$3.4	$44.7
Changes in assets and liabilities net of the effect of foreign currency translation and acquisitions	(40.9)	23.4	19.9	36.4	6.2
Current portion of income tax (benefit) provision	15.4	8.5	7.7	(4.7)	7.5
Interest expense, net, excluding amortization of deferred financing costs and unrealized losses on derivatives	76.0	70.4	75.5	37.8	36.8
Restructuring and related charges	9.7	1.3	1.9	1.0	0.1
Systems/organization establishment expenses	2.6	1.5	1.6	0.7	1.0
Cancelled financing costs	2.5	—	—	—	—
Cancelled acquisition and disposal costs	1.2	0.2	1.9	0.6	0.1
Business interruption costs and insurance recovery(a)	1.3	(2.3)	(4.5)	(4.5)	—
Stamp duty tax	—	—	—	—	4.0
Inventory write-up reversal	9.0	—	0.1	0.1	—
Bad debt provision	(1.1)	(0.9)	(1.7)	(0.2)	(0.9)
Foreign exchange gain	—	—	—	(0.3)	(0.3)
Net receivables sale activity	(50.0)	50.0	—	—	—
Refinancing fees	—	—	1.4	—	—
Loss on receivables sold	1.2	1.3	—	—	—

Total Adjusted EBITDA	$140.4	$150.4	$149.5	$70.3	$99.2

(a)
Business interruption costs and insurance recovery are not included in the calculation of Adjusted EBITDA under the indenture governing the 2011 Notes and the indenture governing the notes.

        Adjusted EBITDA is not an alternative to net (loss) income, operating income or cash flows from operating activities as calculated and presented in accordance with GAAP. You should not rely on Adjusted EBITDA as a substitute for any GAAP financial measure. We strongly urge you to review the reconciliations of Adjusted EBITDA contained in this section, including the related explanations, the limitations of these exclusions described below and the other financial information contained in this offering circular. We also strongly urge you not to rely on any single financial measure to evaluate our business.

        Management compensates for the limitations of using non-GAAP financial measures by using them only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. When viewed with our GAAP results and the reconciliations of Adjusted EBITDA discussed above and contained in the notes to Rockwood's financial statements, we believe

Adjusted EBITDA provides a more complete understanding of factors and trends affecting our business than GAAP results alone.

        There are material limitations associated with excluding the reconciling items listed in the previous tables from our earnings to calculate Adjusted EBITDA and using this non-GAAP financial measure as compared to the use of the most directly comparable GAAP financial measures. For example, the cash portion of income tax (benefit) provision, interest expense—net, and restructuring as well as non-recurring charges related to securities issuance, acquisition activities, and systems/organization establishment, generally represent charges (gains) which may significantly affect funds available to use in our operating, financing and investing activities. Non-operating foreign exchange gains (losses), although not immediately affecting cash used in investing activities, may affect the amount of funds needed to service our debt if those currency impacts remain in place as we meet our future principal repayment obligations. Depreciation, amortization, non-cash (gains) charges and impairment charges, though not directly affecting our current cash position, represent the wear and tear and/or reduction in value of the plant, equipment, and intangible assets which permit us to manufacture and/or market our products. These items may be indicative of future needs for capital expenditures, for development or acquisition of intangible assets or relevant trends causing asset value changes. An investor or potential investor may find any one or all of these items important in evaluating our performance, results of operations, financial position and liquidity.

        Our borrowings and the borrowings of Rockwood Specialties Limited under the new senior secured credit facilities are secured by a pledge by Rockwood Specialties International, Inc. of 100% of our capital stock, a pledge of 100% of the capital stock of certain of our direct and indirect domestic subsidiaries and a pledge of 65% of the capital stock of our first-tier foreign subsidiaries. In addition, the borrowings of Rockwood Specialties Limited are also secured by a pledge of the remaining 35% of the capital stock of our first-tier foreign subsidiaries as well as 100% of the capital stock of certain other foreign subsidiaries. Our borrowings and those of Rockwood Specialties Limited are also secured by substantially all of our assets and substantially all of the assets of our direct and indirect domestic subsidiaries. In addition, the borrowings by Rockwood Specialties Limited are secured by substantially all of the assets of certain of our foreign subsidiaries. In addition, our borrowings and the borrowings of Rockwood Specialties Limited are guaranteed by Rockwood Specialties International, Inc. and each of our direct and indirect domestic subsidiaries. See "Description of Certain Other Indebtedness—New Senior Secured Credit Facilities."

        $909.7 million of the debt outstanding as a result of the Financing are denominated in euros, at an exchange rate in effect on July 31, 2004. In order to mitigate the effect of any exchange rate changes which may have taken place prior to the closing of the Dynamit Nobel Acquisition, we entered into call options, permitting us to purchase up to €750.0 million at a price of $1.225 = €1.00. We recorded a mark-to-market loss of $2.9 million during the quarter ended June 30, 2004 on the call options. The options expired unexercised and we recorded an additional loss of $8.1 million in the third quarter of 2004. We also entered into a forward contract in July 2004 to purchase €1.057 million of euros at a fixed U.S. dollar rate of $1.208 = €1.00 related to the Financing, which was utilized to pay for a portion of the purchase price at the closing of the Dynamit Nobel Acquisition. We recorded a charge of approximately $4.0 million in the third quarter of 2004.

        Financing costs will be capitalized and amortized using the effective interest rate method over the term of the debt outstanding. Acquisition costs will be capitalized into the overall cost of the Dynamit Nobel Acquisition. We will record a write-off in the third quarter of 2004 of $1.8 million of unamortized fees that had been capitalized as part of the 2003 Refinancing for loans repaid under the Financing.

        Approximately $21.5 million and $9.0 million of the transaction fees were paid to KKR or its affiliates and to DLJ Merchant Banking III, Inc., respectively. In addition, approximately $25.5 million of financing fees was paid to CSFB or its affiliates. Effective with the Dynamit Nobel Acquisition, KKR and DLJ Merchant Banking III, Inc. have agreed to provide us consulting and management advisory services for an aggregate annual fee of $2.0 million, which amount will be increased by 5% each year.

        We believe that the Dynamit Nobel Acquisition will ultimately enhance our access to capital markets, and thereby enhance our liquidity and capital resources, due to the significantly increased size of the combined entity and increased end market and geographic diversification. However, in the short term, our new capital structure described above may result in less favorable financial ratios, measures commonly used in debt covenants such as those governing our existing long-term debt. Our annual capital expenditures will increase in amount, but we do not believe they will change significantly from current levels in proportion to the size of the combined entity.

  Capital Expenditures

        The combined capital expenditures of Rockwood and Dynamit Nobel have averaged $154.6 million per year over the last three years. Rockwood's capital expenditures consisted primarily of replacements of worn, obsolete or damaged equipment as well as investments in new equipment, mostly for our Iron Oxide Pigments and Timber Treatment Chemicals business lines. From 2001 through 2003, Rockwood made significant investments in new facilities to expand capacity across our business lines including expenditures made in connection with the expansion of our ACQ production capabilities in our Timber Treatment Chemicals business line, expansion and refurbishment of two wafer reclaim facilities and production equipment—the wafer reclaim facility in Providence, Rhode Island and the Greasque, France facility. Dynamit Nobel's capital expenditures consisted of expansion of cGMP production lines and new equipment relating to multi-column chromatography in our Custom Synthesis segment, expansion of our titanium dioxide capacity for our Pigments segment and capacity expansion for our Advanced Ceramics segment.

Rockwood Contractual Obligations

        The following table details the contractual obligations of Rockwood as of December 31, 2003:

	Total	2004	2005 & 2006	2007 & 2008	Thereafter
	(in millions)
Debt, including current portion(1)	$833.0	$9.0	$34.8	$57.0	$732.2
Operating leases	57.5	9.4	13.5	7.2	27.4
Purchase obligations(2)	10.7	6.4	3.7	0.6	—

Total(3)(4)	$901.2	$24.8	$52.0	$64.8	$759.6

(1)
Amounts represent the expected cash payments of our long-term debt and do not include any fair value adjustments or bond premiums or discounts.

(2)
Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.

(3)
Minimum pension funding requirements are not included as such amounts have not been determined. We estimate that we will contribute approximately $2.1 million to pension and post-retirement plans in 2004. During 2003, we made pension and post-retirement contributions of approximately $1.3 million.

(4)
Obligations relating to eventual settlement of derivative contracts are not included as the timing and amounts are not fixed. These contracts are marked to market with the related liabilities ($27.0 million at December 31, 2003) reflected in "Other liabilities" in the balance sheet.

        See "—Liquidity and Capital Resources—Indebtedness—Post-Dynamit Nobel Acquisition" for information on long-term debt we incurred in connection with the Dynamit Nobel Acquisition.

Dynamit Nobel Contractual Obligations

        The following table details the Dynamit Nobel's contractual obligations as of December 31, 2003:

	Total	2004	2005 & 2006	2007 & 2008	Thereafter
	(in millions)
Debt, including current portion(1)	$435.1	$186.2	$98.2	$52.2	$98.5
Operating leases	43.7	12.8	13.8	5.0	12.1
Purchase obligations(2)	236.1	125.6	80.7	25.4	4.4

Total(3)(4)(5)	$714.9	$324.6	$192.7	$82.6	$115.0

(1)
Amounts represent the expected cash payments of long-term debt including capital lease obligations and do not include any fair value adjustments or bond premiums or discounts. Amounts due on capital lease obligations include imputed interest thereon.

(2)
Purchase obligations include agreements for purchase of goods that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction, including routine short-term purchase orders and obligations incurred in the ordinary course of business. Purchase obligations exclude agreements that are cancelable without penalty.

(3)
Minimum pension funding requirements are not included as such amounts have not been determined. Management estimates that Dynamit Nobel will contribute approximately $7.3 million to defined benefit pension and post-retirement plans in 2004. During 2003, Dynamit Nobel made defined benefit pension and post-retirement contributions of approximately $6.6 million.

(4)
Obligations relating to eventual settlement of derivative contracts are not included. These contracts are marked to market with the related liabilities ($8.3 million at December 31, 2003) reflected in the consolidated balance sheet.

(5)
Maturity assumptions were derived as of December 31, 2003, without regard to the eventual consummation of the Dynamit Nobel Acquisition.

        Our ability to pay principal and interest on our debt (including the notes), fund working capital and make anticipated capital expenditures depends on our future performance, which is subject to general economic conditions and other factors, some of which are beyond our control. We believe that based on current and anticipated levels of operations and conditions in our industry and markets, cash flows from operations and borrowings available under our revolving credit facility will be adequate for the foreseeable future to make required payments of principal and interest on our debt, including our notes, and fund our working capital and capital expenditure requirements. There can be no assurance, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under our revolving credit facility in an amount sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs. Furthermore, any future acquisitions, business combinations or similar transactions will likely require additional capital, and there can be no assurance that this capital will be available to us.

Commitments and Contingencies

        We are involved in various legal proceedings, including product liability, intellectual property and environmental matters, of a nature considered normal to our business. It is our policy to accrue for amounts related to these matters in accordance with SFAS No. 5, "Accounting for Contingencies," if it is probable that a liability has been incurred and an amount can be reasonably estimated. It is our policy to disclose such matters when there is at least a reasonable possibility that a material loss may have been incurred.

        Under the terms of the Business and Share Sale and Purchase Agreement, the Deed of Tax Covenant and the Environmental Deed entered into in connection with the KKR Acquisition, Degussa UK Holdings Ltd., or Degussa, as successor to Laporte, plc, or Laporte, is required to indemnify us for certain legal, tax and environmental liabilities and obligations that relate to the period prior to the closing of the KKR Acquisition. Pursuant to these agreements, we have made various claims for indemnification with Degussa. In the opinion of management, and based upon information currently available, we do not expect the ultimate resolution of these claims to have a material effect on our financial condition or results of operations.

        In addition, under the terms of Sale and Purchase Agreement entered into in connection with the Dynamit Nobel Acquisition, mg technologies ag and MG NAH are required to indemnify us for certain legal, tax and environmental liabilities and obligations that related to the period prior to the closing of the Dynamit Nobel Acquisition. See "Dynamit Nobel Acquisition—Sale and Purchase Agreement."

        Environmental Matters.    In the ordinary course of business, like most other industrial companies, our operations are subject to extensive and evolving federal, state, local and foreign environmental laws and regulations. Governmental authorities may resort to a variety of civil and criminal enforcement measures, including monetary penalties, injunctions and remediation requirements, for violation of such laws. We are currently involved in the assessment and remediation of some sites, which include company-owned sites and sites owned by third parties.

        There can be no assurances that environmental laws and regulations, or their interpretation, will not become more stringent in the future or that we will not incur significant additional costs to comply with such changes in laws and regulations. We monitor potential changes in laws and regulations to assess the expected impact on our results of operations. We have evaluated our total environmental exposure based on currently available data and believe that our environmental matters will not have a material adverse impact on our financial position or results of operations. If matters previously identified by management are resolved in a manner different from original estimates, there is the potential for a material adverse effect on operating results or cash flows in any one accounting period.

        Pursuant to the environmental deed entered into in connection with the KKR Acquisition, Degussa, as successor to Laporte, is required to indemnify us and our subsidiaries for certain environmental matters that relate to the business as conducted prior to the closing of the KKR Acquisition. The environmental deed provides that Degussa will indemnify us and our subsidiaries for claims for which notice is given within a period of two years for breaches of representations and warranties and five years for claims related to the contamination of our properties or our subsidiaries' properties (inclusive of contamination which leaks or escapes from our properties or our subsidiaries' properties). These indemnity obligations are subject to a minimum per matter loss of $175,000 and are further subject to a $5.0 million deductible for the indemnity to be available. In addition, the environmental deed provides that Degussa will indemnify us and our subsidiaries for claims relating to properties that were formerly owned, occupied or used until November 20, 2000, as well as properties owned by third parties (inclusive of disposal of waste and certain other identified issues). The environmental deed provides that in this instance, Degussa will be responsible for all reasonable costs and expenses incurred. There can be no assurance that Degussa will adhere to its obligations and we may have to resort to legal action to enforce our rights under the indemnities.

        In addition, pursuant to the sale and purchase agreement entered into in connection with the Dynamit Nobel Acquisition, mg technologies and its subsidiary, MG NAH, are required to indemnify us and our subsidiaries for 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to the contamination of our or our subsidiaries' properties, if notified within ten years. If mg technologies and MG NAH's responsibility for contamination matters cannot be proven, a sliding scale reduces the percentage further for each year during the four year period from year six to ten. mg technologies and MG NAH are also obligated to indemnify us for 85% of claims related to legacy site matters, such as environmental matters relating to properties or businesses owned or operated by Dynamit Nobel prior to, but not on, the closing of Dynamit Nobel Acquisition, if notified within ten years. In addition, mg technologies and MG NAH are obligated to indemnify us for 50% of the excess amount of losses over the amount of the related reserves for operational compliance matters, if notified by December 31, 2006, and 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to certain environmental damage claims, if notified within ten years. All of these indemnity obligations are subject to different minimum per-claim thresholds depending on whether the matter was disclosed or not, and on the subject matter, ranging between €100,000 and €750,000 (or $120,000 and $900,000 at an exchange rate of $1.20 to €1.00) depending on the type of claim. The indemnity obligations are further subject to certain deductibles, exclusions and limitations. Furthermore, mg technologies and MG NAH are obligated to indemnify us for certain environmental risks arising from certain "shared site" structures for a duration of ten years. This indemnity obligation is not subject to the percentages, de minimis and thresholds described above, and it is not subject to most of the general limitations. In the event we seek indemnity under any of these obligations, there can be no assurance that mg technologies and MG NAH will adhere to their obligations, and we may have to resort to legal action to enforce our rights under the indemnities.

        Legal Matters.    We are involved in litigation from time to time in the ordinary course of our business, including with respect to product liability, intellectual property and environmental matters. We may be required to make indemnity payments in connection with certain product liability and environmental claims. See "Risk Factors—Risk Factors Relating to Our Business—Product Liability—Due to the nature of our business and products, we may be liable for damages arising out of product liability claims," "Risk Factors—Risk Factors Relating to Our Business—Product Liability—Due to the nature of our business and products, we may be liable for damages arising out of certain indemnity claims" and "Risk Factors—Risk Factors Relating to Our Business—Environmental Indemnities—We may be subject to environmental indemnity claims relating to properties we have divested."

Effects of Recently Issued Accounting Standards

        On January 1, 2003 we adopted the Statements of Financial Accounting Standards (SFAS) and implemented the FASB interpretation (FIN) listed below. Implementation of these accounting standards has had no significant impact on Rockwood's financial position, results of operations or cash flows.

SFAS 143	Accounting for Asset Retirement Obligations
SFAS 146	Accounting for Costs Associated with Exit or Disposal Activities
SFAS 148	Accounting for Stock-Based Compensation Transition and Disclosure
SFAS 149	Amendment to Statement 133 on Derivative Instruments and Hedging Activities
FIN 45	Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others
FIN 46R	Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51 (revised)

        SFAS 143 addresses financial accounting and reporting requirements for obligations associated with the retirement of tangible long-lived assets, and the related retirement costs, and requires companies to record an asset and liability for such costs if a legal liability to retire the asset exists.

        SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. It also nullifies Emerging Issues Task Force Issue No 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in a restructuring)."

        SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We continue to apply the provisions of APB 25.

        SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. SFAS 149 is applied prospectively and was effective for contracts entered into or modified after June 30, 2003, except for SFAS 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. Adoption of SFAS 149 has had no significant impact on Rockwood's consolidated financial statements.

        FIN 45 expands previously issued accounting guidance and disclosure requirements for certain guarantees. The interpretation also requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee.

        FIN 46R provides guidance on the identification of entities for which control is achieved through voting rights ("variable-interest entity") and how to determine whether an entity is primary beneficiary and required to consolidate it. Dynamit Nobel included two special purpose leasing entities in its combined financial statements as of December 31, 2003. Rockwood was not a party to any arrangements with variable interest entities as of December 31, 2003.

About Market Risk

        We are exposed to market risk from changes in interest rates, foreign currency exchange rates and commodity prices. We manage our exposure to these market risks through regular operating and financing activities and, on a limited basis, through the use of derivatives. When used, derivatives are employed as risk management tools and not for trading purposes.

  Interest Rate Risk

        Upon completion of the Refinancing, we have $1,971.5 million of variable rate debt outstanding as of September 30, 2004 under our new senior secured credit facilities at the then exchange rate. Any borrowings under our revolving credit facility will also be at a variable rate. We are not required under the terms of any of our long-term debt facilities to hedge, or otherwise protect against interest rate fluctuation in our variable rate debt. However, in August 2004, we entered into two derivative contracts to hedge interest rate risk which currently cover notional amounts of $652.6 million and €486.0 million. These derivative contracts effectively convert these debt instruments to fixed rate obligations, currently at weighted average interest rates of 6.14% and 8.29%, respectively. The maturity date of the U.S. dollars hedge is July 2007, and the maturity date of the euro hedge is July 2008. We may in the future consider adjusting the amounts covered by these derivative contracts to better suit our new capital structure. A 0.125% increase or decrease in the assumed weighted average interest rate would change the annual pro forma interest expense by $1.4 million.

  Foreign Currency Risk

        We conduct operations in many countries around the world. Our results of operations are subject to both currency transaction risk and currency translation risk. We operate a geographically diverse business, with 53% of our pro forma net sales in 2003 generated from customers in Europe, 34% in North America and 13% from the rest of the world. Our diverse and extensive customer base is served by 93 manufacturing facilities in 24 countries. Although we sell and manufacture our products in many countries, our sales and production costs are mainly denominated in U.S. dollars, euros and pounds sterling. Our results of operations and financial condition are therefore impacted by the fluctuation of the euro and the pound sterling against our reporting currency, the U.S. dollar. As a result of the Dynamit Nobel Acquisition, a significantly larger portion of our sales and production costs is now denominated in euros. This increases the impact of the fluctuation of the euro against the U.S. dollar.

        We incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the local currency of the transacting entity. With respect to currency translation risk, our financial condition and results of operations are measured and recorded in the relevant domestic currency and then translated into U.S. dollars for inclusion in our consolidated financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future.

        Our financial results are subject to the effect of currency fluctuations on the translation of our euro-denominated debt. Our new senior credit facilities currently include €484.3 million (or $601.5 million) of euro denominated debt, and we assumed approximately €154.6 million (or $192.0 million) of euro-denominated debt in connection with the Dynamit Nobel Acquisition, in each case, based on the exchange rate on September 30, 2004. Gains and losses on the translation of debt denominated in a currency other than the functional currency of the borrower are included as a separate component of "other income (expenses)." We had previously entered into cross-currency interest rate swaps, with a June 30, 2004 notional amount of $75.0 million, that effectively converted U.S. dollar LIBOR-based debt into euro LIBOR-based debt. Gains and losses on these swaps have been included in interest expense. We settled $53.4 million of these swaps simultaneously with the closing of the Financing.

  Commodity Price Risk

        We are subject to commodity price risk for certain of our raw materials. We have not materially hedged this commodity price exposure to date.

DYNAMIT NOBEL ACQUISITION

        The following contains a summary of the Dynamit Nobel Acquisition and the sale and purchase agreement that we entered into in contemplation of the Dynamit Nobel Acquisition. The description of the sale and purchase agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, which has been filed as an exhibit to our current report on Form 8-K filed with the SEC on May 4, 2004.

General

        On April 19, 2004, we entered into a sale and purchase agreement with mg technologies ag and its subsidiary, MG NAH, to acquire mg technologies ag's wholly-owned specialty chemicals and advanced materials business, Dynamit Nobel. We paid approximately €1,635.0 million (or $1,968.5 million) (excluding repayment of certain assumed debt) in cash for the businesses acquired, which price remains subject to a possible post-closing adjustment. The acquisition was consummated on July 31, 2004. The four divisions of Dynamit Nobel acquired by us are (i) Chemetall, or Specialty Chemicals; (ii) Sachtleben Chemie, or Pigments; (iii) Ceramtec, or Advanced Ceramics and (iv) DNES Custom Synthesis (consisting of Dynamit Nobel Special Chemistry, Finorga, S.A. and Rohner A.G.), or Custom Synthesis.

        Approximate sources and uses of the funds relating to the Dynamit Nobel Acquisition and the related Acquisition Financing are shown on the table below. Information presented in the following table has been calculated using the U.S. dollars per euro exchange rate at July 31, 2004.

($ in millions)

Sources
New senior secured credit facilities:(1)
Tranche A-1 and A-2 term loans(2)	$202
Tranche B term loan(3)	985
Tranche C term loan(2)(3)	267
New senior subordinated loan facility(3)(4)	855
Equity contribution(5)	404

Total sources	$2,713

Uses
Cash purchase price(6)	1,969
Repayment of old senior credit facilities	442
Repayment of assumed debt(7)	129
Cash settlement of derivative transactions(8)	20
Estimated fees and expenses	139
Cash on hand	14

Total uses	$2,713

(1)
Does not include $250.0 million under a revolving credit facility which was undrawn at the closing of the Dynamit Nobel Acquisition. In addition, does not include €41.9 million (or $50.4 million) of term loans subsequently drawn on September 27, 2004 in connection with the acquisition of the Pigments and Dispersions business of Johnson Matthey Plc. for a purchase price of approximately $48.0 million (subject to post-closing adjustments). The borrowings of $50.4 million of term loans are not included as part of the Acquisition Financing.

(2)
Approximate U.S. dollar equivalent of the euro borrowings.

(3)
On October 8, 2004, we amended our new senior secured credit facilities to borrow an additional $160.0 million of tranche B term loans and €52.7 million of tranche C term loans (or $223.5 million in aggregate) and used all of the proceeds to repay a portion of the borrowings under the new senior subordinated loan facility and to pay related fees. See "Description of Certain Other Indebtedness—New Senior Secured Credit Facilities."

(4)
Approximate U.S. dollar equivalent of $350.0 million and €419.1 million of senior subordinated loans. As a result of the Interim Refinancing described in note (3) above, our borrowings under the new senior subordinated facility equal $651.5 million as of October 19, 2004 based on the October 19, 2004 exchange rate of €1.00=$1.250.

(5)
Represents an equity contribution to us from the proceeds of an equity contribution of $425.0 million to Rockwood Holdings from affiliates of KKR and DLJMB, less a $20.0 million repayment of a portion of the additional PIK notes issued in connection with interest payments on the $70.0 million initial aggregate principal amount of the PIK notes issued in connection with the KKR Acquisition, and a related fee payment of $1.0 million.

(6)
The cash purchase price (which does not include the assumed debt described in note (7)) is subject to a possible post-closing adjustments, including changes in financial debt and reference working capital (as each term is defined in the sale and purchase agreement).

(7)
Represents approximate U.S. dollar equivalent of assumed debt which we repaid or expected to repay shortly after the closing of the Dynamit Nobel Acquisition. In addition, we assumed €154.6 million (or $186.1 million), which will remain outstanding under their existing arrangements. See "Description of Certain Other Indebtedness—Other Long-Term Debt."

(8)
Represents cash settlement of derivative transactions entered into in connection with the Dynamit Nobel Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Post-Dynamit Nobel Acquisition."

        Pursuant to the 2004 Management Equity Program, certain members of our management have made cash equity investments of $2.1 million in Rockwood Holdings, our ultimate parent company, the proceeds of which were contributed to us. As a result of these equity contributions, affiliates of KKR, DLJMB and certain members of our management hold approximately 71.8%, 20.4% and 5.9%, respectively, of the common stock of Rockwood Holdings, on a fully-diluted basis. In addition, we expect certain other members of our management to make up to $5.1 million aggregate cash equity investments in Rockwood Holdings. These proceeds would also be contributed to us. In the event that all of the shares of Rockwood Holdings' common stock being offered to certain members of our management in connection with the Dynamit Nobel Acquisition are purchased, affiliates of KKR, DLJMB and certain members of our management would hold approximately 69.5%, 19.7% and 8.9%, respectively, on a fully-diluted basis. There can be no assurance that these members of our management, particularly the members of Dynamit Nobel management, will make these investments.

Sale and Purchase Agreement

        The sale and purchase agreement contains customary seller representations and warranties of mg technologies and MG NAH, limited buyer representations and warranties of certain of our subsidiaries that are parties and customary covenants and other agreements between mg technologies and MG NAH and the buyers.

        The sale and purchase agreement contains several indemnification provisions for certain liabilities relating to the companies, businesses and assets that we acquired.

  Indemnity for Breaches of Representations and Warranties

        The sale and purchase agreement provides that mg technologies will and, in the event that a representation or warranty of MG NAH turns out to be inaccurate, mg technologies and MG NAH will, indemnify us against damages arising from breaches of their representations and warranties.

        The sale and purchase agreement does not allow us to make a claim for indemnification for any loss or damage relating to a breach of a representation or warranty unless the losses or damages for any claim or series of related claims exceed €250,000 (other than for losses relating to specified representations and warranties). The sellers' indemnification obligations with respect to breaches of representations and warranties are subject to a deductible for the first €20 million in damages (other than for losses relating to breaches of specified representations and warranties not subject to the deductible) and a cap of €400.0 million (other than for losses relating to breaches of specified representations and warranties not subject to this cap).

        The indemnification obligations are limited in certain respects. In particular, we are not able to seek indemnification based on a claim of breach of a representation or warranty if the extent of such breach (inaccuracy of the representation or warranty) was disclosed in the due diligence materials provided to us.

        The sale and purchase agreement further provides that mg technologies will be strictly liable for indemnifying us against any claims, losses and damages incurred by us after the date of the closing of the Dynamit Nobel Acquisition arising out of:

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  any parts of the business that were sold or carved-out of the acquired businesses with effect between December 31, 2003 and the closing of the Dynamit Nobel Acquisition;

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  obligations or liabilities of any of the companies acquired by us to pay any brokerage or finder's fees;

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  mg technologies' non-compliance with any of the pre-closing covenants; or

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  claims for damages made against any of the companies acquired by us by the government of Singapore in relation to the sale of short-range anti-armor weapons.

  Tax Indemnity

        The sale and purchase agreement provides for a tax indemnity pursuant to which mg technologies and MG NAH, among other things, are obligated to indemnify us, subject to certain limits and exclusions, for certain tax liabilities that arise as a consequence of actions occurring prior to the Dynamit Nobel Acquisition, as well as certain other events.

  Environmental Indemnity

        The sale and purchase agreement provides for an environmental indemnity setting out environmental related matters in connection with the Dynamit Nobel Acquisition. The environmental indemnity provides that mg technologies and MG NAH will indemnify us and our subsidiaries for 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to the contamination of our or our subsidiaries' properties, if notified within ten years. If mg technologies and MG NAH's responsibility for contamination matters cannot be proven, a sliding scale reduces the percentage further for each year during the four year period from year six to ten. mg technologies and MG NAH are also obligated to indemnify us for 85% of claims related to legacy site matters, such as environmental matters relating to properties or businesses owned or operated by Dynamit Nobel prior to, but not on, the closing of Dynamit Nobel Acquisition, if notified within ten years. In addition, mg technologies and MG NAH are obligated to indemnify us for 50% of the excess amount of losses over the amount of the related reserves for operational compliance matters, if notified by December 31, 2006, and 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to certain environmental damage claims if notified within ten years. All of these indemnity obligations are subject to different minimum per-claim thresholds depending on whether the matter was disclosed or not, and on the subject matter, ranging between €100,000 and €750,000 depending on the type of claim. The indemnity obligations are further subject to certain deductibles, exclusions and limitations.

        Furthermore, mg technologies and MG NAH are obligated to indemnify us for certain environmental risks arising from certain "shared site" structures for a duration of ten years. This indemnity obligation is not subject to the percentages, de minimis' and thresholds described above, and it is not subject to most of the general limitations.

        In the event we seek indemnity under any of these obligations, there can be no assurance that mg technologies and MG NAH will adhere to their obligations and we may have to resort to legal action to enforce our rights under the indemnities.

BUSINESS

General

        We are a leading global developer, manufacturer and marketer of technologically advanced, high value-added specialty chemicals and advanced materials. Our products, consisting primarily of inorganic chemicals and solutions and engineered materials, are often customized to meet the complex needs of our customers and to enhance the value and performance of their end products. We generally compete in niche markets in a wide range of end-use markets, including construction, life sciences (including pharmaceutical and medical markets), electronics and telecommunications, metal treatment and general industrial and consumer products markets. No single end-use market accounted for more than 16% of our 2003 pro forma net sales. For the last twelve months ended June 30, 2004, on a pro forma basis after giving effect to the Transactions, we had net sales of $2,580.2 million and Adjusted EBITDA, as defined, of $494.5 million.

        We operate globally, manufacturing our products in 93 manufacturing facilities in 24 countries and selling our products and providing our services to more than 60,000 customers. Our customers include some of the world's preeminent companies, such as Alcoa, Bosch, DaimlerChrysler, E.I. du Pont de Nemours, Georgia-Pacific, GlaxoSmithKline, Motorola, Novartis, Pfizer, Rohm and Haas, Sanofi-Aventis, The Sherwin Williams Company and STMicroelectronics. We believe our products are generally critical to our customers' products' performance, but account for a small percentage of the total cost of their products. No single customer accounted for more than 2% of our 2003 pro forma net sales. We believe we have leading market positions in most of our businesses, including lithium compounds, fiber anatase titanium dioxide, iron oxide pigments, ceramic-on-ceramic components used in hip-joint prostheses systems and arsenic-free wood preservatives.

        In July 2004, we acquired the specialty chemicals and advanced materials businesses of Dynamit Nobel. See "—Dynamit Nobel Acquisition." Through this acquisition, we have created a further diversified portfolio of distinct specialty chemicals and advanced materials businesses, combining two companies with similar service-driven cultures focused on high margins; expertise in inorganic chemistry; stable profitability; and proven management teams. In addition, we believe the Dynamit Nobel Acquisition bolsters our leading competitive positions by enhancing our ability to develop innovative products and solutions for our customers, expanding our technological knowledge and further reducing our exposure to any particular raw material or end-use market.

        Following the Dynamit Nobel Acquisition, we operate our business through the following seven business segments: (1) Performance Additives; (2) Specialty Compounds; (3) Electronics; (4) Specialty Chemicals; (5) Pigments; (6) Advanced Ceramics; and (7) Custom Synthesis. The following table sets forth for each of our seven segments pro forma net sales of such segment, the percentage of our pro forma net sales, pro forma Adjusted EBITDA and pro forma Adjusted EBITDA as a percentage of our pro forma net sales for the last twelve months ended June 30, 2004, as well as our principal products and our principal end-use markets.

	Pro Forma Net Sales		Pro Forma Adjusted EBITDA
Segment	$ in millions	% of Total	$ in millions	% margin	Principal Products	Principal End-Use Markets
Performance Additives	$557.4	22%	$138.3	24.8%	• Iron oxide pigments • Wood preservative chemicals • Inorganic chemicals • Synthetic and organic thickeners • Branded specialty pool and spa performance chemicals	• Residential and industrial construction • Coatings • Personal care, paper manufacturing, foundries • Pool products distributors, golf courses, agriculture
Specialty Compounds	$186.7	7%	$26.5	14.1%	• High specification compounds such as PVC and TPE	• Voice and data transmission cables, food and beverage packaging, medical devices, footwear and automotive
Electronics	$154.7	6%	$27.0	17.5%	• High purity chemicals and printed circuit board chemicals • Photo-imaging masks • Recycling and repair service	• Semi-conductors and printed circuit board manufacturing
Specialty Chemicals	$707.5	27%	$137.3	19.4%	• Lithium compounds and chemicals • Metal surface treatment chemicals including corrosion protection/prevention oils • Synthetic metal sulfides
•  Automotive—Pre-coating metal treatment and car body pre-treatment
•  Steel and metal working
•  Life sciences (pharmaceutical synthesis and polymers)
•  Polymerization initiators for elastomers
•  Aerospace
•  Greases and glass manufacturing
						• Mobile batteries
Pigments	$406.5	16%	$79.1	19.5%	• Titanium dioxide pigments • Barium compounds • Zinc compounds • Flocculants	• Synthetic fibers for clothing • Plastics • Paper • Paints and coatings • Pharmaceutical contrast media • Water treatment
Advanced Ceramics	$316.1	12%	$72.5	22.9%	• Ceramic-on-ceramic ball head and liner components used in hip joint prostheses systems • Ceramic tapes • Cutting tools • Other ceramic components	• Medical (Hip replacement surgery) • Mechanical systems • Electronics
Custom Synthesis	$251.3	10%	$43.0	17.1%	• Pharmaceutical compounds (advanced intermediates and active ingredients)	• Pharmaceuticals • Agro chemicals • Flavors and fragrances

Total	$2,580.2	100%

Business Strengths

        Leading market positions.    We believe that we hold leading market positions within most of our businesses. For example, we believe that based on our 2003 pro forma net sales:

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  our Performance Additives segment is one of the three leading global producers of synthetic iron oxide pigments, one of the three leading manufacturers of wood preservation chemicals in North America, a leading producer of pool and spa specialty chemicals in the United States and a leading developer and producer of specialty clay-based rheological additives;

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  our Specialty Compounds segment is North America's #1 manufacturer of value-added thermoplastics compounds for use in high-end data and video communication wire and cable;

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  our Electronics segment is a leading producer of chemicals for the printed circuit board industry in North America and Taiwan, a leading producer of high purity chemicals for the semiconductor industry in Europe and a leading provider of wafer refurbishment services in both the United States and Europe;

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  our Specialty Chemicals segment is the world's #1 producer of lithium compounds and chemicals, the world's #2 supplier of metal surface treatment chemicals and related services, and a leading global producer of synthetic metal sulfides;

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  our Pigments segment is the world's #1 producer of anatase titanium dioxide pigment for the synthetic fiber manufacturing industry, a leading global producer of titanium dioxide nano-particles and a leading global producer of zinc- and barium-based pigments;

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  our Advanced Ceramics segment is the world's #1 producer of ceramic-on-ceramic ball head and liner components used in hip-joint prostheses systems and Europe's #1 producer of ceramics cutting tools; and

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  our Custom Synthesis segment is a global leader in hazardous chemistry and chiral technologies for the synthesis of pharmaceutical compounds.

        Specialty businesses in niche markets with significant barriers to entry.    We believe that nearly all of our businesses operate in niche markets protected by significant barriers to entry, including the following:

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  Customized products and solutions. We develop and manufacture products that meet specific customers' performance requirements. For example, our Performance Additives segment provides specialized pigments and color formulations to specific customers by producing synthetic iron oxide pigments in a wide range of colors, grades and physical forms to serve the construction, paints and coatings and specialty applications markets. Our Specialty Chemicals segment provides lithium compounds that are tailored to specific customer applications, including lithium batteries and high performance greases. In addition, our Custom Synthesis segment manufactures compounds for the life sciences industry through customized production processes, which are, in most cases, tailored to client-specific processes or special technologies such as hazardous chemistry and chiral separation.

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  Technological know-how and expertise. We use our technological know-how to improve and develop innovative products to meet our customers' specific requirements and needs. For example, our Performance Additives segment recently developed a proprietary chemical formulation known as Comptec that acts as a fungicide and insecticide to improve the performance of oriented strand board, a substitute for plywood. In addition, in our Advanced Ceramics segment, we produce ceramic-on-ceramic ball head and liner components used in FDA-approved hip joint prostheses systems in the United States.

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  Significant switching costs. We believe that many of our customers, particularly in our Specialty Chemicals Pigments, Advanced Ceramics and Custom Synthesis segments, would experience significant disruption and costs if they were to switch to another supplier. For example, in our Pigments segment, our specialty titanium dioxide pigments represent a small portion of the production cost of our customers' products; however, we believe that switching to a new supplier by a customer would require a significant period of production downtime. In addition, our pharmaceutical customers purchase our Custom Synthesis products on a long-term contract basis for use as intermediates in manufacturing FDA-approved drugs that, in many cases, are subject to patents.

        Diverse Customer and End-Use Market Base.    We operate a diverse portfolio of distinct specialty chemicals and advanced materials businesses. We have more than 60,000 customers worldwide that cover a wide variety of industries and geographic areas. 53% of our 2003 pro forma net sales were generated in Europe, 34% in North America and 13% in the rest of the world. No customer accounted for more than 2% of such net sales, and our top ten customers represented only approximately 11% of such net sales. Our largest end-use market represented approximately 16% of such net sales. The following chart provides a breakdown of our 2003 pro forma net sales by end-use markets:

        Within these end-use markets, there is further diversification by sector, product and region. For example, within the construction end-use market, our Performance Additives segment companies provide materials for new construction as well as companies that focus on remodeling and renovation. In addition, we serve construction materials clients in both the residential and commercial sectors located in North America, Europe and Asia. Within the life sciences end-use market, we serve a number of sectors, including: the medical devices sector through our Specialty Compounds and Advanced Ceramics segments; the pharmaceutical intermediates sector through our Custom Synthesis segment; and the pharmaceutical ingredients sector through our Specialty Chemicals segment.

        Limited exposure to raw materials and energy prices.    We have a broad raw material base consisting primarily of inorganic (non-petrochemical) materials, most of which are readily available and whose prices follow their own individual supply and demand relationships and have historically shown little correlation to each other. Our largest and second largest raw material purchases represented less than approximately 2.3% and 1.0% of our 2003 pro forma net sales, respectively, while our top 10 raw material purchases represented less than 7.6% of our 2003 pro forma net sales. Further, our exposure to energy prices is limited as energy cost accounted for approximately 3.2% of our 2003 pro forma net sales.

        Leading technologies and strong brand names.    We believe we are recognized as an innovative industry leader in many of our businesses due to our technological know-how and strong customer focus. We identify, commercialize and market new products, which we develop internally or with third parties, as well as license or otherwise acquire. We believe that a number of our products and business brands have gained strong recognition, including the following:

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  Performance Additives—Granufin, our patented iron oxide granulated pigment, which provides significant advantages in terms of product handling, color consistency and ease of use when used with our Granumat dispensing system;

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  Performance Additives—Preserve and Preserve Plus, our environmentally advanced alkaline copper quaternary, or ACQ, timber treatment products, which we introduced as alternatives to traditional arsenic-based chemicals such as chromated copper arsenate, or CCA;

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  Performance Additives—Garamite, our clay-based additive, which is used in the manufacture of fiberglass composites and provides production efficiencies and enhanced performance of the end-product;

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  Specialty Chemicals—Ardrox provides a complete range of globally recognized products specifically developed for use in aircraft maintenance programs, ranging from daily cleaning to complete aircraft overhaul;

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  Specialty Chemicals—Chemetall's Gardobond provides complete process solutions for all steps of the chemical treatment of metal surfaces, often tailored for individual customers and their applications; and

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  Pigments—Hombitan is recognized as the world's #1 producer of anatase titanium dioxide pigment for the synthetic fiber manufacturing industry.

        Experienced and proven management team.    We have an experienced management team with a proven record of financial and operational excellence. Since joining us in 2001, Seifi Ghasemi, our Chief Executive Officer, and Robert Zatta, our Chief Financial Officer, together with other members of our senior management team, have been responsible for introducing several initiatives that have resulted in significant improvement in our business including increased growth in net sales, development of new products, cost reductions, working capital improvements, capital expenditure reductions and improved customer relationships. The heads of our business lines have, on average, over 20 years of experience in the specialty chemicals and advanced materials industry and over 10 years at their respective businesses.

Business Strategy

        Building on these strengths, we plan to continue our existing strategy to grow revenue and cash flow, increase profitability and reduce debt as follows:

        Apply our improvement initiatives to the Dynamit Nobel businesses.    Since 2001, following the KKR Acquisition and the arrival of our new senior management team, Rockwood has implemented a series of initiatives designed to reduce costs, improve productivity, grow sales and expand margins. Key strategic initiatives included a decentralization of decision making, enhancing accountability for Rockwood's managers, a reduction in overhead cost structure, a focus on manufacturing productivity and cash generation and a pursuit of identified organic growth initiatives. These initiatives resulted in cash flow and profitability improvement in Rockwood's businesses. We plan to apply similar initiatives to the acquired Dynamit Nobel businesses and expect to achieve similar improvements to cash flow and profitability by focusing on the following:

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  Reducing overhead costs.  Rockwood implemented measures to reduce overhead costs and eliminate redundancies. At the Dynamit Nobel businesses, we intend to continue to focus on reducing overhead costs and management layers. We have already begun to implement a wide-ranging plan to cut costs and reduce overhead and avoid duplicate positions, including a large restructuring initiative at the former Dynamit Nobel headquarters in Troisdorf, Germany. We expect this and other restructuring initiatives to result in annual cost savings.

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  Improving working capital management.  Since 2001, Rockwood has been successful in reducing its net working capital (accounts receivable and inventory net of accounts payable) as a percentage of net sales by implementing more effective systems to monitor working capital, augmenting further our "just-in-time" inventory management and creating incentives for managers to focus on cash management and capital usage. We intend to reduce net working capital as a percentage of net sales at the Dynamit Nobel businesses;

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  Instilling capital discipline.  Rockwood implemented stringent controls to help ensure that maintenance capital expenditures are appropriate and that expansion capital is in line with both capacity and market demands. Over the past five years, Rockwood's capital expenditures as a percentage of net sales have decreased from 9.8% in 1998 to 4.3% in 2003. From 2001 to 2003, the average capital expenditures of Dynamit Nobel were approximately 8.0% of Dynamit Nobel's net sales, of which we estimate a majority were investments in growth prospects. We intend to continue to reduce capital expenditures at both Rockwood and the Dynamit Nobel businesses and have already identified significant opportunities for such reductions, in particular in our Advanced Ceramics and Custom Synthesis segments; and

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  Increasing productivity.  Rockwood improved productivity by implementing metrics that allow it to better track its manufacturing productivity, product pricing and expenses. We intend to continue to improve productivity in the Rockwood businesses and target productivity improvements in the Dynamit Nobel businesses by implementing additional productivity metrics, rationalizing plants and reducing headcount, particularly in our Custom Synthesis, Specialty Chemicals, and Advanced Ceramics segments.

        Capitalize on Market Growth Opportunities.    We generate a large portion of our net sales in higher growth end-use markets including life sciences, electronics and telecommunications, and consumer products. We intend to utilize our leading technology and development capabilities in order to capitalize on a number of secular growth trends affecting many of our businesses. For example, we have identified the following growth opportunities:

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  We expect our Performance Additives segment to continue to benefit from increased usage of our proprietary arsenic-free ACQ wood preservatives driven by the movement towards more environmentally friendly alternatives.

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  We expect our Performance Additives segment to benefit from a growing trend toward the use of color in paving stones and concrete as a result of increased exposure at "do-it-yourself" homecenters.

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  We expect to grow sales of our Specialty Compounds for high-end data and video communication wire and cable, as a result of our joint development agreement with duPont to create, manufacture and commercialize new compounds based on Teflon technologies.

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  We expect our Specialty Chemicals segment to benefit from the increased demand for lithium-based batteries for mobile electronic applications. In addition, we will benefit from the trend to replace harmful chrome-containing products with chrome-free technologies in metal surface treatment, such as silane based systems or our patented self-assembling molecule technology.

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  We expect our Pigments segment to benefit from sales of newly introduced nano-particle titanium dioxide pigments that are used to provide ultraviolet light protection for plastics and coatings.

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  We expect our Advanced Ceramics segment to benefit from a growing trend towards replacing plastics and metals with high-performance ceramics. For example, as the only manufacturer and supplier to date of ceramic-on-ceramic ball head and liner components used in FDA-approved hip joint prostheses systems in the United States, we believe that we are well-positioned to capitalize on the global increase in the market for hip implants, which is expected to grow by approximately 8% per year over the next 10 years.

        Optimize our business portfolio.    We are focused on optimizing our business portfolio and intend to continue to selectively pursue cash flow accretive bolt-on acquisitions and strategic alliances in order to strengthen and expand our existing business lines. For example, we recently acquired the assets of the Pigments and Dispersions business of Johnson Matthey Plc. (purchase price of approximately $48.0 million) and Hamburger Color Company Inc. (purchase price of approximately $3.0 million), which strengthened our Performance Additives segment. We also recently purchased a majority interest (purchase price of less than $10.0 million) in iSILTEC (Innovative Silicon Technologies), a German wafer reclaim company, which has strengthened our Electronics segment. In addition, we set aggressive performance targets for all of our businesses and will refocus or divest those activities that fail to meet our targets or do not fit our long-term strategies. For example, in 2002 we divested our pool and spa accessories business and in 2000 sold our U.K. and Irish water treatment business line.

        Reduce financial leverage.    We intend to reduce our financial leverage in the near to intermediate term. We believe we can achieve this goal by using a significant portion of cash flow from operations after required capital expenditures and payments to service our debt. We believe that due to our organic growth opportunities within our existing markets, combined with our improved working capital and cash management, we will generate sufficient cash flow to achieve this goal.

Operating Segments

        The following describes each of our operating segments, as well as the principal products or principal divisions within each segment.

Performance Additives (20% of 2003 pro forma net sales and 25% of 2003 pro forma total Adjusted EBITDA)

        Our Performance Additives segment consists of business lines which develop and manufacture a range of specialty chemicals that are used in industrial and consumer products and processes to enhance performance or create unique characteristics. This segment manufactures and markets products that are based on a focused research and development effort and a strong technology base. Our Performance Additives segment generated net sales of $418.4 million, $443.8 million and $477.3 million for the years ended December 31, 2001, 2002 and 2003, respectively. Our Performance Additives accounted for 20% of our 2003 pro forma net sales and 25% of our 2003 pro forma total Adjusted EBITDA. See note 10 to Rockwood's consolidated financial statements for additional financial information regarding our Performance Additives segment.

  Iron Oxide Pigments

        Our Iron Oxide Pigments business line is a global producer of synthetic iron oxide pigments in a wide range of yellow, red, black or blended shades, and serves the construction, paints and coatings and specialty application markets with powder, granular and liquefied grades. Iron Oxide Pigments focuses on developing and manufacturing high value-added synthetic iron oxide pigments. Iron Oxide Pigments also offers a number of unique dispensing systems. Iron Oxide Pigments generates sales from construction pigments, which include colorings for concrete products such as paving stones, bricks, concrete blocks, roofing tiles, stucco and mortar; from paints and coatings as well as colorants for plastics, paper and rubber; and from specialty applications including security inks, toners for printers and copiers, catalysts and cosmetics.

        Our Iron Oxide Pigments business line has been driven by product innovation, our brand names and our customer and technical service, including customer-specific color blending. An important component of Iron Oxide Pigments' product innovation has been our patented granulated pigment, Granufin, which, when used in conjunction with our Granumat dispensing system, offers significant advantages to customers over traditional pigment systems in the coloring of manufactured concrete products, such as ease of handling and consistency in coloring. We believe that Granumat is a leading granulated pigment dispensing system worldwide and is a result of Iron Oxide Pigments' research and development focus on process and delivery systems for its products. In addition, in May 2000 we commercialized our Chameleon dispensing system, which electronically controls the delivery of liquid pigments into ready-mix concrete when used with our liquid pigment product line.

        In September 2004, we acquired the assets of the Pigments and Dispersions business of Johnson Matthey Plc, which included facilities located in Kidsgrove and Sudbury, J.K., for approximately $48.0 million. The Pigments and Dispersions business produces transparent iron oxide pigments and dispersions, color concentrates and complex inorganic pigments used in the surface and wood coatings, plastics, building materials and print ink markets. In addition, we acquired the assets of Hamburger Color Company Inc., a producer of liquid pigments, for $3.0 million which included a facility in King of Prussia, Pennsylvania.

        In March 2003, we acquired the assets of Southern Color Company, Inc. and its affiliates, which expanded our Iron Oxide Pigments product portfolio into the brick and decorative market segments and provided us with access to the packaged mortar tolling business. Also in March 2003, Iron Oxide Pigments purchased a majority interest in a manufacturer of iron oxide pigments in China. The joint venture dry blends pigments and provides us with a continuing source of blended pigments, as well as an important platform to expand Iron Oxide Pigments' commercial activities inside the Asia Pacific region. Iron Oxide Pigments holds a 51% interest in the joint venture.

        In June 2003, Iron Oxide Pigments entered into an agreement pursuant to which an affiliate of W.R. Grace & Co., which sells admixtures and fibers, distributes our liquid pigments and supplies our Chameleon dispensing systems to ready-mix and precast producers in the concrete industry. We believe our combined efforts will provide ready mix and precast customers with added value in the form of colored ready mix concrete.

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  Principal Products

        Construction Iron Oxide Pigments.    We develop and manufacture iron oxide pigments for manufacturers of construction products for use in the coloring of concrete products, including paving stones, bricks, concrete blocks, roofing tiles, stucco and mortar. Iron Oxide Pigments' major U.S. brand is Davis Colors and its key products include Granufin/Granumat, Hydrotint, Mix-Ready and Chameleon. Granufin is a unique, dry, micro-granulated pigment that combines the flow characteristics of a liquid with the storage and handling advantages of a powder. The Granumat dispensing system offers a variety of configurations and features designed to accommodate the varying requirements and budgets of concrete product manufacturers. Granufin pigments and the Granumat system improve product handling and color consistency for our customers. The granulation technology used in Granufin is patented until 2008 in the United States. Our Chameleon system, which works in combination with our liquid pigments, automatically weighs, blends and conveys colors into a ready-mix truck using a standard personal computer and custom-developed Windows-based software.

        Paints, Coatings and Colorants.    We also develop and manufacture colored pigments for the paints, coatings, plastics, paper and rubber end-use markets under the brand Ferroxide. We produce a wide variety of pigments for this market which include synthetic iron oxides, corrosion inhibitor pigments, natural pigments such as burnt umbers and siennas. The largest application for these products is colorants used in architectural, industrial and special purpose paints and coatings. Color, ease of dispersion and chemical stability are the primary characteristics of our products, which can be used in a wide variety of both solvent and water-borne systems. We believe that a number of Iron Oxide Pigments' products are considered industry standards in the markets in which we compete, such as our yellow pigment for architectural and industrial applications and our heat stable tans, which can tolerate applications requiring high temperature processing, such as plastic compounding and roofing granules.

        Specialties.    Our iron oxide pigments are also used in a wide variety of specialty applications such as toner for large printers and copiers, security inks used to print bank notes, catalysts for styrene production and cosmetics. Each of these markets requires specialized pigments with unique properties which are often as important as the coloring characteristics. For example, printer toners require specific magnetic properties whereas pigments used in cosmetics require color and purity.

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  Competition

        We believe the global iron oxide pigments market consists of three major producers and a number of other smaller producers in the United States, Europe and China. We believe Bayer Corporation and Elementis PLC are the only other two major producers in addition to Iron Oxide Pigments. Competition in this market is based on customer service, product attributes such as product form and quality, and, to some degree, price. Product quality is critical in the higher end of the market on which Iron Oxide Pigments focuses as inconsistent product quality can have an adverse impact on the color consistency of the end-product.

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  Customers

        Iron Oxide Pigments' key customers include Engelhard Corporation, Old Castle (CRH plc), Pavestone Company, The Sherwin-Williams Company, Unilock and Xerox Corporation, each of which has been our customer for at least 10 years. Iron Oxide Pigments' customer base is highly fragmented.

  Timber Treatment Chemicals

        Our Timber Treatment Chemicals business line is a manufacturer of wood preservation chemicals primarily in North America. Wood preservation chemicals enhance the performance of wood by increasing its longevity through protection from decay and fungal or insect attack. Our specialty timber chemicals also add water repellency and fire retardancy to wood products. Timber Treatment Chemicals' products include wood preservation chemicals based on our alkaline copper quaternary, or ACQ, technology, which was awarded the EPA Presidential Green Chemistry Challenge Award in 2002, and chromated copper arsenate, or CCA. Other products include recently introduced wood protection products for wood windows and engineered wood products such as oriented strand board, or OSB, as well as a range of specialty additives with fire retardant, water repellent or moldicide properties. Applications include wood products used for decking, fencing, playground equipment, garden furniture, house construction materials, utility poles, and other wood constructions.

        Timber Treatment Chemicals also manufactures inorganic chemicals such as nitrates and chlorides for various industrial applications, including chemicals that are added to concrete to change its rate of curing, chemicals that are used for odor control in water treatment, galvanizing fluxes, micronutrients, pesticides, and catalysts used in the manufacture of textile resins.

        Many of our Timber Treatment products are registered pesticides and subject to extensive regulation. In February 2002, the EPA announced a voluntary decision by CCA manufacturers, including our subsidiary, to amend their registrations for CCA to limit use of CCA treated lumber in most residential settings. In the culmination of that process, in March 2003, the EPA amended the registrations for CCA prohibiting CCA treatment of wood, effective December 31, 2003, for use in most residential settings, including play structures, decks, picnic tables, landscaping timbers, residential fencing, patios and walkways and boardwalks. Similar initiatives were commenced in Canada by the Pest Management Regulatory Agency which imposed similar limitations on the use of CCA treated wood. The EPA is currently conducting a risk assessment of CCA treated wood. The results are expected in late 2004. In addition, in June 2001, special interest groups petitioned the Consumer Products Safety Commission, or CPSC, to ban and recall all CCA treated wood in playground equipment and refund consumers the cost of the CCA treated wood playground equipment that they purchased. In November 2003, the CPSC denied the petition.

        In Japan, the use of arsenic-based chemicals, such as those used in the manufacture of CCA wood preservation chemicals, is restricted through legislation limiting the levels of arsenic allowed in rainwater runoff from outdoor wood product storage areas. Due in part to the effect of this legislation, we have been able to attain a significant portion of the Japanese timber treatment chemicals market through our ACQ product line. Various types of restrictive legislation which would further affect the ability to use arsenic-based chemicals are currently being proposed in various jurisdictions in the United States and Canada. In European Community markets, restrictions were enacted in mid-2004.

        We believe that Timber Treatment Chemicals is a leading provider in North America of new generation alternative timber treatment chemicals, such as ACQ, which does not contain chrome, arsenic or any other chemicals classified as "hazardous" by the EPA. We developed this technology to produce ACQ pursuant to a license agreement with Domtar Inc. and through the acquisition of the Kemwood business from Kemira OY. We have further developed this technology and created our own proprietary line of ACQ products under the brand names Preserve and Preserve Plus. We believe the market for environmentally advanced chemicals like ACQ is growing rapidly in North America as well as in Europe. As a result, in February 2001, we signed a licensing agreement with Osmose, Inc., another major producer of timber treatment chemicals, to license our proprietary ACQ technology to Osmose. Our ACQ technology is patent protected in the United States through mid-2007.

        We expect demand for ACQ to increase following an industry-wide voluntary transition to non-arsenic-chrome-based wood preservative products discussed above. As a result, we invested approximately $8.5 million to build a new plant in Harrisburg, North Carolina to produce ACQ, the non-arsenic chrome based wood preservatives produced by our Timber Treatment Chemicals business. This new plant was completed and commenced full production in October 2002.

        In addition, Timber Treatment Chemicals provides a broad range of technical expertise and services to its customers. In particular, Timber Treatment Chemicals works closely with its customers to assist them in reducing the total cost of their manufacturing process, by supplying timber treatment chemicals as well as treatment equipment, along with technical support.

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  Principal Products

        We develop and manufacture a broad range of wood preservation, fire retardant and specialty chemicals for use in residential and industrial wood applications. In addition, we provide treatment equipment which facilitates the handling and treatment of wood and chemicals and we provide comprehensive technical support services to timber treaters. Timber Treatment Chemicals' key brands include Preserve, Preserve Plus, Ultrawood, SupaTimber, D-Blaze, Comptec and Clearwood.

        We also develop and manufacture inorganic metallic chemicals for certain specialty markets. These include zinc chloride based products, other chlorides, and a range of nitrates and other chemicals. Some of these products are manufactured using by-products from other large chemical companies.

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  Competition

        We believe that Timber Treatment Chemicals was one of the leading manufacturers of wood treatment products in North America in 2003, along with Arch Chemicals, Inc. and Osmose, Inc. BASF Corporation, Kurt Obermeier GmbH & Co. KG and Weyl GmbH are other competitors, particularly in Europe. Competition for wood preservation chemicals is mainly based on price, customer support services, innovative technology and product range. In the inorganic chemicals market, we operate in niche areas, and therefore have few overall competitors. Competition in the inorganic chemicals market is mainly based on quality, customer support services and price.

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  Customers

        Timber Treatment Chemicals sells its products primarily to wood processors who pressure-treat wood. Major customers include Aljoma Lumber, BB&S Treated Lumber of New England, Coos Bay Lumber, Eastex Forest Products, Georgia-Pacific Corporation, Koshii Preserving Co. Ltd., Sunbelt Forest Products. Customers of our inorganic chemicals product line include Degussa AG, Rohm and Haas Company, Uniroyal Chemical Company, Inc. and W.R. Grace & Co. Each of these companies has been our customer for at least 10 years.

  Clay-based Additives

        Our Clay-based Additives business line is a developer and manufacturer of specialty clay-based rheological additives. These additives are used in a wide variety of products and applications to modify viscosity, thickness and flow characteristics, keep solids in suspension, maintain levels of coloration with a lower amount of pigment, and collect suspended solids into larger particles. End-products in which these additives are used include industrial and architectural coatings, oilfield drilling fluids and carbonless copy paper. The principal end-uses for Clay-based Additives' products are paints, inks and paper-making, household care products, oilfield fluids and other end uses.

        During the last several years, we have strategically refocused Clay-based Additives' operations by discontinuing or divesting commodity-based, undifferentiated product lines, while providing significant new capital and research and development for the creation of new high-growth and high-margin products for selected industries. As a result, this business line has developed a number of new value-added products and applications. One of Clay-based Additives' recently developed applications is the use of our Laponite synthetic clay as a retention aid in the paper-making process. In addition, we are currently developing new products, including anti-static coatings for paper and variants of Laponite to replace current types of thickeners in personal care products. Other products recently introduced by Clay-based Additives include Garamite, a cost-effective and easy-to-use thickener which provides low volatile organic compounds capability compared to traditional additives used in the manufacture of fiberglass composites; and Cloisite, used in the manufacture of nanocomposite plastics, which are specially engineered composite materials exhibiting superior mechanical, barrier and fire resistant properties compared to traditional plastics and which result in lighter plastic end products. In 2001, our Clay-based Additives business working with General Motors introduced the first commercial exterior automotive application of a new lightweight nanocomposite material based on Cloisite nanoclay on the step assist of the GMC Safari and Chevrolet AstroVan. In addition, in January 2004, General Motors adopted this lightweight nanocomposite technology for the body side molding of the 2004 Chevrolet Impala, GM's highest volume car.

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  Principal Products

        Coatings and Inks.    We offer a comprehensive line of additives which modify the viscosity, flow and suspension properties of coatings and inks, including Claytone for the manufacture of special purpose coatings, such as bridge, marine and maintenance paints, and architectural coatings, and Laponite for the manufacture of automotive coatings. Our Garamite additives are used in the manufacture of high solids, low volatile organic compounds epoxy coatings for industrial applications.

        Paper-Making.    We serve the paper industry with a growing product line that includes bentonite retention aids, which are used in the paper-making process to reduce fiber losses and aid in water drainage from the sheet, and an additive which provides fade-resistant color for carbonless copy paper. We also produce a form of Laponite which is used in the production of clear, flexible and moisture-resistant films and coatings with conductive, anti-static and anti-sticking properties, that are used in the manufacture of specialty photographic and anti-static papers, ink jet papers and anti-static packaging.

        Consumer and Household Care Products.    We develop and manufacture a wide range of natural clay-based rheology modifiers, including Gelwhite and Bentolite, for the consumer and household care markets. In addition, Laponite also has functional properties that improve the performance of a wide range of consumer products, such as personal care products, creams, lotions, cosmetics and hard surface household cleaning products for the kitchen and bathroom.

        Oilfield.    We offer a line of Claytone organoclays, which are a type of specially treated clays, for use in diesel and synthetic oilfield drilling fluids, which help to control viscosity and flow properties. These additives also help to suspend the cuttings in the fluid, so that they can be expelled from the well efficiently. We recently introduced a Garamite additive for use in deep well drilling that requires higher performance.

        Other.    We developed the Cloisite range of clays for the manufacture of nanocomposite plastics. Although Cloisite has not yet been released for large-scale commercial sale, we have entered into a joint development agreement in the United States with General Motors Corporation in connection with our efforts to develop nanoclays for automotive components, such as external trim and facia. In January 2004, General Motors adopted this technology for the body side molding on the 2004 Chevrolet Impala. Cloisite clays are also being evaluated in a wide range of rubber-based formulations for industrial applications. In addition, our Garamite range of clays is used in the manufacture of fiberglass composites.

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  Competition

        Clay-based Additives operates in specialty markets, and competes based on its research and development capabilities, its ability to produce innovative high-value product solutions and technical support. Our direct competitors in these markets include Elementis PLC, R.T. and Vanderbilt Company, Inc. We also compete with manufacturers who produce non-clay-based alternatives to our end users.

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  Customers

        We supply major coatings manufacturers such as Akzo Nobel Coatings bv, BASF Corporation, E.I. du Pont de Nemours and Company, Hempel A/S, PPG Industries Inc., and The Sherwin-Williams Company; paper chemical and paper-making companies such as Arjo Wiggins Appleton Holdings Limited and Ciba Specialty Chemicals Water Treatments Ltd.; ink-makers such as Sun Chemical Corporation; and oil drilling and services companies such as M-I L.L.C. Each of these companies has been our customer for at least 10 years.

  Water Treatment Chemicals

        Our Water Treatment Chemicals business line is a producer of pool and spa specialty chemicals in the United States. This business line also develops and manufactures surface water chemicals. Our pool and spa specialty chemicals, which are primarily non-chlorine based, are all sold under premium brand names as well as private label brands mainly through distributors to pool and spa professionals and retailers that then sell to consumers. The surface water chemicals portion of this business serves the professional aquatic applicator, turf and ornamental, aquaculture, vegetation management and agricultural irrigation industries. In addition to developing and manufacturing surface water chemicals, we offer professional treatment services for lakes, ponds and reservoirs.

        We sell our pool and spa specialty chemicals under a number of premium brands, such as GLB, Rendézvous, Leisure Time, Robarb and Applied Biochemists, as well as under private label brands. In surface water chemicals, our premium branded products include Applied Biochemists, Cutrine-Plus and Aquashade, and we have developed innovative products for surface water treatment, such as Clearigate, an environmentally advanced herbicide for irrigation systems.

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  Principal Products

        Our pool and spa chemicals are primarily non-chlorine based specialty chemicals such as algaecides, clarifiers, fragrances and foam reducers. Our major pool and spa product lines include GLB Pool & Spa, which offers a comprehensive selection of pool and spa specialty chemicals and sanitizers under the GLB and Rendézvous brand names; Leisure Time, which offers a complete spa water care treatment line; and Robarb, which includes Super Blue, a leading water clarifier with over 20 years of history as a brand. In addition, our Applied Biochemists brand offers a full line of pool chemicals including specialty algaecides for service professionals.

        Our surface water chemicals include copper-based algaecides and herbicides to control aquatic plant growth, dyes to control aquatic weed and algae growth, and a range of enzyme and microorganism blends for use in septic and waste water systems. Our surface water treatment product lines include Clearigate which is a patented, environmentally advanced herbicide developed to control nuisance aquatic vegetation especially for the agricultural irrigation market. Our Applied Biochemists brand of surface water treatment chemicals includes specialty algaecides and aquatic herbicides. Cutrine Plus is a liquid algaecide which can be used in a wide range of applications, and Aquashade is a line of aquatic dyes which help to control aquatic plant growth in lakes and ponds.

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  Competition

        We believe that Water Treatment Chemicals is a leading pool and spa specialty chemicals producer in the United States. Other competitors include Arch Chemicals, Inc. and Biolab, Inc. In the surface water chemicals segment, competitors include Baker Hughes Incorporated, Griffin LLC and SePro Group Ltd. Some of our competitors are also customers in other product areas. Competition in these markets is mainly based on brand identity, technical competence, price and customer relationships. In addition, a number of the products in the water treatment chemicals market are subject to governmental environmental regulation and registration requirements, which can affect the ability of other manufacturers to offer competing products.

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  Customers

        The majority of Water Treatment Chemicals' sales are through distributors that then sell to mainly local or regional dealers. We also sell directly to some of the larger pool and spa dealers. Pool and spa specialty chemicals customers include Arch Chemicals, Inc., Keller Supply, Leslie's Poolmart, Inc., South Central Pool Corporation and Sun Wholesale Supply Inc. Surface water customers include Cygnet Enterprises, Inc. and Helena Chemical Company. Each of these companies has been our customer for at least five years.

Specialty Compounds (7% of 2003 pro forma net sales and 5% of 2003 pro forma total Adjusted EBITDA)

        Our Specialty Compounds segment develops and manufactures thermoplastic materials possessing specialized characteristics, such as fire and smoke retardance, reduced weight or barrier properties, which are tailored to the specific needs of each intended end-product. These products are grouped into six key end-product areas: wire and cable, consumer performance products, medical devices, automotive components, regulated packaging and footwear. Specialty Compounds segment had net sales of $171.7 million, $168.8 million and $176.4 million for the years ended December 31, 2001, 2002 and 2003, respectively. Our Specialty Compounds segment accounted for 7% of our 2003 pro forma net sales and 5.1% of our 2003 pro forma total Adjusted EBITDA. See note 10 to Rockwood's consolidated financial statements for additional financial information regarding our Specialty Compounds segment.

        Our Specialty Compounds segment focuses on sales of high margin products and operates as a global specialty performance plastic compounding business. We developed and commercialized SmokeGuard, our specialty compound for use in high-end data and video communication wire and cable, which must meet stringent fire retardant and low smoke generation standards. We also developed a compound for beverage closure seals and caps. This new compound prevents ozone from attacking the cap and seal and does not affect the taste of water and carbonated beverages, therefore significantly increasing the shelf life of these beverages. We also focus on thermoplastic elastomer, or TPE, compounds in our consumer performance and automotive products areas. In addition to our product offerings, we provide strong, comprehensive customer service and technical expertise by developing innovative products to satisfy our customers' unique needs.

        We intend to invest in next generation plastic compounding technologies. For example, in 2003, Specialty Compounds entered into a joint development agreement with E.I. du Pont de Nemours and Company to create, manufacture and commercialize new compounds based on Teflon technologies to further raise the safety and performance standards for a variety of wire and cable compounds. Specialty Compounds is also working closely with Performance Additives to create a patented composite material that exhibits superior flame retardancy for wire and cable jacketing and sheathing.

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  Principal Products

        Wire and Cable Compounds.    We develop and manufacture low-smoke vinyl alloys, such as SmokeGuard, which are used in high-end data and video communication, fiber optic and fire alarm wire and cable; halogen-free plastics, such as Sentra, which are used in industrial, aerospace, shipboard or oil rig cables as well as in communication cables; and a variety of TPE compounds, such as Garaflex, which are used in flexible cords, tray cables, booster cables, welding cables and automotive wiring. We believe that there is significant growth potential for this product line in Europe as a result of the evolution of a common market standard with higher specifications for wire and cable compounds. Unlike in North America, European wire and cable standards dictating certain safety specifications such as fire and smoke resistance have not yet been enacted. However, we anticipate that European legislation mandating specific guidelines for wire and cable will be implemented within the next several years, providing significant new market opportunities for the SmokeGuard and Sentra product lines.

        Consumer Performance Products.    We develop and manufacture custom-made plastic compounds for use in products such as moldings, sealing gaskets, tool handles, writing instruments and ladder feet as well as other TPE-based products. Our product line includes Garaflex, Garaflex V, Garaflex E, GE Series and GM Series. Recently, we have developed a soft-touch compound, Evoprene, that is currently undergoing approval processes for a number of applications, including toothbrush handles and light switch covers.

        Medical Devices Compounds.    We develop and manufacture a series of high-quality polyvinyl chloride, or PVC, compounds which are used to manufacture products such as tubing, disposable masks, and extraction resistant compounds used to make products to handle blood and bodily fluids.

        Automotive Compounds.    We develop and manufacture compounds for interior and exterior automotive applications such as airbag covers, steering wheel covers, gear shift knobs and boots, handle grips, body side molding and window gaskets.

        Regulated Packaging.    Under the Alphaseal trademark, we develop and manufacture specialty closure materials for soft drinks, beer, bottled water, juice, and other beverage applications which have proven their performance, including purity in taste and odor, consistency in the force needed to remove the closures, reliable carbonation retention, and performance on a variety of molding machine types in various applications.

        Footwear Compounds.    We develop and manufacture a broad range of compounds for unit soles, uppers, mid-soles, slippers and heels for the diverse requirements of the footwear market. Applications include industrial boots, deck shoes, casual dress shoes, snow boots, slippers and athletic wear.

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  Competition

        Specialty Compounds' key competitors are Advanced Elastomers Systems, L.P., Colorite Plastics Co., DS Chemie GmbH, European Vinyls Corporation, Georgia Gulf Corporation, Norsk Hydro ASA, PolyOne Corporation, Teknor Apex Company and W.R. Grace & Co., most of which serve only a subset of Specialty Compounds' markets. We believe that only Teknor Apex is active in all of Specialty Compounds' markets. Competition in specialty compounds occurs primarily on the basis of quality, product innovation and the ability to meet demanding customer and regulatory specifications.

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  Customers

        Specialty Compounds sells products to a wide range of customers. Its major customers include Alcoa Inc., Belden/CDT Inc., Berk-Tek Consolidated, Coleman Worldwide Corporation, CommScope/Systimax, Inc., Corning Incorporated and Judd Wire Inc. Each of these companies has been our customer for at least 10 years.

Electronics (7% of 2003 pro forma net sales and 5% of 2003 pro forma total Adjusted EBITDA)

        We supply our customers in the semiconductor and printed circuit board industries with chemicals used in the manufacture of semiconductors, printed circuit boards, and photomasks from our Electronic Chemicals business line, photo-imaging masks from our Photomasks business line, and silicon wafer refurbishment services from our Wafer Reclaim business line. Our Electronics segment generated net sales of $152.5 million, $147.3 million and $143.6 million for the years ended December 31, 2001, 2002 and 2003, respectively. Our Electronics segment accounted for 7% of our 2003 pro forma net sales and 5% of our 2003 pro forma total Adjusted EBITDA. See note 10 to Rockwood's consolidated financial statements for additional financial information regarding our Electronics segment.

  Electronic Chemicals

        Our Electronic Chemicals business line is a producer of process chemicals, known as high purity chemicals, used in the manufacture of semiconductors, with market positions in Europe and Singapore, as well as chemicals used by printed circuit board manufacturers and photomask manufacturers, with market positions in the United States and Taiwan. In addition, we are in the process of expanding our manufacturing capabilities for high purity chemicals in China to enable us to supply this expanding market. We expect this facility to be operational in the fourth quarter of 2004. We also offer related outsourcing services to manage the process chemical needs of semiconductor manufacturers. Electronic

Chemicals' key products include acids, bases, solvents and mixtures used principally for cleaning and etching silicon wafers and printed circuit boards.

        Electronic Chemicals bundles high-quality tailor-made formulations and patented products with technical service and strong systems capabilities. These characteristics also enable us to offer our customers a service we call total chemicals management, through which we are able to manage a customer's supply of electronic process chemicals, including chemicals supplied by third parties, and related logistics.

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  Principal Products

        Printed Circuit Board Chemicals.    We develop and manufacture chemicals for the printed circuit board industry, such as oxide treatments, electroplating additives, etching technology, electroless copper processes, Co-Bra Bond, the newer oxide replacement technology and a proprietary direct metallization process known as Shadow.

        High Purity Chemicals.    We develop and manufacture a wide range of ultra-pure chemicals used in the manufacture of electronic and computer components such as semiconductors, silicon chips, wafers, and liquid crystal displays. These products include chemicals used to remove controlled portions of silicon and metal, cleaning solutions, photoresist strippers, which control the application of certain light-sensitive chemicals, edge bead removers, which aid in the uniform application of other chemicals, and solvents.

        Photomask Chemicals.    We also develop and manufacture a broad range of chemicals used in the manufacture of photomasks. Like the high purity chemicals, these products are subject to strict purity specifications, although these specifications are generally not as stringent as those for our high purity chemicals.

        Electronic Chemicals Services.    We provide a range of analytical, logistical and development support services to the semiconductor industry. These include total chemicals management, primarily offered in Singapore, under which we manage our clients' entire electronic process chemicals operations including providing logistics services, development of application-specific chemicals, analysis and control of customers' chemical distribution systems and quality audit and control of all inbound chemicals, including third party products.

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  Competition

        Key competitors in printed circuit board chemicals are Atotech Deutschland GmbH, Cookson Group plc, MacDermid Incorporated, Rohm and Haas Electronic Materials (Shipley). Key competitors in high purity chemicals include Honeywell International, Inc., Air Products & Chemicals, Inc., Kanto, Mitsubishi Chemical Corporation and Mitsubishi Gas Chemical Company, Inc. The key competitor in photomask chemicals is Air Products & Chemicals, Inc. Competition in this market is based mainly on customer service, product quality and technological advancements.

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  Customers

        We supply our electronic chemicals and related services to semiconductor and printed circuit board manufacturers. Electronic Chemicals' three largest customers in 2003 were Compeq, Motorola, Inc. and STMicroelectronics N.V. Each of these companies has been our customer for at least 10 years.

  Photomasks

        We manufacture photomasks both in Europe and North America under the Compugraphics brand name. Photomasks are a key enabling technology to the semiconductor and integrated circuit industries, and perform a function similar to that of a negative in conventional photography.

        We believe that Photomasks has achieved its success through its technical abilities and product quality, as well as through customer service and its low cost base, both of which have been especially significant in the recent semiconductor industry downturn. We have achieved high standards of specification, quality, delivery and manufacturing efficiency through our use of statistical process control.

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  Principal Products

        We manufacture photomasks, which are used as master images to transfer integrated circuit detail onto semiconductor wafers during the fabrication of integrated circuits and other types of electronic components, such as thin film magnetic recording heads and optoelectronic devices, which emit or detect light. In addition, we refurbish and replace pellicles for photomasks manufactured by us and other photomask manufacturers.

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  Competition

        Photomasks competes primarily with DuPont Photomasks, Inc. and Photronics Inc. Competition occurs primarily on the basis of technical specification, product quality, delivery performance, price and customer service and support.

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  Customers

        Photomasks' customer base includes major semiconductor manufacturers such as Analog Devices, Inc., Philips, Motorola, Inc. and STMicroelectronics N.V., each of which has been our customer for at least eight years.

  Wafer Reclaim

        Our Wafer Reclaim business line is a provider of semiconductor wafer refurbishment services with market positions in the United States and Europe. Silicon wafers that have been used to monitor or test semiconductor manufacturing processes are generally reclaimed and reused as test pieces. We estimate that three out of every ten wafers used in an established semiconductor manufacturing facility are test wafers.

        We work with semiconductor manufacturers to refurbish used test wafers and return them to the manufacturer for reuse in test and process monitor applications. We also believe that we benefit from the fact that many of these semiconductor manufacturers are also customers of Electronic Chemicals and Photomasks and can gain an advantage from these established relationships.

        In January 2003, we announced a $7.0 million expansion and refurbishment project for our Greasque Wafer Reclaim facility located in the South of France. The project focused on increasing capacity and enhancing capabilities, particularly in the area of 8" (200mm) reclaimed silicon wafers. The project was completed in September 2003. We believe that as a result of this project we enhanced our ability to penetrate the European marketplace for 8" (200mm) wafers, as well as maintain our market share in the refurbishing of 6" (150mm) wafers. We have increased our 8" (200mm) capacity from 370,000 to 550,000 wafers per year to meet future market demand. In December 2003, we acquired a majority interest in iSILTEC (Innovative Silicon Technologies), a wafer reclaim business in Germany that is capable of reclaiming next-generation 12" (300mm) wafers.

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  Principal Products

        Wafer Reclaim does not manufacture products, but rather is a service business that refurbishes used wafers for global semiconductor manufacturers and returns them for reuse in the testing process. We clean and inspect the wafers, restore surfaces, and remove film from the wafer surface in order to improve the performance of the wafer. We have the ability to reclaim 4" (100mm), 5" (125mm), 6" (150mm) wafers and higher margin 8" (200mm) wafers.

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  Competition

        Wafer Reclaim's primary competitors include Hamada Heavy Industries Limited, Kobe Precision Inc., Mimasu Semiconductor Industry Co. Ltd. and Rasa Industries Limited and Pure Wafer. We also compete to a degree with manufacturers of virgin test wafers. The primary bases of competition for this business line are quality of service and price.

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  Customers

        Wafer Reclaim's customers include most of the major semiconductor producers including Analog Devices, Inc., Atmel Corporation, Cypress Semiconductor Corporation, Intel Corporation, International Business Machines Corporation, International Rectifier Corporation, Microchip Technology Incorporated, Motorola, Inc., National Semiconductor Corporation, Philips Semiconductors, STMicroelectronics N.V. and Tower Semiconductor Ltd. Each of these companies has been our customer for at least 10 years.

Specialty Chemicals (27% of 2003 pro forma net sales and 29% of 2003 pro forma total Adjusted EBITDA)

        Our Specialty Chemicals segment, which we acquired in the Dynamit Nobel Acquisition and operates under the Chemetall brand name, develops and manufactures metal surface treatment products and services, lithium chemicals and fine chemicals for a wide range of industries and end markets. This segment is comprised of two business lines: (1) Surface Treatment, which supplies surface treatment products and solutions for metal processing industries; and (2) Fine Chemicals, which supplies lithium products across the entire value chain from raw materials to specialty lithium compounds and advanced metal-based specialty chemicals to niche markets. Our Specialty Chemicals segment generated net sales of $557.7 million and $568.2 million for the years ended September 30, 2001 and 2002, respectively, and $659.7 million for the year ended December 31, 2003. Our Specialty Chemicals segment accounted for 27% of our 2003 pro forma net sales and 29% of our pro forma total Adjusted EBITDA.

  Surface Treatment

        We believe that our Surface Treatment business line is a leading global supplier of surface treatment products and solutions. Surface Treatment's products are used for a variety of applications and serve the automotive, aerospace and general industrial markets, including steel and metalworking industries. This business line supplies more than 5,000 different products, many of which are based on proprietary formulations and extensive application know-how, to over 30,000 customers and operates in 27 different locations in over 20 countries. Surface Treatment operates along the following four business divisions based on its core end-markets: (1) Advanced Technologies; (2) Performance Products; (3) Automotive Technologies; and (4) Systems Technologies.

        In Surface Treatment, we develop and supply products and solutions that are customized for individual customers and applications. Our products and solutions are critical to many areas of the metal processing industry because they protect metals from corrosion, facilitate forming and machining, allow parts to be processed in a clean and grease-free environment and ensure good coating adhesion. As an integrated part of the business, we also offer a full range of customer services, including process control and analysis of chemical baths at clients' facilities.

        Surface Treatment competes in markets characterized by significant barriers to entry, including integrated raw material sources, proprietary manufacturing technologies and know-how, demanding product-handling requirements, rigorous product quality and performance standards and specifications and longstanding service-intensive customer relationships. In order to remain competitive, we are currently focused on developing new products, improving process technologies and expanding our customer base and broadening our technology capabilities in existing and new markets through internal research and development. For example, we have recently introduced new generations of organic coatings for coil manufacturers and iron phosphating products for the smaller customer market in the United States. We currently have a number of significant joint ventures across Asia and Eastern Europe, which we believe provide us with the opportunities to further penetrate these high growth regions.

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  Principal Business Divisions

        Advanced Technologies.    Advanced Technologies comprises four separate units;

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  Automotive suppliers.    We offer cleaning and pretreatment products and services to automotive parts manufacturers for use in the making of automotive parts, such as axles, seats and other metal components. We believe that products for the treatment of steel and aluminum wheels, including a new generation of products based on self-assembling molecules, represent an attractive growth area in this market.

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  Cold forming.    We provide products and services used to facilitate the cold forming of tubes, wire drawing and cold extrusion of metal.

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  Coil.    We provide products and services used in forming, cleaning and pretreating metal sheets used in the production of steel and aluminum coil.

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  General industry.    We offer a range of products and services to a broad range of industrial end-markets that have metal surface treatment applications, including cleaning, activation, conversion coating and final rinsing. Markets include household appliances manufacturing, can producers, heating, ventilation and aluminum finishing markets.

        Performance Products.    Performance Products serves the largest number of customers among Surface Treatments' business units. In Performance Products, we develop a wide range of products such as cleaners, iron phosphates, coolants, paint strippers and flocculants for diverse end-markets, which include various types of small-to-medium sized users of cleaners and other surface treatment products. We have recently introduced a new generation of iron-phosphating products in the U.S. market, which we expect will drive significant growth in the next few years.

        Systems Technologies.    We provide surface treatment products and solutions for automotive OEMs, including an entire range of products and services for use in the "paint shop" step of car body manufacture. The products and services we provide typically represent a low percentage of total car body production costs, but have high value in terms of corrosion protection and surface quality. Major applications include car body pretreatment (zinc phosphating) and paint coagulation. Our services typically include intensive process control and chemical management function in the customers' production processes.

        Aerospace Technologies.    We provide products and services for aerospace OEMs, airlines and maintenance companies. Aerospace Technologies focuses on four major application areas: cleaning; corrosion protection; maintenance chemicals; and sealants. Cleaning products are used for the interior and exterior cleaning of airplanes. Corrosion protection products include waxes used to protect airframes. Maintenance chemicals for aircraft engines and turbines include high performance cleaners and products for non-destructive testing of engines. Aircraft sealants provide high technology sealing solutions for airplanes and are expected to contribute significantly to growth in the next few years. This business division operates in a very specialized niche market and produces specialty products, which are similar to metal surface treatment products but are used on the glass substrates, for glass manufacturers including specialty cleaners, polishing products, cutting oils and cooling lubricants.

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  Competition

        We believe that the top five competitors in the global metal surface treatment market held an estimated 90% market share in 2003. We believe that Henkel is the global market leader, followed by Surface Treatment. The remaining competitors include Japan-based Nihon Parkerizing, PPG and Nippon Paint. Competition in this market is based primarily on customer service, product quality and technological capabilities.

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  Customers

        Surface Treatment serves a diverse customer base. Surface Treatment's largest customers include Daimler Chrysler AG, General Motors, RNUR (Renault), Usinor/Aralor and Volkswagen AG. The composition of the customer base varies widely by business division. Advanced Technologies business division serves approximately 7,500 customers globally in a broad range of industries. Performance Products business division serves approximately 39,500 small and mid-size customers. Automotive Technologies business division serves approximately 20 customers, primarily global OEMs, and Aerospace Technologies business division serves approximately 3,500 customers worldwide.

  Fine Chemicals

        We believe that Fine Chemicals business line is the leading global producer of basic and specialty lithium compounds and chemicals and advanced metal-based specialty chemicals. Fine Chemicals develops and manufactures a broad range of value-added lithium compounds, including lithium carbonate, lithium hydroxide, lithium nitrate, lithium chloride, butyl lithium and lithium aluminum hydride. Lithium is a key component in products and processes used in a variety of applications and industries, which range from lithium batteries, high performance greases, thermoplastic elastomers for car tires, rubber soles and plastic bottles to intermediates for the pharmaceutical industry. In our Fine Chemicals business, we operate our lithium business along the following four business divisions reflecting its core end-markets: (1) Life Sciences; (2) Base Chemicals; (3) Elastomers; and (4) Electronics.

        Elemental metal, which is the primary raw material source for all lithium chemicals, is found in only a small number of locations, including, most importantly, the Atacama Desert in Chile. We have a long-term contract with the Chilean government to mine elemental lithium from brine in the Atacama Desert, which we believe provides us a secure long-term access to lithium brine. Lithium brine is typically formed into lithium carbonate, which can be resold or used as a raw material in producing more specialized forms of lithium-based materials. Lithium carbonate is used as a primary raw material in many of the lithium compounds we develop and is produced in-house. We have developed an integrated, low cost manufacturing capability based on a range of proprietary technologies and advanced equipment, including brine processing technology and aqueous chemistry for a broad variety of lithium salts. In addition to developing and supplying lithium compounds, we provide technical service, including training of customers' employees, for handling reactive and air-sensitive lithium products. We also offer our customers recycling services for lithium-containing by-products resulting from the synthesis of organolithium products. Product quality is critical in the life sciences, elastomers and electronics industries, which ensures customer loyalty. We believe that these services based on our ability to handle highly reactive compounds in large quantities serve as an important barrier to entry and help ensure customer retention. In Lithium, we plan to continue to focus on the development of new products and applications. Over the last 20 years, the use of lithium products has grown substantially in a variety of applications, such as life sciences and electronics, largely as a result of innovation and product development. Currently, we are in the process of developing lithium compounds for several near- to medium-term, new and potentially high growth applications such as fuel cells, electric vehicles or lithium-aluminum alloys.

        Fine Chemicals also develops and manufactures advanced metal-based specialty chemicals along two business divisions based on its principal product groups: (1) Metal Sulfides, which develops and manufactures natural and synthetic metal sulfides used in brake pads and clutch facings and cutting and grinding wheels and (2) Special Metals, which develops and manufactures cesium products for the chemical and pharmaceutical industries and zirconium and titanium products for the airbag industry. Fine Chemicals is the only commercial producer of certain metal compounds, which are used for X-ray image intensifiers and displays for digital X-ray technology. In addition to the development and manufacture of its products, Fine Chemicals has trading and service activities comprising of trading of zinc chemicals and merchandising products in the NAFTA market.

        In our metal-based specialty chemicals business, we are well positioned in the field of metal sulfides and special metals, offering a broad range of products and fully integrated production processes, as a result of which we are a single source supplier for many of our customers. Fine Chemicals benefits from a long-standing expertise in handling, processing and developing new specialty metal products. Fluctuations in purity grades of the products can lead to significant losses in customer's production processes. Fine Chemicals has a reputation among its customers for consistently producing highly customized, quality products. We have had strong sales growth over the past three fiscal years in our metal-based specialty chemicals business, driven by the shift towards synthetic sulfides in brake pads. Currently, we are the only supplier of synthetic metal sulfides for use in brake pads. In addition, we hold several key patents, which, we believe, gives us a competitive advantage in the fast growing synthetic metal sulfides market. In order to further strengthen our competitive position in metal-based specialty chemicals market, we are focused on the production of next generation of synthetic metal sulfides, low oxygen metal powders, powder suspensions in organic liquids and new cesium products for organic synthesis and aluminum brazing. We also continually monitor our customers' industries for potential new applications for our products and often achieve a sole supplier position by being the first to offer our products to potential new customers. In addition, we plan to expand our business by penetrating growth areas such as the United States and Asia.

        We believe that demand for metal sulfides and, in particular, metal sulfides will increase significantly in the future as a result of the continuing substitution of asbestos-based friction linings, transition from naturally occurring sulfides to synthetic sulfides worldwide and the transition from drum to disk brakes in Asia and the Americas. We also believe that the market for cesium compounds will grow as a result of new applications being developed in the chemicals industry, the pharmaceutical industry, the defense industry and for use as catalysts. As a result of our competitive strengths as a supplier of synthetic sulfides, we believe we are well-positioned to take advantage of this market trend.

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  Principal Business Divisions

  Lithium

        Life Sciences.    We develop and manufacture lithium compounds and other products for life science applications, such as special reagents for the synthesis of drug intermediates as well as for the flavor and fragrances industry. The two principal lithium compounds are butyllithium and lithium aluminum hydride, in which we believe we have strong market positions. Various other compounds include lithium metal, grignard reagents and alkoxides. Development of life science applications usually requires regulatory approvals, such as FDA approvals. Our research and development team often works closely together with research and development departments of pharmaceutical companies, especially in the European market in order to develop products and solutions tailored for the customers' needs.

        Base Chemicals.    We develop and manufacture basic lithium compounds which serve a wide range of industries and applications. Our products include (1) lithium carbonate, which is used as a fluxing agent for enamels, glass and ceramic production to lower process temperature in aluminum electrolysis, and as a cement additive for construction applications; (2) lithium hydroxide, which is principally used in high performance greases for automotive and industrial applications; (3) lithium nitrate, which is principally used in rubber industry and (4) lithium chloride, which is principally used in gas and air treatment.

        Elastomers.    We develop and manufacture high-technology lithium compounds for use in rubber and elastomer applications. Our main product, butyllithium, is used as a polymerization initiator for synthetic rubber and thermoplastic elastomers. Generally, these products require a high degree of handling, transport and application know-how and customer service due to their high reactivity. We benefit from being the only supplier with butyllithium manufacturing facilities in all three major geographic regions with plants in the United States, Germany and Taiwan.

        Electronics.    We develop and manufacture lithium products for electronic applications, mainly for the primary (disposable) and secondary (rechargeable) battery industries. Our major product is lithium metal, which is used as anode material for primary batteries. Lithium ion-based batteries are used extensively in consumer electronics, such as mobile phones, camcorders and laptops. We are currently developing a new generation of lithium compounds for the secondary battery market, which, we believe, has the potential to drive significant growth in the future.

  Metal-based Specialty Chemicals

        Metal Sulfides.    This business division has two major product lines: friction stabilizers and abrasive additives. Friction stabilizers enhance the power and performance of brake pads and clutch facings and primarily serve the automotive supplier industry while abrasive additives are additive compounds. When bound with synthetic resin, additive compounds act as active fillers in cutting wheels, enhancing cutting effectiveness and tool life of cutting and grinding wheels and primarily serve the mechanical engineering industry. The demand for metal sulfides is driven primarily by the demand in the automotive supplier industry.

        Special Metals.    In this business division, we develop and manufacture a unique range of products based on special metal compounds derived from cesium, rubidium, titanium, zirconium and barium. These products are used in highly specialized, technology-driven end-applications such as X-ray diagnostic systems, airbags, television cathode ray tube and vacuum lamps and serve various end-markets, such as chemical, pharmaceutical, metallurgical, automotive, electronics and pyrotechnical industries.

        Rubber Chemicals.    In this business division, we develop and manufacture products for the rubber and latex industry such as high-speed vulcanization accelerators that are used in latex and solid rubber production and processing. In addition, this business division produces antioxidants that are used in the production and processing of natural and synthetic rubbers, thermoplastic materials and adhesives, and plasticizers that are used for rubber production.

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  Competition

        Lithium.    We believe the global lithium market consists of three major producers and a number of other small producers. We believe that we are the global market leader in the lithium market with an estimated market share of over 50%. While we offer a diverse range of products from raw materials to specialty lithium compounds, FMC offers mainly specialty lithium compounds and SQM offers a more limited product line focused on basic lithium compounds. Competition in this market is based on product quality, reliability of products and customer service.

        Metal-based Specialty Chemicals.    We believe that in the metal-based specialty chemicals business, Fine Chemicals has a leading market position in its niche markets. It has a leading position in friction materials and is the only supplier offering a full product range of friction stabilizers and abrasive additives based on metal sulfides. Most competitors only offer single product lines in this market. Key competitors include: Dow Corning, Frimeco, Solvay, American Minerals, SASS, and Secoto in Metal

Sulfides division and Cabot and SAES in Special Metals division. Competition in the metal-based specialty chemicals markets in which Fine Chemicals competes is based on product quality and product diversity.

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  Customers

        Fine Chemicals serves approximately 1,000 customers worldwide in its lithium business and 700 customers worldwide in its metal-based specialty chemicals products business. Fine Chemicals' customers of lithium products include Bayer CropScience, Kraton Polymers U.S. LLC, SQM Nitratos S.A. and DSM. Fine Chemicals' largest customers of metal-based specialty chemicals products include Bayer.

Pigments (16% of 2003 pro forma net sales and 16% of 2003 pro forma total Adjusted EBITDA)

        Our Pigments segment, which we acquired in the Dynamit Nobel Acquisition and operates under the Sachtleben brand name, is a leading producer of high quality chemical products with a unique range of small inorganic particles that add significant value to customers' products and enhance the economics of customers' production processes. Pigments comprises three business lines: (1) Titanium Dioxide; (2) Functional Additives; and (3) Water Chemistry. Our Pigments segment generated net sales of $319.5 million and $321.3 million, respectively, for the years ended September 30, 2001 and 2002 and $381.8 million for the year ended December 31, 2003. Our Pigments segment accounted for 16% of our 2003 pro forma net sales and 16% of our 2003 pro forma total adjusted EBITDA.

  Titanium Dioxide

        Our Titanium Dioxide business line is a leading producer of specialty grade titanium dioxide (TiO2), serving a wide variety of customers in the synthetic fibers, plastics, paints, coatings, life sciences, cosmetics, pharmaceuticals and paper industries. TiO2 is a fine white powder that derives its value from its unparalleled whitening strength and opacifying ability, which is commonly referred to as hiding power. Our Titanium Dioxide business line's principal products include TiO2 in anatase form, TiO2 in rutile form and titanium specialties. This business line also provides recycling services for sulfuric waste acid.

        There are two ways of producing TiO2: the sulfate process and the chloride process. The chloride process permits production of only rutile TiO2 and is primarily suited for large volume production of standard TiO2 grades. The sulfate process is capable of producing both the rutile and anatase grade of TiO2. Approximately 58% of the globally installed TiO2 capacity uses the chloride process with the remaining using the sulfate process. Unlike rutile grades, anatase grades can only be made through the sulfate process. We employ sulfate process for TiO2 production and thus, the output from approximately 58% of the globally installed TiO2 production capacity does not compete with our anatase products.

        We believe that we have a competitive advantage in fiber anatase production and special high margin anatase applications based on our strong technological capabilities, long-term customer relationships and extensive test runs with regular monitoring of product and process parameters. While representing a negligible part of the fiber material cost, TiO2 application know-how is critical for the production of a value-added product without production interruptions. Due to the process critical nature of the TiO2 in man-made fiber production, customers demand a longstanding anatase application track record. For over thirty years, we have worked closely with fiber producers on the optimization of their product and processes and thereby have built up a significant wealth of customer-problem solution know-how. We intend to grow our Titanium Dioxide business line by focusing the rutile business on selected markets and applications, increasing production capacity by means of enhancing our manufacturing processes and further developing our titanium specialties business.

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  Principal Products

        TiO2 in Anatase Form.    We develop and manufacture anatase TiO2 pigments. These pigments can only be produced by the sulfate process and are sold primarily to the global synthetic fiber industry, as well as paper, food and pharmaceutical industries. Our anatase pigments, sold under the brand name Hombitan®, are the leading global selling TiO2 product for applications in the synthetic fiber industry. For synthetic fiber manufacturers, any production downtime is very costly, and the usage of not perfectly formed or homogenous anatase TiO2 crystals can result in excessive equipment wear and breakdowns. Therefore, while anatase TiO2 pigments represent a small portion of overall material costs to synthetic fiber manufacturers, they represent a critical component to the manufacturing process due to quality and value added to the end product. We believe our Titanium Dioxide business line produces a high quality anatase TiO2 and supplies most major producers of synthetic fibers.

        TiO2 in Rutile Form.    We develop and manufacture rutile TiO2 pigments, which are mainly used in special applications such as selected coatings, paints, plastics and laminated paper production processes. In this product area, we are geographically focused on the European market. Rutile-based TiO2 pigments generally possess performance characteristics different from anatase-based pigments. Rutile-based pigments significantly improve the weatherability and durability of polymer products by providing protection against yellowing and preventing embrittlement of the material. Our rutile grades are state of the art products and are used in applications with high technical requirements. However, given the relatively higher selling price of the anatase-based TiO2 pigments, we produce rutile-based TiO2 mainly in order to fully utilize the production capacity of our plant.

        Titanium Specialties.    Our titanium specialties products primarily include "nano-particles", which are exceptionally fine-particled, transparent and easy-to-use pigment formulations that are used across a large and diverse range of applications in small volumes. For example, the specialty grade TiO2 products are used as UV-absorbers in sun protection cosmetics. In addition, the new nano-particles form the basis for innovative wood-protection agents and innovative color variations, by the paints and coatings industry. Other uses include catalysts, gas cleansing, photocatalysts and intermediates for special ceramics.

        Recycling Services.    We operate a recycling waste acid recovery plant in Europe in our production facility in Duisburg, Germany. The sulfuric waste acid, which results from the production of TiO2, is recycled and used in the production process. This service is also offered to other TiO2 manufacturers in Europe, and we have a long-term contract with one of our competitors to provide this service.

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  Competition

        Titanium Dioxide's key competitors include: (1) Fuji Titanium, Kronos and Titan Kogyo for anatase-based TiO2; (2) DuPont, Millennium, Kerr McGee, Huntsman, NL Industries and Kemira for rutile-based TiO2; (3) Kemira, Tayca, Ishihara and Degussa for TiO2 specialties; and (4) captive capacity of manufacturers for recycling services. Competition in the markets in which Titanium Dioxide competes is generally based on technological capabilities, product quality, price in rutile form and customer service.

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  Customers

        Titanium Dioxide has a diverse customer base. Titanium Dioxide's customers include Kronos-Titan and Smurfit.

  Functional Additives

        Our Functional Additives business line is a leading global manufacturer of barium-based and zinc-based inorganic fine white pigments and additives. The main function of these products is to improve brilliance of colors and shine of coatings, improve the mechanical strength of plastic parts and prevent degradation due to exposure to light. Our Functional Additives business line serves diverse end-markets, including the plastics industry, the coatings industry and the pharmaceutical industry.

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  Principal Products

        Barium-based Additives.    We produce highly dispersed powders of barium sulfate and are the largest global producer of precipitated synthetic barium sulfates (Blanc Fixe). We provide a unique range of barium-based additives customized for applications in coatings, plastic, colorants, lubricants, PVC stabilizers and thermoplastics, fibers and paper to improve optical, chemical and mechanical properties. We also produce an X-ray-grade barium sulfate used as contrast agent in medical applications, such as X-rays for the stomach and intestine area. The barium-based products also include nano-particle barium sulfates, which are mainly used in coatings and plastics. Barium hydroxide grades are used as intermediates, including for the production of PVC stabilizers and as an additive in phenolic resin synthesis, including for the production of phenolic-resin-based plastics used for sanitary products and electrical insulations.

        Zinc-based Additives.    We believe we are also a leading producer of pure zinc sulfide pigments, mainly used in glass fiber reinforced plastic parts and coatings and a leading supplier of Lithopone, a white zinc sulfide pigment, which is used in plastics and coatings. Lithopone is manufactured by our Huali Sachtleben joint venture in Guangzhou, China.

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  Competition

        Key competitors for barium-based additives include Solvay, Gruppo Chimico Dalton, Sakai Chemical and Chinese barium-producers. Key competitors for zinc-based additives include Chinese lithopone producers. Competition in the functional additives market is primarily based on application know-how, brand recognition, product quality and, to a certain extent, price.

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  Customers

        Functional Additives has a diverse customer base. Functional Additives' customers include duPont and Ampacet.

  Water Chemistry

        Our Water Chemistry business line is a leading manufacturer of polyaluminium chloride, or PAC, and polyaluminium nitrate, or PAN, based flocculants. Flocculants are added to water to improve its purity before, during and after its use in industrial, commercial and municipal applications. PAC flocculants are widely used in public, industrial and swimming pool water treatment and as a process agent in the paper industry.

        We believe we have achieved a strong market position in Europe due to our comprehensive customer service arrangements, well-established brand names and favorable cost structure. Customers in this market increasingly prefer full service offers, which include supply of water treatment chemicals together with services. Given this market trend, we believe that our ability to provide full services will help us maintain our market position. We also believe that demand for PAC flocculants will increase as a result of increased demand from the paper industry and moderate growth in public water treatment.

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  Competition

        Our Water Chemistry business line competes in a €190.0 million niche market for inorganic flocculants in Europe. The relevant market is geographically constrained by an approximately 300 mile radius around the production plant because the delivered product contains 80 to 90% water, and transportation over longer distances is uneconomical. Key competitors of this business line include Kemira, Rhodia ECO Services, TotalFina Elf and Israel Chemicals/Giulini. Competition in the water chemistry market is primarily based on customer service, brand recognition and location.

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  Customers

        Water Chemistry has a diverse customer base. Water Chemistry's customers include Sappi and Stora Enso.

Advanced Ceramics (12% of 2003 pro forma net sales and 14% of 2003 pro forma total Adjusted EBITDA)

        Our Advanced Ceramics segment, which we acquired in the Dynamit Nobel Acquisition and operates under the CeramTec brand name, is a leading global producer of high-performance advanced ceramics materials and products. Advanced Ceramics serves four principal end-markets: (1) electronics; (2) industrial; (3) automotive; and (4) medical, with strong market positions in various niche markets such as medical products, cutting tools and mechanical applications. Advanced Ceramics segment generated net sales of $266.9 million and $224.8 million, respectively, for the years ended September 30, 2001 and 2002 and $286.0 million for the year ended December 31, 2003. Our Advanced Ceramics segment accounted for 12% of our 2003 pro forma net sales and 14% of our 2003 pro forma total Adjusted EBITDA.

        The global ceramics market comprises products and components based on inorganic, non-metallic, microcrystalline materials that are manufactured at high temperatures. The global ceramics market can be divided into traditional ceramics, such as bricks, tiles and white ware, and high-performance ceramics, which are ceramic materials and products optimized for special purposes. High performance ceramics have superior physical, electrical, chemical or biological properties as compared to traditional ceramics and competing materials, like metals or plastics. Accordingly, they have increasingly replaced plastics and metals as key engineering materials. We compete in the high-performance ceramics segment of the market, offering a wide range of high-performance ceramics products from sealing discs for sanitary fittings to ceramic components for hip-joint prostheses to injection components for diesel engines based on piezo technology. These products serve the market's needs for materials that are light, strong, corrosion-resistant and capable of performing in high-temperature environments.

        High-performance ceramics materials include ceramic powders, ceramic additives, structural ceramics and functional ceramics. Ceramic powders and ceramic additives are inputs to the manufacturing processes of structural ceramics. Structural ceramics, also called engineering ceramics, take advantage of the mechanical properties such as hardness and wear-resistance to produce load-bearing or engineered components. Due to their resistance to corrosion and heat properties, structural ceramics are also used to perform under special chemical conditions or at high temperatures. We are one of the leading suppliers in the structural ceramics market. Functional ceramics, also referred to as electronic ceramics, focus on the unique electrical and magnetic properties of ceramics. Ceramic applications in electronic components, such as integrated circuit packages, capacitors and transformers, account for the majority of today's high-performance ceramic materials. We believe that increasing demand for electronic components will continue to offer significant growth opportunities for high-performance ceramics, such as piezo ceramics. As a leading supplier of electronic ceramics materials, we believe we are well-positioned to take advantage of these growth opportunities.

        We believe that we have achieved success in the Advanced Ceramics segment as a result of our focus on selected segments of the high-performance ceramics market that are profitable and our close customer relationships. Almost all of Advanced Ceramics' products are made to order, taking into account specific customer requirements. In many cases, our engineers work in close cooperation with our customers during the design and development phase of new products to ensure highest quality and customer satisfaction. Through its extensive experience, Advanced Ceramics has gained detailed expertise and know-how in the applications areas it is active in. We also benefit from a global network of 12 production sites.

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  Principal Products

        Medical.    We currently serve the medical applications market with two product groups: ceramic components for hip-joint prostheses, such as ball heads and liners; and ceramic moulds for high-quality latex gloves. The ceramic components for hip-joint prostheses are supplied to orthopaedic implant manufacturers in the United States and Europe. Besides their high wear-resistance and good friction behavior, high-performance ceramics are biologically inert, making them one of the few materials that are durable and stable enough to withstand the corrosive effects of bodily fluids. As a result, high-performance ceramics are increasingly becoming more common for medical applications, such as for repair and replacement of hips, knees and other human body parts.

        We expect the global market for hip implants to grow by approximately 8% per year over the next ten years, with the largest portion of the growth captured by the North American market. We believe that ceramic-on-ceramic hip implants benefit from additional substitution effects as young people and more active elderly people are better suited to use ceramic implants, given their numerous attractive properties. Currently, the penetration rate for ceramic-on-ceramic hip-implants in Europe is significantly higher than in North America because the first FDA approval for ceramic-on-ceramic hip joint prostheses systems was granted only in 2003. However, given the relative superior performance and positive early acceptance levels in the United States, we expect the market for ceramic-on-ceramic hip joint prostheses systems to grow rapidly over the next ten years. We believe we are well positioned to take advantage of the growing market as we are currently the only manufacturer of ceramic-on-ceramic hip implant components used in FDA-approved hip joint prostheses systems in the United States to date. Given the difficulties and time involved in obtaining an FDA approval, we believe that we will be the sole supplier in the intermediate term. We also enjoy strong relationships with the largest U.S. and European orthopaedics implant manufacturers. In order to expand capacity and complement our existing medical production facility in Plochingen, Germany, we have started to build a new factory at our site in Marktredwitz, Germany, which will exclusively produce medical ceramics and allow us to serve the volumes required by the growing North American market. We expect to commence production in early 2006.

        Electronics.    We develop and manufacture substrates, electrical resistor cores and ceramic tapes as carriers for electronic circuits. Substrates are ceramic plates with electrical, thermal and mechanical properties that serve as carriers in electronic applications. These highly specialized products are used in a wide range of industries, such as automotive, consumer electronics, aeronautics and telecommunications industries. The demand for these products is driven, in large part, by the activity levels of the semiconductor market. We believe that the expected recovery of the semiconductor market, as well as a positive substitution effect for ceramic applications, will increase the demand for our products.

        Cutting Tools.    We develop and manufacture products used in cutting tools, tools and tooling systems. Ceramic material properties such as high melting points, excellent hardness and good wear resistance make ceramics an excellent high-speed cutting tool material. We enjoy a strong market position as a supplier of ceramic cutting tools, tools and tooling systems for high speed processing in the automotive, metalworking and mechanical engineering industries, with automotive OEMs being our main customers. We believe that ceramic cutting tools are benefiting from a positive substitution trend, allowing them to grow faster than the underlying cutting tools market. The longer life and faster cutting speeds possible with ceramic tools allow customers to save costs by increasing their throughput and reducing the downtimes for replacing the cutting tools.

        Mechanical Applications and Systems.    We also develop and manufacture high performance ceramic components that are used in mechanical applications and systems. Key product groups in mechanical systems include cutting blades, drawing and forming tools, drawing cones and capstans, guide elements, precision parts, preforms and friction discs. Mechanical systems include products used in the sanitary fittings and automotive supplier industries in areas where fluids are pumped, compressed or stirred such as bushings, face seal rings, pump components and valve shims and discs. We primarily supply the general industrial machinery, metalworking, automotive and textile industries with a large number of products customized to the customer requirements.

        Industrial machinery has wear parts, such as pump parts and components for paper and textile machinery, which are exposed to abrasive materials and fluids. High performance ceramic components are critical to increasing the durability and performance of machines and plant equipment. The good friction behavior and thermal resistance properties of ceramics reduce the tendency toward deformation of the materials and machinery utilized in production processes.

        Our customers are currently located mainly in Germany and other parts of Europe. However, we plan to expand our geographic reach. For example, we recently opened a new plant in China and plan to grow over the next five years by further penetrating the rapidly growing Asian market.

        Other products.    We also produce various products in other smaller niche markets. Some of these products are used for applications in certain niche markets with limited growth potential, such as electrical/thermal and ceramic metal connections. Other products, such as piezo ceramic components, are used for applications in certain niche markets with significant growth potential the next few years, primarily in the automotive sector.

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  Competition

        Advanced Ceramics' key competitors are Kyocera, CoorsTek, Saint Gobain, Morgan Crucible and NGK. However, each of these competitors has either a different geographical focus or product strategy with respect to small niche applications. Competition in the high performance ceramics market is primarily based on product quality, product specifications and customer service.

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  Customers

        Advanced Ceramics has a diverse customer base. Advanced Ceramics' key customers include Stryker, EPCOS and Texas Instruments.

Custom Synthesis (11% of 2003 pro forma net sales and 12% of 2003 pro forma total Adjusted EBITDA)

        Our Custom Synthesis segment, which we acquired in the Dynamit Nobel Acquisition, develops and manufactures advanced intermediates and active ingredients for the pharmaceutical and performance chemical industries. This segment's primary focus is custom synthesis of complex molecules through multi-step synthesis. Custom Synthesis consists of the following three business lines, each of which has a specific technology focus: (1) Dynamit Nobel Special Chemistry, or DNSC, which specializes in scale-up and commercial production of hazardous chemistry with special expertise in azide chemistry; (2) Finorga, which focuses on chiral technologies, such as asymmetric synthesis, enzyme resolution and multi-column chromatography, or MCC; and (3) Rohner, which offers a range of multi-step synthesis products, including transition metal catalysis, or TMC. With these three business lines, Custom Synthesis is able to offer a comprehensive portfolio of technologies and has the critical size required to supply the large pharmaceutical companies. Custom Synthesis generated net sales of $302.4 million and $307.6 million for the years ended September 30, 2001 and 2002 and $268.4 million for the year ended December 31, 2003. Our Custom Synthesis segment accounted for 11% of our 2003 pro forma net sales and 12% of our 2003 pro forma total Adjusted EBITDA.

        This segment serves customers across the entire life cycle of a pharmaceutical product. Modern drugs require multiple steps of production to create the end product. These steps often involve highly complex chemical reactions. While pharmaceutical companies have the technical capability to carry out certain of these manufacturing steps in-house, they are also using custom synthesis manufacturers to provide additional production capacity and to use creative chemical solutions to reduce the production cost of the intermediates, reduce time to market, and hence the overall cost of the end drug. Typically, pharmaceutical companies will contract for a certain annual volume of one or more production steps for a particular drug based on their expectations for demand for the end-product. Therefore, custom synthesis manufacturers play a critical partnership role for their pharmaceutical customers.

        The intermediates used to produce modern drugs can be characterized by where they lie in the multi-step manufacturing process. Basic commodity intermediates are used in the early steps of the manufacturing process. These intermediates tend to require simple chemistry, have a low unit cost and can be provided by a large number of custom synthesis manufacturers. Barriers to entry for this market segment are low, and competition is primarily based on price. As a result, an increasing proportion of commodity intermediates are manufactured by Asian companies, particularly in India and China, as these companies have a significant labor and overhead cost advantage over North American and European companies. The later stages of the drug manufacturing process involve greater complexity in the chemical reactions necessary to produce the intermediates and a higher level of customization. A much smaller number of custom synthesis manufacturers have the expertise and available production facilities to offer the requisite level of service and volume to the customers. The manufacturing process for advanced intermediates used in pharmaceutical products approved by FDA or other applicable foreign regulatory agencies are also subject to FDA's cGMPs and similar requirements by foreign regulatory agencies. These requirements create additional barriers to entry. Unit prices and barriers to entry are, therefore, much higher in this segment of the market. Custom Synthesis is active in this segment of the market.

        We have a strong research and development team, and four of the five facilities operated by us have implemented standards intended to meet cGMP requirements. Three have been inspected by the FDA and found to be in compliance with cGMP requirements. We have also developed strong customer relationships based on our rapid response to customers, consistent product quality and reliability of supply. Custom synthesis manufacturers tend to have close relationships with their pharmaceutical customers because specific manufacturing and related confidentiality requirements, which are common in the pharmaceutical industry, make substitution by alternative products and suppliers unlikely. Some of our products are thus supplied to customers on a long-term basis or are for patented drugs whose patent expiration is not due for several years and where we act as a key supplier of intermediates. Leveraging our strong technological capabilities and customer relationships, we are currently developing a broad and diversified project pipeline across a number of customers, including advanced intermediates for potential new drugs. We are also focused on continued technological innovation. For example, we are currently introducing or using cutting edge technologies such as diborane chemistry at DNSC, MCC facilities at Finorga and TMC at Rohner.

        Currently, Europe has the highest commercial significance for our Custom Synthesis segment. However, we believe major growth opportunities exist in North America, particularly the United States. Though half of the production capacity for custom synthesis is installed in Europe, the majority of demand originates in North America. We intend to leverage our existing client base in the United States and significant supply relationship with one leading U.S. pharmaceutical company to further penetrate the North American market.

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  Principal Business Lines

        Dynamit Nobel Special Chemistry, or DNSC.    DNSC is a global market leader in hazardous chemistry, focusing on key technologies such as azide, carbon disulfide and diborane chemistries. The majority of compounds manufactured by DNSC is produced for pharmaceutical companies, with the remainder for agrochemicals and other industrial applications. DNSC operates two facilities in Schlebusch (Leverkusen) and Troisdorf, both in Germany. DNSC offers a unique portfolio of core technologies based on hazardous starting materials, including explosive compounds, shock and friction sensitive compounds, highly inflammable gases and liquids, as well as toxic materials. DNSC is a global leader in azide chemistry, which is used to synthesize intermediates of final molecules that have anti-inflammatory, anti-bacterial and blood pressure reducing characteristics. Azide chemistry requires extremely high safety standards, state-of-the art purpose built infrastructure and trained employees. Few companies in Europe and the United States have the capabilities and permits to handle azide chemistry. Hazardous chemistry frequently offers a short and efficient synthetic route for the manufacturing of active pharmaceutical ingredients and advanced intermediates. Pharmaceutical companies are usually neither equipped nor licensed to handle hazardous chemistry in-house. DNSC benefits from its know-how, safety standards, permits and its reputation as a reliable supplier to the pharmaceutical industry.

        Finorga.    Finorga is a leading custom manufacturer of new chemical entities and active pharmaceutical ingredients, involving complex and sophisticated chemical reactions used in multi-step synthesis. Finorga's products are primarily aimed at the pharmaceutical industry, but also include selective fine chemicals for fast growing electronic industry applications, such as liquid crystals. Finorga offers a broad service platform, including quality control, regulatory support, research and development, process transfer, pilot and large scale production. Finorga operates from two separate sites intended to meet cGMP requirements at Chasse-sur-Rhône and Mourenx, both in France. Finorga is contributing to the production of one of the top 10 drugs worldwide.

        Finorga differentiates itself from its competitors through its focus on sophisticated "chiral synthesis" technologies, which includes asymmetric synthesis, enzymatic resolution and MCC. Chiral pharmaceutical compounds typically have two chiral forms, each of which can have different potency and side effects on a patient. Pharmaceutical companies are increasingly focused on isolating and producing the more effective chiral form of the compound, or the "enantiomerically pure" drug. We believe approximately 75% of drugs in the current industry pipeline fall into this category. However, the process of isolating the required chiral form during drug manufacturing requires highly complex chemistry and in the separation and purification of the enantiomers. Finorga is one of only a few companies worldwide to offer MCC chiral separation, which is a highly effective and cost efficient way to separate and purify enantiomers.

        Rohner.    Rohner produces chemicals on a custom synthesis and toll manufacturing basis. Rohner is less focused on the pharmaceutical industry than DNSC and Finorga. Between 2000 and 2002, we invested about €45 million in a new state-of-the-art multi-purpose production facility, which is dedicated to the production of complex molecules and APIs. Rohner's technologies include TMC, which includes asymmetric hydrogenation and metal catalyzed C-C coupling. TMC refers to a technology platform that enables a highly selective and efficient transformation of specific functional groups of very complex molecules. Asymmetric hydrogenation is a technology that enables a synthesis of molecules with a high degree of purity cost-effectively. Metal catalyzed C-C coupling is a technology that helps build important core structures.

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  Competition

        Competition in the market in which our Custom Synthesis segment competes is based on technological capabilities and know-how across a broad range of synthesis technologies, consistent product quality, reliability of supply and ability to meet customers' production demands on a timely basis. Depending on the relevant technology, the main competitors are: Aerojet Fine Chemicals, Avecia, Degussa, DSM Isochem, Lanxess, Lonza, Omnichem, Orgamol and PPG Sipsy.

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  Customers

        Custom Synthesis has a concentrated customer base. In this segment, we have long-standing and well-established customer relationships with some of the largest and most successful pharmaceutical companies, including Altana, BMS, Novartis Pharma AG, Pfizer, Sanofi-Aventis and Schering-Plough.

Raw Materials

        We purchase raw materials and chemical intermediates from a large number of third parties. We have a broad raw material base, with the cost of no single raw material representing more than 3.5% of our pro forma cost of products sold in 2003. Raw materials constituted approximately 45.4% of our 2003 pro forma cost of products sold on the same pro forma basis. The table below lists the most significant raw materials purchased in 2003 from outside sources and the principal products for which the materials were used.

Raw Material	Segment	Products
Titanium-bearing slag	Pigments	Titanium dioxide
Iron oxide	Performance Additives	Iron oxide pigments
Chromic acid	Performance Additives	Wood preservation chemicals
Quaternary amines	Performance Additives	Organoclays
PVC resin	Specialty Compounds	Compounds
Plasticizers	Specialty Compounds	Compounds
Elemental lithium	Specialty Chemicals	Lithium compounds

        Titanium-bearing slag, our largest raw material (in terms of dollars), is the most important raw material used in the production of specialty grade titanium dioxide in our Titanium Dioxide business line. We purchase Titanium-bearing slag annually from two suppliers. Our supply agreement with one of them is for a fixed term until December 31, 2007, subject to automatic annual renewal until December 31, 2011, unless earlier terminated, and contains a fixed price with an annual escalation clause. Our supply agreement with the other supplier is for a fixed term until December 31, 2006 and provides for a fixed price until December 31, 2004. Prices for the years 2005 and 2006 will be negotiated for each of these years.

        Historically, we have received iron oxide, our second largest raw material (in terms of dollars), from multiple sources and have not experienced any significant supply shortages or price fluctuations. Iron oxide is primarily sourced from our plants in the United States, Italy and China, as well as from a third party in India and China. Chromic acid is a commodity chemical used in the formulation of CCA and we have not experienced any significant supply shortages or price fluctuations in the past. We source our chromic acid from Kazakhstan, China, Turkey and the United States through both fixed price and annually adjusted contracts which vary in term from one to three years. As a result of the conversion from CCA to ACQ, our principal raw material for our timber business has shifted from chromic acid to quaternary amines, which we exclusively source, solvents and copper. Accordingly, chromic acid is no longer one of our most significant raw materials. In our Clay-based Additives business line of our Performance Additives segment, quaternary amine is sourced under a long-term contract, which expires in late 2008 and is subject to quarterly adjustment for the price of tallow, the base component of quaternary amine. PVC resin is a commodity product and its pricing is directly related to the price of ethylene and chlorine, as well as PVC industry operating rates and energy prices. Some of the plasticizers we use are generic and considered a commodity product, while others are specific and considered a specialty product. Our supply contracts for plasticizers do not specify a fixed price, and most of them contain market price and discount adjustments.

        Elemental lithium is a primary raw material source for all lithium chemicals and is found in only a small number of locations, including most importantly, the Atacama Desert in Chile. We have a long-term contract with the Chilean government to mine elemental lithium from brine in the Atacama Desert in Chile, which we believe provides a secure long-term access to elemental lithium.

        Major requirements for our key raw materials and energy are typically satisfied pursuant to contractual agreements and medium- or long-term relationships with suppliers. We are not generally dependent on any one supplier for a major part of our raw materials requirements, but certain important raw materials are obtained from a few major suppliers. In general, where we have limited sources of raw materials, we have developed contingency plans to minimize the effect of any interruption or reduction in supply.

        Temporary shortages of raw materials may occasionally occur and cause temporary price increases. In recent years, these shortages have not resulted in unavailability of raw materials. However, the continuing availability and price of raw materials are affected by unscheduled plant interruptions occurring during periods of high demand, domestic and world market and political conditions, as well as the direct or indirect effect of governmental regulations. During periods of high demand, our raw materials are subject to significant price fluctuations, and, in the past, such fluctuations have had an adverse impact on the results of operations of our business. The impact of any future raw material shortages on our business as a whole or in specific geographic regions cannot be accurately predicted.

Intellectual Property

        Our business is dependent to a large extent on our intellectual property rights, including patents, trademarks and trade secrets. We believe that our intellectual property rights play an important role in maintaining our competitive position in a number of the markets we serve. We rely on technological know-how and formulation and application expertise in many of our manufacturing processes in order to develop and maintain our market positions. Where appropriate, we protect our new technology, applications and manufacturing processes by seeking patent protection. We have more than 2,000 patents and patent applications in key strategic markets worldwide, reflecting our commitment to invest in technology and covering many aspects of our products and processes for making those products. We also own and register in multiple jurisdictions numerous trade names and marks applicable to our business and products, which we believe are important to our business. In addition, we have entered into agreements, pursuant to which we license intellectual property from third parties for use in our business and we license certain intellectual property to third parties. We also develop intellectual property with third parties as discussed below in Research and Development.

Seasonality

        There is a seasonal effect on a portion of our sales due to the end-use of some of our products. In our pool and spa chemicals operations in our Water Treatment Chemicals business line of our Performance Additives segment, it is industry standard practice to offer significantly extended payment terms to customers prepared to purchase their spring and early summer requirements in the fourth quarter of the previous year. Following this pattern, the fourth quarter customarily includes large sales and shipments although the associated cash payments are not received until the second quarter of the following year. In addition, our Iron Oxide Pigments and Timber Treatment Chemicals business lines of our Performance Additives segment show some seasonality related to the outdoor construction market. As such, the first quarter has historically been the quarter where we experience the lowest sales. Also, along with the accounts receivable build in the first quarter discussed above, during this quarter we typically build inventory for the pool and spa business, as well as our construction related businesses, in anticipation of increased sales during the spring and summer months. Thus, the first quarter is usually the quarter with the highest working capital requirements for us. Other than these seasonal trends in particular end-use markets, our overall results of operations tend to show few seasonal effects.

Sales and Marketing

        We sell our products and services globally. We generally sell our products and services primarily by using our direct sales forces, although we also sell through distributors in certain of our business lines, such as Iron Oxide Pigments, Clay-based Additives and Water Treatment Chemicals of our Performance Additives segment and Electronic Chemicals business line of our Electronics segment or by using third party sales representatives. Each of our direct sales forces is responsible for marketing only one of our business lines, and is administered pursuant to policies established by the management of that business line. Within each business line, these direct sales forces are organized based on geographic regions, end-use applications or sub-business divisions within the business line. As of August 31, 2004, our in-house sales forces consisted of 1,375 personnel worldwide.

        Our direct sales forces interact with our customers to provide both purchasing advice and technical assistance. In general, our sales forces arrange and coordinate contact between our customers and our research and development personnel to provide quality control and new product solutions. In certain of our businesses, such as Surface Treatment and Fine Chemicals business lines of our Specialty Chemicals segment, most sales managers have a chemical engineering background with advanced degrees and significant technical experience in applying our products, and they play a critical role in developing client relationships and acquiring new clients. Our close interaction with our customers and tailored solutions have allowed us to develop and maintain strong customer relationships as well as focus our sales efforts on those customers who we believe will provide us with higher profit margins in recognition of our superior products, service and technical support.

        Sales in each of our business lines are generally made on a purchase order basis. However, longer term arrangements have been established with certain key customers.

        Our marketing strategy is generally aimed at working directly with customers to gauge the success of our products, evaluate the need for improvements in product and process technology, and identify opportunities to develop new product solutions for our customers and their end-use markets. We also use media activities and lectures and participate tradeshows as part of our sales and marketing effort.

Research and Development

        We are committed to further investing in our asset base and research effort. Our pro forma research and development costs were approximately 2% of our pro forma net sales in 2003. We believe that our research and development costs are a small percentage of our net sales due in part to the fact that we do not allocate expenses to this category unless they relate directly to research and development. We incur certain expenses related to modifications and improvements in current products. In addition, we believe we allocate our research and development resources selectively based on the need and requirements for each business line to develop innovative products. Research and development costs are charged to expense, as incurred. Historically, such costs for Rockwood were $8.0 million, $8.1 million and $8.7 million in 2001, 2002 and 2003, respectively, and such costs for Dynamit Nobel were $27.7 million, $29.4 million and $32.4 million in the year ended September 30, 2001 and 2002 and in the year ended December 31, 2003, respectively.

        The objective of our research and development effort is to develop innovative chemistries and technologies with applications relevant within targeted key markets. Research and development efforts are generally focused on both process development, which is the stage at which products move from development to manufacturing, and new product development. Each business line, however, also has selected long-term strategic projects with the aim to develop new competencies and technologies.

        Each of our business lines manages its own research and development effort and has separate research and development facilities dedicated to its specific area. However, where technologically applicable, advances and findings are shared between business lines to foster greater cross-fertilization of ideas and applications.

        In certain cases, we conduct research and development efforts with third parties, including universities, customers and other entities. We endeavor to obtain ownership of or license on terms favorable to us the intellectual property developed with a third party.

Regulation

  Environmental Regulation

        We are subject to extensive environmental, health and safety laws in the United States, the European Union and elsewhere at both the national and local level. Many of these laws impose requirements relating to clean-up of contamination, and impose liability in the event of damage to human beings, natural resources or property, and provide for substantial fines, injunctions and potential criminal sanctions for violations. Our products, including the raw materials we handle, are also subject to rigorous industrial hygiene regulations and investigation. The nature of our operations exposes us to risks of liability for breaches of these laws and regulations as a result of the production, storage, transportation and sale of materials that can cause contamination or personal injury when released into the environment.

        Environmental laws are subject to change and have tended to become stricter over time. Such changes in environmental laws, or the enactment of new environmental laws, could result in materially increased capital, operating and compliance costs. For example, we may be materially impacted in the future by the Registration, Evaluation and Authorization of Chemicals or "REACH" program which was proposed by the European Commission on October 29, 2003. While it is uncertain as to whether, when and in what form REACH will be finalized and become law, REACH may eventually significantly expand the European Union's regulation of chemicals. As currently proposed, REACH would include requirements that certain manufacturers and importers of chemicals register those chemicals, perform health and environmental risk analyses of those chemicals, and in certain instances, obtain authorizations for the use of the chemicals.

        Environmental laws have a significant effect on the nature and scope of any clean-up of contamination at current and former operating facilities, the costs of transportation and storage of chemicals and finished products and the costs of the storage and disposal of wastes. In addition, "Superfund" statutes in the United States as well as statutes in other jurisdictions impose strict, joint and several liability for clean-up costs on the entities that generated waste and/or arranged for its disposal at contaminated third party sites, as well as the past and present owners and operators of contaminated sites. All responsible parties may be required to bear all clean-up costs regardless of fault, legality of the original disposal or ownership of the disposal site.

        Environmental contamination is known to exist at certain of our present and former facilities, including our facilities located in Turin, Italy, St. Fromond, St. Cheron and Sens, France; Hainhaussen, Troisdorf, Schlebusch, Stadeln, Duisburg, Plochingen, Marktredwitz and Langelsheim, Germany; Boksburg East, South Africa; Pratteln, Switzerland and in the United States, in Valdosta, Georgia, Beltsville, Maryland, Harrisburg, North Carolina, Laurens, South Carolina, Silver Peak, Nevada and La Mirada, California. Soil contamination is also known to exist at our facilities at Chasse-sur-Rhone, France and Sumprek in Czech Republic; however, no further regulatory remedial actions appear to be currently required for these facilities and any liabilities arising from such contamination is covered by indemnity obligations or the previous owners of these facilities. We are currently operating groundwater remediation systems at our Hainhaussen, Troisdorf Valdosta, and Silver Peak facilities as well as our Schlebusch, Plochingen, Marktredwitz and Laurens facilities, for which prior owners or insurers have assumed responsibility and a soil remediation project at our facility in St. Cheron, and we continue to monitor groundwater at the Beltsville facility, which was previously the subject of a soil removal action. Groundwater is also monitored at the St. Fromond facility due to a prior spill and at the Harrisburg facility due to a landfill closure. We are also required to monitor groundwater quality at our facilities at

Mourenx, France and New Johnsonville, United States. We believe that additional environmental studies, and possibly environmental remediations, will be required at the Turin and Harrisburg facilities. We are also in the process of determining appropriate remedial actions with the regulatory authorities at the following locations: Duisburg, Stadeln, Pratteln, Langelsheim and La Mirada. Furthermore, as a result of facility closings, divestitures and offsite disposal activities, we are responsible for the following other matters: contamination beneath divested portions of the manufacturing facility in Troisdorf; contamination at a closed Oakite facility in Houston, Texas and contribution towards the clean-up of three industrial landfills in the Basle, Switzerland area. We are also a de minimis participant in several Superfund matters. Although we cannot provide assurances in this regard, we do not believe that these issues will have a material adverse effect on our business or financial condition. Nonetheless, the discovery of contamination arising from present or historical industrial operations at some of our and our predecessor's former and present properties and contamination at sites we and our predecessor disposed wastes could expose us to cleanup obligations and other damages in the future.

        Pursuant to the Environmental Deed entered into in connection with the KKR Acquisition, Degussa, as successor to Laporte, is required to indemnify us and our subsidiaries for certain environmental matters that relate to the business as conducted prior to the closing of the KKR Acquisition. The Environmental Deed provides that Degussa will indemnify us and our subsidiaries for claims for which notice is given within a period of two years for breaches of representations and warranties and five years for claims related to the contamination of our properties or our subsidiaries' properties (inclusive of contamination which leaks or escapes from our properties or our subsidiaries' properties). These indemnity obligations are subject to a minimum per matter loss of $175,000 and are further subject to a $5.0 million deductible for the indemnity to be available. In addition, the Environmental Deed provides that Degussa will indemnify us and our subsidiaries for claims relating to properties that were formerly owned, occupied or used as of November 20, 2000, as well as properties owned by third parties (inclusive of disposal of waste and certain other identified issues prior to November 20, 2000). The Environmental Deed provides that in this instance, Degussa will be responsible for reasonable costs and expenses incurred. There can be no assurance that Degussa will adhere to its obligations and we may have to resort to legal action to enforce our rights under the indemnities.

        In addition, pursuant to the sale and purchase agreement entered into in connection with the Dynamit Nobel Acquisition, mg technologies and its subsidiary, MG NAH, are required to indemnify us and our subsidiaries for 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to the contamination of our or our subsidiaries' properties, if notified within ten years. If mg technologies and MG NAH's responsibility for contamination matters cannot be proven, a sliding scale reduces the percentage further for each year during the four year period from year six to ten. mg technologies and MG NAH are also obligated to indemnify us for 85% of claims related to legacy site matters, such as environmental matters relating to properties or businesses owned or operated by Dynamit Nobel prior to, but not on, the closing of Dynamit Nobel Acquisition, if notified within ten years. In addition, mg technologies and MG NAH are obligated to indemnify us for 50% of the excess amount of losses over the amount of the related reserves for operational compliance matters, if notified by December 31, 2006, and 50% of the excess amount of losses over the amount of the related reserves (in the case of known claims) and 50% of claims (in the case of unknown claims) related to certain environmental damage claims unknown at the time of the closing of the Dynamit Nobel Acquisition, if notified within ten years. All of these indemnity obligations are subject to different minimum per-claim thresholds depending on whether the matter was disclosed or not, and on the subject matter, ranging between €100,000 and €750,000 (or $120,000 and $900,000 at an exchange rate of $1.20 to €1.00) depending on the type of claim. The indemnity obligations are further subject to certain deductibles, exclusions and limitations. Furthermore, mg technologies and MG NAH are obligated to indemnify us for certain environmental risks arising from certain "shared site" structures for a duration of ten years. This indemnity obligation is not subject to the percentages, de minimis exclusions, deductibles and thresholds described above, and it is not subject to most of the general limitations. In the event we seek indemnity under any of these obligations, there can be no assurance that mg technologies and MG NAH will adhere to their obligations and we may have to resort to legal action to enforce our rights under the indemnities.

  FDA Regulation

        Our Custom Synthesis, Advanced Ceramics and to a lesser extent, our Specialty Chemicals segments are also subject to regulation by the U.S. Food and Drug Administration, or FDA, with respect to certain products we produce, including pharmaceutical intermediates, active pharmaceutical ingredients and ceramic-on-ceramic ball head and liner components used in hip joint prosthesis systems. Foreign, state, local and other authorities also may regulate us and our products. Regulatory agencies have established requirements that apply to the design, manufacture and marketing of pharmaceutical and medical device products. We sell our pharmaceutical intermediates, active pharmaceutical ingredients and ceramic-on-ceramic components to other companies that also may be regulated by such authorities.

        Premarket Approval.    While we are not required to seek FDA approvals for our pharmaceutical intermediates and active pharmaceutical ingredients, the customers to whom we supply such products may be subject to FDA approval requirements prior to testing a new drug on humans as well as marketing a new drug for commercial use in the United States. Our customers with FDA approval for the finished drug may also be required to obtain FDA approval of design, manufacturing or labeling changes to the pharmaceutical intermediates and active pharmaceutical ingredients used in their finished products.

        Medical devices also are subject to extensive regulation by the FDA prior to commercial distribution in the United States, including premarket approval, or PMA, which is required for devices deemed to pose the greatest risk and certain other devices. Our Advanced Ceramics segment currently supplies ceramic-on-ceramic ball head and liner components to manufacturers for incorporation into their total hip prosthesis systems, which are subject to the FDA's PMA approval requirements. In addition, our Advanced Ceramics business or our customers who have obtained PMA approval may be required to obtain FDA approval for changes to the design, manufacturing or labeling of our ceramic-on-ceramic ball head and liner components.

        Compliance Requirements.    Once on the market, drug manufacturers, the suppliers of drug intermediates, and medical device manufacturers are subject to numerous postmarket regulations. For our pharmaceutical intermediates business within our Custom Synthesis segment, we are required to comply with the FDA's cGMPs, which cover all facets of drug manufacturing and distribution including: organization and personnel; buildings and facilities; equipment; control of components and drug product containers and closures; production and process controls; packaging and labeling control; holding and distribution; laboratory controls; recordkeeping and reporting; and returned and salvaged drug products.

        Finished device manufacturers such as our customers who manufacture hip prosthesis systems are subject to the FDA's Quality System Regulation, or QSR, which requires quality assurance practices and procedures that address, among other things: management responsibility, audits and training; design controls; purchasing controls; identification and traceability of components; production and process controls; acceptance activities; handling of nonconforming product; the initiation of corrective and preventive actions; labeling and packaging controls; handling, storage and distribution of products; and complaint handling and record keeping. The FDA does not directly require component suppliers of finished medical devices to comply with the QSR. However, because our ceramic-on-ceramic ball head and liner components are critical elements of hip prosthesis systems, our customers may require us to comply with some or all of the QSR. Moreover, the FDA may in the future take the position that the types of components that we supply meet the definition of a finished device and are thus subject to the QSR. Our current contracts with our customers of ceramic-on-ceramic ball head and liner components require us to comply or assist our customers in complying with various FDA regulatory requirements.

        The FDA's inspectional authority extends to both component suppliers and pharmaceutical intermediates manufacturers. Pursuant to this authority, the FDA has the ability to conduct inspections at our facilities at which we manufacture our pharmaceutical intermediates or ceramic-on-ceramic ball head and liner components.

        If we or our customers violate FDA or other governmental regulatory requirements during either the pre- or post-marketing stages, there may be various adverse consequences. For example, in the United States, the FDA has the authority to impose: fines, injunctions, and civil penalties; recall or seizure of products; operating or import restrictions, partial suspension or total shutdown of production; the FDA's delay in granting approval or refusal to grant approval of new products; or withdrawal of the submission or the approved product from the market.

Employees

        As of August 31, 2004, we had 9,761 employees, with 74.1% located in Europe, 20.4% in the United States and the remaining 5.5% located in the rest of the world. Of our employees, approximately 3,400, or 34.8%, are subject to either collective bargaining agreements or other similar arrangements.

        We observe local customs, legislation and practice in labor relations and, where applicable, in negotiating collective bargaining agreements. Management believes that its relations with employees and their representatives are good. We have not suffered any material work stoppage or strike in our world-wide operations in the last five years.

Manufacturing Facilities

        We are an international business serving customers worldwide. To service our customers efficiently, we maintain 93 manufacturing facilities in 24 countries around the world with a strategy of global, regional and local manufacturing to optimize our service offering and minimize production cost to our customers.

        We are dedicated to maintaining updated and technologically advanced manufacturing facilities. To that end, Rockwood made capital expenditures of $34.5 million, $36.0 million and $34.3 million, for the periods ended December 31, 2001, 2002 and 2003, respectively, to expand, upgrade and maintain our manufacturing capabilities. During this period, we constructed new plants for our Timber Treatment Chemicals business line of our Performance Additives segment in Harrisburg, North Carolina, for Specialty Compounds in Melton Mowbray, United Kingdom and for our wafer reclaim business line of our Electronics segment in Prescott, Arizona and upgraded wafer reclaim facilities and operations in Providence, Rhode Island and Greasque, France. For the years ended September 30, 2001 and 2002 and the year ended December 31, 2003, Dynamit Nobel made capital expenditures of $125.1 million, $112.0 million and $122.0 million, which included expansion of our cGMP production lines and new equipment relating to multi-column chromatography in our Custom Synthesis segment, expansion of our titanium dioxide capacity for our Pigments segment and capacity expansion for our Advanced Ceramics segment. We believe that our plants and facilities are maintained in good condition and are adequate for our present and currently expected future needs.

        The table below presents summary information with respect to the manufacturing facilities we currently operate.

Segment	Country	Location	Leased/Owned	Major Applications/Industry
Performance Additives
Iron Oxide Pigments	Australia	Braeside, Melbourne	Owned	Master batches
	Canada	Bromont, Quebec	Owned	Construction
	China	Xinzhuang, Changsu	Leased	Construction
	Germany	Walluf	Owned	Construction and coatings
		Hainhaussen	Owned	Construction and coatings
	Italy	Turin	Owned	Coatings, specialties and construction
	United Kingdom	Matlock Bath	Leased	Construction
		Kidsgrove	Owned	Coatings, specialties and construction
		Sudbury	Owned	Coatings, specialties and construction
	U.S.A.	Los Angeles, CA	Owned	Coatings, specialties and construction
		St. Louis, MO	Owned	Coatings, specialties and construction
		Beltsville, MD	Owned	Coatings, specialties and construction
		Ocala, FL	Owned	Coatings, specialties and construction
		Cartersville, GA	Owned	Coatings, specialties and construction
		King of Prussia, PA	Owned	Coatings, specialties and construction
Timber Treatment	United Kingdom	Barrow-in-Furness	Leased	Wood preservation and treatment
Chemicals	U.S.A.	Freeport, TX	Owned	Wood preservation and treatment
		Valdosta, GA	Owned	Wood preservation and treatment
		Harrisburg, NC	Owned	Wood preservation and treatment
Clay-based Additives	United Kingdom	Baulking	Owned	Paper-making; metal castings; civil engineering applications; coatings; paper; coatings
		Widnes, Cheshire	Owned	Paper-making; metal castings; civil engineering applications; coatings; paper; coatings
	U.S.A.	Gonzales, TX	Owned	Paints; inks and oilfields; paper-making
Water Treatment Chemicals	U.S.A.	Alpharetta, GA	Leased	Water treatment
Specialty Compounds
	Canada	Stoney Creek, Ontario	Owned	Footwear products, consumer products
	Italy	Azeglio	Owned	Rubber compounds
	United Kingdom	Melton Mowbray	Owned	TPE/Consumer products, packaging products, medical products, automotive products
	U.S.A.	Pineville, NC	Owned	Wire and cable sheathing products; packaging products; medical products in consumer goods products; footwear products; automotive products
		Leominster, MA	Owned	Wire and cable sheathing products; packaging products; medical products in consumer goods products; footwear products; automotive products
Electronics
Electronic Chemicals	France	Saint-Fromond	Owned	Semiconductor manufacturing
		St. Cheron	Owned	Semiconductor manufacturing
	Singapore	Singapore	Leased	Semiconductor manufacturing
	Taiwan	Chung-Li	Leased	Printed circuit boards
	United Kingdom	Riddings	Leased	Semiconductor manufacturing
	U.S.A.	Maple Plain, MN	Owned	Printed circuit boards, semiconductor manufacturing

		Fremont, CA	Leased	Photomasks, semiconductor manufacturing
Photomasks	United Kingdom	Glenrothes, Scotland	Owned	Masks and pellicle replacement
	U.S.A.	Austin, TX	Leased	Repairs
		Los Gatos, CA	Leased	Masks and pellicle application
Wafer Reclaim	France	Greasque	Leased	Wafer reclaim
	Germany	Erlangen	Leased	Wafer reclaim
	United Kingdom	Riddings	Leased	Wafer reclaim
	U.S.A.	Prescott, AZ	Leased	Wafer reclaim
		Providence, RI	Owned	Wafer reclaim
Specialty Chemicals
Surface Treatment	Australia	Bayswater North	Owned	Automotive and advanced technologies
		Girraween	Leased	Aerospace and advanced technologies
	Brazil	Sao Paulo	Leased	Automotive technologies and advanced technologies
	Canada	Bramalea, Ontario	Owned	Advanced technologies, aerospace and performance products
	China	Chonggin	Leased	Automotive and advanced technologies
		Shanghai	Leased	Automotive and advanced technologies
	France	Sens	Owned	Automotive technologies and advanced technologies
		Soissons	Owned	Aerospace
	Germany	Mönchengladbach	Owned	Performance products
		Langelsheim	Owned	Automotive technologies, advanced technologies and aerospace
	Italy	Guissano	Leased	Automotive technologies, advanced technologies, aerospace and performance products
	Mexico	Mexico City	Leased	Automotive technologies, advanced technologies, aerospace and performance products
	Netherlands	Oss	Owned	Automotive technologies and advanced technologies
	Poland	Warszawa	Leased	Automotive and advanced technologies
	Portugal	Mem Martins	Owned	Automotive and advanced technologies
	Singapore	Singapore	Leased	Advanced technologies and aerospace
	South Africa	Boksburg	Owned	Automotive technologies and advanced technologies
	Spain	Canovelles	Owned	Automotive technologies, advanced technologies, aerospace and performance products
	Sweden	Bålsta	Owned	Automotive technologies and advanced technologies
	Switzerland	Dintikon	Leased	Advanced technologies and performance products
	Turkey	Istanbul	Owned	Automotive and advanced technologies
	United Kingdom	Bletchley	Leased	Automotive technologies, advanced technologies, aerospace and performance products
	U.S.A.	La Mirada, CA	Leased	Advanced technologies and aerospace, performance products

		Romulus, NJ	Owned	Automotive technologies, advanced technologies, aerospace and performance products
	Austria	Arnoldstein	Leased	Metal sulphides
Fine Chemicals	Chile	La Negra	Owned	Lithium-carbonate
	Germany	Langelsheim	Owned	Butyl-Lithium, lithium-hydroxide, specialty products, metal and battery, lithium-hydrides, cesium and special metals
	Taiwan	Taichung	Owned	Butyl-Lithium
	U.S.A.	Silver Peak, NJ	Owned	Lithium-carbonate and lithium hydroxide
		New Johnsonville, TN	Owned	Butyl-Lithium and specialty products
		Kings Mountain, NC	Owned	Metal and battery
Pigments
Titanium Dioxide	Germany	Duisburg	Owned/ Leased	Fibers, plastics, paints, coatings and paper
Functional Additives	China	JV in China	Leased	Plastics
	Germany	Duisburg	Owned/ Leased	Coatings, plastics, fibers, paper, pharmaceuticals, PVC stabilizers and glass fiber reinforced plastics
Water Chemistry	Germany	Duisburg	Owned/Leased	Flocculants
		Ibbenbueren	Leased	Flocculants
		Schwarzheide	Leased	Flocculants
Advanced Ceramics
	China	Suzhou	Leased	General industry
	Czech Republic	Sumperk	Owned	General industry
		Dolni Rychnov	Owned	Electronics
	Germany	Plochingen	Owned	Medical, automotive and general industry
		Ebersbach	Owned	Automotive, electronics and general industry
		Lauf	Owned	Automotive, electronics and general industry
		Marktredwitz	Owned	Electronic, automotive and general industry
	Italy	Caravaggio	Owned	General industry
	Korea	Suwon	Leased	Electronics
	Malaysia	Seremban	Owned	Medical
	United Kingdom	Colyton	Owned	Electronics
	U.S.A.	Laurens, SC	Owned	Automotive, electronics and general
industry
		New Lebanon, NY(1)	Owned	Electronics and general industry
Custom Synthesis
DNSC	Germany	Leverkusen-Schlebusch	Owned	Pharmaceutical, agrochemical and others
		Troisdorf	Owned	Agrochemical
Finorga	France	Chasse-sur-Rhone	Owned	Pharmaceutical and others
		Mourenx	Owned	Pharmaceutical
Rohner	Switzerland	Pratteln	Owned	Pharmaceutical, agrochemical and others
(1)
We expect to close this facility in March 2005.

  Legal Proceedings

        We are involved in litigation from time to time in the ordinary course of our business, including with respect to product liability, intellectual property and environmental matters. We may be required to make indemnity payments in connection with certain product liability and environmental claims. See "Risk Factors—Risk Factors Relating to Our Business—Environmental Indemnities—We may be subject to environmental indemnity claims relating to properties we have divested" and "Risk Factors—Risk Factors Relating to Our Business—Product Liability—Due to the nature of our business and products, we may be liable for damages arising out of product liability claims," "Risk Factors—Risk Factors Relating to Our Business—Product Liability—Due to the nature of our business and products, we may be liable for damages arising out of certain indemnity claims." However, we do not believe that there is any such litigation, either individually or in the aggregate, that is likely to have a material adverse effect on our business or financial condition.

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FORWARD-LOOKING STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2004
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Combined Information for the Twelve Months Ended June 30, 2004
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Combined Information for the Six Months Ended June 30, 2004
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES Unaudited Pro Forma Condensed Combined Information for the Year Ended December 31, 2003
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES Notes to Unaudited Pro Forma Condensed Combined Information
Dynamit Nobel Selected Financial Data
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Dynamit Nobel
DYNAMIT NOBEL ACQUISITION
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